EXHIBIT 10.10

REVOLVING CREDIT AGREEMENT

Made as of June 1, 2012

Between

DragonWave Inc.

(“Borrower”)

and

COMERICA BANK

(“Administrative Agent” and “Lender”)

and

EXPORT DEVELOPMENT

CANADA (“Lender”)

EXECUTION COPY

i

EXHIBITS & SCHEDULES

Exhibit A — Form of Request for Revolving Credit
Advance Exhibit B — Form of Revolving Credit Note

Exhibit C — Form of Swing Line Note

Exhibit D — Form of Request for Swing Line Advance
Exhibit E — Form of Notice of Issuance of Letters of Credit

Exhibit F — Swing Line Participation Certificate

Exhibit G — Form of Collateral Coverage Certificate

Exhibit H — Form of Assignment Agreement

Exhibit I — Form of Covenant Compliance Report

Schedule 1.1(11) — Applicable Margin Grid

Schedule 1.2 — Percentages and Allocations of Revolving Credit Commitment Amount

Schedule 1.3 — Compliance Information

Schedule 4.2 — Conditions

Schedule 5.4(2) — Real and Leased Property

Schedule 5.5 — Taxes

Schedule 5.8 — Compliance With Laws

Schedule 5.10 — Litigation

Schedule 5.11 — Consents

Schedule 5.14(1) — ERISA; Canadian Pension Plans

Schedule 5.14(2) — Benefit Plans

Schedule 5.16 — Environmental

Schedule 5.17 — Subsidiaries

Schedule 5.18 — Material Contracts

Schedule 5.19 — Intellectual Property

Schedule 5.20 — Inbound Licences

Schedule 5.21 — Tradenames

Schedule 5.22 — Capital Structure

Schedule 5.25 — Employee Matters

Schedule 7.1(3) — Limitation on Debt

Schedule 7.2(3) — Limitation on Liens

Schedule 7.7(2) — Limitation on Investments, Loans and Advances

Schedule 7.8 — Transactions with Affiliates

Schedule 12.6(1) — Notices

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REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement (“Agreement”) is made as of the 1st day of June, 2012, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”) and DragonWave Inc., as borrower (the “Borrower”).

RECITALS

A.                                   The Borrower has requested that the Lenders extend to it credit and letters of credit on the terms and conditions set forth herein.

B.                                   The Lenders are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1 — DEFINITIONS

Section 1.1 Certain Defined Terms

For the purposes of this Agreement the following terms will have the following meanings:

(1)                                 “Account(s)” shall mean any account or account receivable as defined under the PPSA, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

(2)                                 “Account Control Agreement(s)” shall mean those certain account control agreements, or similar agreements that are delivered pursuant to Section 6.17 of this Agreement or otherwise, as the same may be amended, restated or otherwise modified from time to time.

(3)                                 “Account Debtor” shall mean the party who is obligated on or under any Account.

(4)                                 “Advance(s)” shall mean, as the context may indicate, a borrowing requested by the Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof, or the Swing Line Lender under Section 2.6 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.4, or Section 2.6 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.7(3) hereof, and shall include, as applicable, a US Base Rate Advance, a Eurodollar-based Advance, a Canadian Prime Rate Advance, a CDOR-based Advance and a BBA LIBOR-based Advance.

(5)                                 “Affected Lender” shall have the meaning set forth in Section 12.12 hereof.

(6)                                 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

(7)                                 “Agent” shall have the meaning set forth in the preamble, and include any successor agents appointed in accordance with Section 11.4 hereof.

(8)                                     “AML Laws” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as the same may be amended from time to time, and including all regulations thereunder, and any applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, in each case including any guidelines or orders thereunder, pursuant to which the Agent or any Lender may be required to obtain, verify and record information regarding the Borrower and its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower, and the transactions contemplated hereby.

(9)                                 “Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1(11).

(10)                          “Applicable Interest Rate” shall mean (i) with respect to each Revolving Credit Advance, the Eurodollar-based Rate, the Canadian Prime Rate, the US Base Rate, the CDOR Rate or the BBA LIBOR-based Rate, and (ii) with respect to each Swing Line Advance, the US Base Rate, in each case as selected by the Borrower from time to time subject to the terms and conditions of this Agreement.

(11)                          “Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1(11), such Applicable Margin to be adjusted solely as specified in Section 10.7 hereof.

(12)                          “Applicable Measuring Period” shall mean the period of four consecutive fiscal quarters ending on the applicable date of determination.

(13)                              “Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit H hereto.

(14)                          “Authorized Signer” shall mean each person who has been authorized by the Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.

(15)                          “Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

(16)                          “BBA LIBOR Rate” shall mean with respect to the principal amount of any BBA LIBOR-based Advance outstanding hereunder, the sum of (a) the per annum rate of interest determined on the basis of the rate for deposits in euros for a period equal to the relevant Euro-Interest Period, commencing on the first day of such Euro-Interest Period, appearing on the “Reuters Screen LIBOR01 Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 11:00 a.m. (London time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Euro-Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Agent after 11:00 a.m. (London time) to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.125% per annum. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such Service), the “BBA LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Agent and the Borrower, or, in the absence of such agreement, the “BBA LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which the Agent could borrow funds in the European interbank market at or about 11:00 a.m. (London time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Euro-Interest Period in the European interbank market in an amount comparable to the principal amount of the relevant BBA LIBOR-based Advance which is to bear interest at such BBA LIBOR-based Rate and for a period equal to the relevant Euro-Interest Period.

(17)                          “BBA LIBOR-based Advance” shall mean any Advance which bears interest at the BBA LIBOR-based Rate.

(18)                          “BBA LIBOR-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin, plus the BBA LIBOR Rate.

(19)                          “BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as now and hereafter in effect and any successors to such statute.

(20)                          “Borrower” shall have the meaning set forth in the preamble to this Agreement.

(21)                          “Borrower’s Agent Account” shall mean the account at the Agent in the name of the Borrower in which the Minimum Cash Balance is maintained.

(22)                          “Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Toronto, Ontario or Detroit, Michigan, and in the case of a Business Day which relates to a Eurodollar-based Advance or BBA LIBOR-based Advance, on which dealings are carried on in the London interbank Eurodollar market.

(23)                          “Canadian Benefit Plans” shall mean all material employee benefit plans or arrangements maintained or contributed to by the Borrower or any Canadian Subsidiaries that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Borrower or any Canadian Subsidiaries participate or are eligible to participate but excluding all stock option or stock purchase plans, plans established by statute or administered by a Governmental Authority, including the Canada Pension Plan or the

Quebec Pension Plan, or plans administered pursuant to applicable provincial health tax, workers’ compensation and employment insurance legislation.

(24)                          “Canadian Dollars” and “Cdn$” shall mean lawful money of Canada.

(25)                          “Canadian Pension Event” means (a) the filing of a notice or amendment with a Governmental Authority to terminate in whole or in part a Canadian Pension Plan; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Pension Plan.

(26)                          “Canadian Pension Plans” means each pension plan, if any, required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Credit Party or any Subsidiary of any Credit Party for its Canadian employees or former Canadian employees, but does not include a Canadian Union Plan, the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

(27)                          “Canadian Prime Rate” shall mean for any day, that rate of interest which is equal to the Applicable Margin plus the per annum interest rate established by the Agent as its prime rate for Canadian Dollar denominated commercial loans made by the Agent in Canada to its borrowers as such rate may vary from time to time, which Canadian Prime Rate shall change simultaneously with any change in such announced rate.

(28)                          “Canadian Prime Rate Advance” shall mean any Advance which bears interest at the Canadian Prime Rate.

(29)                          “Canadian Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower incorporated or otherwise organized under the laws of Canada, or any province or other political subdivision thereof, and “Canadian Subsidiaries” shall mean any or all of them.

(30)                          “Canadian Union Plan” means any registered pension plan, if any, for the benefit of Canadian employees or former Canadian employees of a Credit Party or any of its Subsidiaries that is not maintained, sponsored or administered by a Credit Party or any of its Subsidiaries, but to which a Credit Party or any of its Subsidiaries is required to contribute pursuant to a collective agreement.

(31)                          “Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries but excluding expenditures made in connection with the reinvestment of Insurance Proceeds and condemnation awards.

(32)                          “Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

(33)                          “Cash Collateral Pledge Agreement” means the cash collateral pledge agreement made by the Borrower in favour of the Agent with respect to the Pledged Cash Amount.

(34)                              “CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), as now and hereafter in effect and any successors to such statute.

(35)                          “CDOR-based Advance” shall mean an Advance denominated in Canadian Dollars made by the Lenders to the Borrower that bears interest at the CDOR-based Rate.

(36)                          “CDOR-based Rate” shall mean in respect of any Contract Period applicable to a CDOR Rate-based Advance, the (a) Applicable Margin plus (b) the CDOR Rate.

(37)                          “CDOR Rate” shall mean the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of a period equal to the relevant Contract Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. (Toronto time) two (2) Business Days before the first day of such Contract Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Agent after 10:00 a.m. (Toronto time) to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Agent to raise Canadian dollars for a period equal to the relevant Contract Period as of 10:00 a.m. (Toronto time) on two (2) Business Days before the first day of such Contract Period for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Agent on the immediately preceding Business Day. No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in the Agreement.

(38)                          “Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to any Lender or Agent on such date, or (ii) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connec tion therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the Effective Date and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any Canadian or United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

(39)                          “Change of Control” shall mean an event or series of events whereby any Person or Persons “acting or in concert” (within the meaning of the Securities Act (Ontario)) shall either (x) acquire beneficial ownership of more than 30% of the outstanding shares of Borrower having ordinary voting power in the election of directors of Borrower or (y) obtain the power (whether or not exercised) to elect a majority of Borrower’s directors.

(40)                          “Collateral” shall mean all property or rights in which a security interest, mortgage, lien, hypothec or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

(41)                          “Collateral Access Agreement” shall mean an agreement in form and substance satisfactory to the Agent in its reasonable discretion, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Credit Party, that acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, includes such other agreements with respect to the Collateral as the Agent may require in its reasonable discretion, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

(42)                          “Collateral Coverage Certificate” shall mean a collateral coverage certificate, in substantially the form of Exhibit G attached hereto, executed by a Responsible Officer of the Borrower.

(43)                          “Collateral Coverage Obligors” shall mean the Borrower, DW Corp. and DW Luxembourg, and “Collateral Coverage Obligor” shall mean any of them, as the context shall indicate.

(44)                          “Collateral Coverage Amount” shall mean, as of any date of determination thereof for any period, an amount equal to the sum of (i) unrestricted cash pledged by the Borrower in favour of the Agent pursuant to the Cash Collateral Pledge Agreement, plus (ii) eighty percent (80%) of Eligible Accounts that are not Eligible Insured Accounts, plus (iii) ninety percent (90%) of Eligible Insured Accounts; provided that (x) the Collateral Coverage Amount shall be determined on the basis of the most current Collateral Coverage Certificate required or permitted to be submitted hereunder, and (y) the amount determined as the Collateral Coverage Amount shall be subject to, without duplication, any reserves for contras/offsets, drop ship receivables, potential offsets due to customer deposits, discount arrangements, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the Agent, at the direction or with the concurrence of the Majority Revolving Lenders from time to time, including, without limitation any reserves or other adjustments established by the Agent or the Majority Lenders on the basis of any subsequent collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by the Agent and the Majority Lenders.

(45)                          “Collateral Coverage Ratio” shall mean, as of any date of determination thereof for any period, the Collateral Coverage Amount divided by total Indebtedness of the Borrower owed to the Lenders.

(46)                              “Collateral Documents” shall mean the Security Agreements, the Pledge Agreements, the Account Control Agreements, the Collateral Access Agreements, and all other security documents (and any joinders thereto) executed by any Credit Party in favour of the Agent on or after the Effective Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended, restated, supplemented, replaced or otherwise modified from time to time.

(47)                          “Comerica Bank” shall mean Comerica Bank, a Texas banking association, and an authorized foreign bank under the Bank Act (Canada), and its successors or assigns.

(48)                          “Commitments” shall mean Revolving Credit Aggregate Commitment.

(49)                          “Commitment Increase” shall mean an increase in the Commitments in accordance with Section 2.2(1).

(50)                          “Consolidated” (or “consolidated”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” shall refer to the Borrower and its Subsidiaries, determined on a Consolidated basis.

(51)                          “Consolidated EBITDA” shall mean for any period, Consolidated Net Income for such period plus (without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated Net Income pursuant to the definition thereof), (a) Income Tax expense, as reflected on the books of the Borrower and its Subsidiaries for such period, (b) Consolidated Interest Expense, plus payable in kind interest accrued during such period, (c) depreciation and amortization expense, (d) losses arising from the sale or write-down of capital assets or the write-down of goodwill, (e) non-cash losses, expenses and other charges, other than non-cash losses, expenses or other charges resulting from write-downs or write-offs of Accounts or Inventory, (f) non-cash extraordinary losses, (g) unrealized losses related to Hedging Agreements, (h) other losses to the extent such losses are reflected as such in Consolidated Net Income for such period and which are reimbursed by an insurer or indemnitor or other third party, (i) non-cash compensation to employees (in each case to the extent deducted in determining Consolidated Net Income), (j) all bonuses and severance amounts paid during such period in an aggregate amount not to exceed $4,000,000 and (k) Transition Costs in an aggregate amount not to exceed $12,000,000; and minus, to the extent included in Consolidated Net Income, (w) unrealized gains related to Hedging Agreements, (x) gains arising from the sale or write-down of capital assets or the write-down of goodwill, (y) gains arising from the write-up of assets and (z) any extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business; provided, however, that there shall be deducted from Consolidated EBITDA, in the fiscal period when paid, the amount of all cash items not otherwise deducted in determining Consolidated Net

Income (or loss) to the extent that such items were previously added back to EBITDA as non-cash items on a prior measurement date.

(52)                          “Consolidated Interest Expense” shall mean for any period the total cash interest expense of the Borrower and its Subsidiaries paid (or required to be paid) in cash during such period, net of cash interest income received during such period, on a Consolidated basis, determined in accordance with GAAP.

(53)                          “Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries (including for certainty DragonWave Pte Ltd.’s 50.1% interest in the DragonWave HFCL India Private Ltd.), determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is amalgamated with, merged into or consolidated with the Borrower or any Subsidiary, and (b) except in respect of DragonWave HFCL India Private Ltd., the income (or deficit) of any Person in which any Person has a joint interest, except to the extent that any such income is actually received by the Borrower or any of its Subsidiaries from such Person in the form of dividends or similar distributions.

(54)                          “Contract Period” shall mean, a period of one, two or three months (or any shorter or longer periods agreed to in advance by the Borrower, the Agent and the Revolving Credit Lenders), as selected by the Borrower in accordance with Section 2.4 hereof, commencing on the date of a CDOR-based Advance, or refunding of or conversion to a CDOR-based Advance, and expiring on a Business Day; provided that any Contract Period that would otherwise extend beyond the Revolving Credit Maturity Date shall end on the Business Day immediately preceding such Revolving Credit Maturity Date.

(55)                          “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

(56)                          “Covenant Compliance Report” shall mean the report to be furnished by the Borrower to the Agent pursuant to Exhibit I hereof, substantially in the form attached hereto as Exhibit I and certified by a Responsible Officer of the Borrower, in which report the Borrower shall set forth the information specified therein and which shall include a statement of then applicable level for the Applicable Margin and Applicable Fee Percentages as specified in Schedule 1.1(11) attached to this Agreement.

(57)                          “CRA” means the Canada Revenue Agency.

(58)                          “Credit Parties” shall mean the Borrower and the Guarantors, and “Credit Party” shall mean any one of them, as the context indicates or otherwise requires.

(59)                          “Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the quotient of the following:

(a)                                 the LIBOR Rate;

divided by

(b)                                 a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes Eurodollar loans, the rate at which such reserves are required to be maintained on such category;

such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.

(60)                          “Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Off Balance Sheet Liabilities.

(61)                          “Debtor Relief Laws” means the Bankruptcy Code, Insolvency Laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

(62)                          “Default” shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

(63)                          “Defaulting Lender” shall mean a Lender that, as determined by the Agent (with notice to the Borrower of such determination), (a) has failed to perform any of its funding obligations hereunder, including, without limitation, in respect of its Percentage of any Advances or participations in Letters of Credit or Swing Line Advances, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within one Business Day after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, interim receiver, receiver manager, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other state, provincial, territorial, federal or other governmental or regulatory authority acting in such a capacity in Canada or the United States; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority unless deemed so by the Agent in its sole discretion.

(64)                          “Deficiency Amount” shall have the meaning set forth in Section 6.12(4).

(65)                          “Distributions” is defined in Section 7.5 hereof.

(66)                          “Dollar Amount” shall mean (a) with respect to Dollars or an amount denominated in Dollars, such amount, and (b) with respect to an amount of Canadian Dollars or EUR or an amount denominated in Canadian Dollars or EUR, the amount of Dollars that may be purchased with such amount of Canadian Dollars or EUR, respectively, in the interbank foreign exchange market, at the most favourable spot rate of exchange (including all related costs of conversion) applicable to the relevant transaction determined by the Agent to be available to it at or about 11:00 a.m. Toronto time or London time, respectively, (i) on the date on which such calculation is required to be made hereunder or (ii) with respect to any Advance, on which it would be necessary to fund the applicable Advance on the applicable date contemplated in this Agreement.

(67)                          “Dollars”, “US$” and the sign “$” shall mean lawful money of the United States of America.

(68)                          “DW Corp.” shall mean DragonWave Corp., a corporation formed under the laws of Delaware.

(69)                          “DW Italy” shall mean DragonWave S.r.l., a società a responsabilità limitata formed under the laws of Italy, with a registered office in Via Gabrio Casati 1, Milan, Italy, registered with the Companies Register of Milan under fiscal code no. 07614570963.

(70)                          “DW Luxembourg” shall mean DragonWave S.A.R.L., a société à responsabilité limitée formed under the laws of the Grand Duchy of Luxembourg, with a registered office at 9B, boulevard Prince Henri, L-1724 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 164312.

(71)                          “EDC” shall mean Export Development Canada.

(72)                          “Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 4.1 and 4.2 have been satisfied.

(73)                          “Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

(74)                          “Eligible Accounts” shall mean an Account as to which the following is true and accurate as of the date that such Account is included in the applicable Collateral Coverage Certificate:

(a)                                 such Account arose in the ordinary course of the business of a Collateral Coverage Obligor out of either (i) a bona fide sale of Inventory and intangibles by such Collateral Coverage Obligor, and in such case such Inventory has in fact been shipped to the applicable Account Debtor or the Inventory has otherwise been accepted by the applicable Account Debtor, or (ii) services performed by such Collateral Coverage Obligor under an enforceable contract (written or oral), and in such case such services have in fact been performed for the applicable Account Debtor and accepted by such Account Debtor;

(b)                                 such Account represents a legally valid and enforceable claim which is due and owing to a Collateral Coverage Obligor by the applicable Account Debtor and for such amount as is represented by the Borrower to the Agent in the applicable Collateral Coverage Certificate;

(c)                                  it is evidenced by an invoice dated not later than three (3) Business Days after the date of the delivery or shipment of the related Inventory giving rise to such Account and not more than ninety (90) days have passed since the invoice corresponding to such Account was issued;

(d)                                 the unpaid balance of such Account (or portion thereof) that is included in the applicable Collateral Coverage Certificate is not subject to any defense or counterclaim that has been asserted by the applicable Account Debtor, or any setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by the applicable Collateral Coverage Obligor in the ordinary course of business for prompt payment, and, to the extent there is any agreement between the applicable Collateral Coverage Obligor, the related Account Debtor and any other Person, for any rebate, discount, concession or release of liability in respect of such Account, in whole or in part, the amount of such rebate, discount, concession or release of liability shall be excluded from the Borrowing Base;

(e)                                  the applicable Collateral Coverage Obligor has granted to the Agent pursuant to or in accordance with the Collateral Documents (except to the extent not required to do so thereunder) a first priority perfected security interest in such Account and such Account has not been sold, transferred or otherwise assigned or encumbered by such Collateral Coverage Obligor, as applicable, to or in favour of any Person other than pursuant to or in accordance with the Collateral Documents or this Agreement;

(f)                                   it is not owing by any Account Debtor who, as of the date of determination, has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to any Collateral Coverage Obligor within ninety (90) days since the original invoice date corresponding to such Accounts;

(g)                                  it is not an Account owing by any Account Debtor which alone would exceed twenty-five percent (25%) of the Collateral Coverage Obligors’ aggregate Eligible Accounts owing from all Account Debtors unless otherwise approved in writing by the Agent (provided that only the amount of such Account exceeding the 25% threshold would be excluded as an Eligible Account);

(h)                                 such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except to the extent any such note, trade acceptance, draft, other negotiable instrument or chattel paper has been endorsed and delivered by any Collateral Coverage Obligor pursuant to or in accordance with the Collateral Documents or this Agreement and/or otherwise in a manner satisfactory to the Agent on or prior to such Account’s inclusion in any applicable Collateral Coverage Certificate;

(i)                                     the Collateral Coverage Obligors have not received, with respect to such Account, any notice of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver, interim receiver or receiver manager for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such Account Debtor;

(j)                                    it is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, payable at a future date, bonded or insured by a surety company or subject to a retainage or holdback by the Account Debtor;

(k)                                 the Account Debtor on such Account is not:

(i)                                     an Affiliate of any Credit Party;

(ii)                                  the United States of America or Canada or any department, agency, or instrumentality thereof (unless the applicable Collateral Coverage Obligor has assigned its right to payment of such Account to the Agent in a manner satisfactory to the Agent so as to comply with the provisions of the Federal Assignment of Claims Act or the Financial Administration Act

(Canada));

(iii)                               a citizen or resident of any jurisdiction other than one of the United States or Canada; or

(iv)                              an Account Debtor whose Accounts the Agent, acting in its reasonable credit judgment, has deemed not to constitute Eligible Accounts because the collectability of such Accounts is or is reasonably expected to be impaired; and

(l)                                     such Account satisfies any other eligibility criteria established from time to time by the Agent in its sole discretion or at the direction of the Majority Lenders.

Any Account, which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

(75)                          “Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) the Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and Swing Line Lender), and (ii) unless a Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, or any of the Borrower’s Affiliates or Subsidiaries; and (y) no assignment shall be made to a Defaulting Lender (or any Person who would be a Defaulting Lender if such Person was a Lender hereunder) without the consent of the Agent, and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and the Swing Line Lender.

(76)                              “Eligible Insured Accounts” shall mean, without duplication, any Eligible Account that meets the criteria for an Eligible Account (other than the criterion set forth in subsection (k)(iii) of the definition of Eligible Account) of the applicable Collateral Coverage Obligor that is the subject of accounts receivables insurance provided by EDC, provided that (i) the insurance policies relating to such Eligible Accounts are in form and substance acceptable to the Agent, and (ii) the proceeds of any insurance policy relating to such Eligible Accounts are assigned to the Agent; further provided that (x) notwithstanding subsection (c) of the definition of “Eligible Accounts”, an Eligible Insured Account shall include an Account that it is evidenced by an invoice dated not more than one hundred and eighty (180) days have passed since the invoice was issued, (y) notwithstanding subsection (f) of the definition of “Eligible Accounts”, an Eligible Insured Account shall include an Account that remains unpaid until one hundred and eighty (180) days after the date that the original invoice corresponding to such Account was issued, and (z) notwithstanding subsection (g) of the definition of “Eligible Accounts”, an Eligible Insured Account shall include Accounts from NSN that comprise an amount equal up to eighty percent (80%) of the Collateral Coverage Obligors’ aggregate Eligible Accounts owing from all Account Debtors.

(77)                          “Equity” shall mean, for any period, the amount which would, in accordance with GAAP, be classified on the consolidated balance sheet of a Person at such time as shareholders’ equity of such Person.

(78)                          “Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, quotas, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

(79)                          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

(80)                          “E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated, hosted or utilized by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

(81)                          “EUR”, “euro” and “€ “ means the single currency of any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

(82)                              “Euro-Interest Period” shall mean, for any Eurodollar-based Advance or BBA LIBOR-based Advance, an Interest Period of one, two or three months (or any shorter or longer periods agreed to in advance by the Borrower, the Agent and the Lenders) as selected by the Borrower, for such Eurodollar-based Advance or BBA LIBOR-based Advance pursuant to Section 2.4 hereof, as the case may be.

(83)                          “Eurodollar-based Advance” shall mean any Advance which bears interest at the Eurodollar-based Rate.

(84)                          “Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin, plus the greater of (a) the LIBOR Floor and (b) the quotient of:

(i)                                     the LIBOR Rate, divided by

(ii)                                  a percentage equal to 100% minus the maximum rate on such date at which the Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as the Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.

(85)                              “Event of Default” shall mean each of the Events of Default specified in Section 8.1 hereof.

(86)                          “Existing Letter of Credit” shall mean letter of credit no xxxxxx issued by Comerica Bank in favour of Commercial International Bank (Egypt) SAE at the request of the Borrower in the amount of US$100,000 with a maturity date of October 5, 2012.

(87)                          “Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.

(88)                          “Fee Letter” shall mean the fee letter by and between the Borrower and Comerica Bank dated as of October 21, 2011 relating to the Indebtedness hereunder, as amended, restated, supplemented, replaced or otherwise modified from time to time.

(89)                          “Fees” shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees and upfront fees) payable by the Borrower to the Lenders, the Issuing Lender or the Agent hereunder or under the Fee Letter or any other letter regarding fees between the Borrower and the Agent and/or a Lender.

(90)                          “Fiscal Year” shall mean the twelve-month period ending on the last day of February.

(91)                          “Fronting Exposure” shall mean, at any time there is an Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Line Advances made by the Swing Line Lender.

(92)                              “Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.

(93)                          “GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied.

(94)                          “Governmental Authority” shall mean the government of the United States or Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, arbitrator, commission, central bank or other entity exercising executive, legislative, judicial, quasi-judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank).

(95)                              “Governmental Obligations” shall mean direct general obligations of the United States of America or Canada or any agency or instrumentality thereof or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America or Canada or any agency or instrumentality thereof.

(96)                          “Grantor Licences” means all agreements pursuant to which the Credit Parties have granted rights or an option to acquire rights to use any Intellectual Property.

(97)                          “Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.

(98)                          “Guarantor(s)” shall mean each Subsidiary of the Borrower which has executed and delivered to the Agent a Guarantee (or a joinder to a Guarantee), and as of the Effective Date, the Guarantors are DW Corp. and DW Luxembourg.

(99)                          “Guarantee” shall mean, collectively, the guarantee agreements executed and delivered by the applicable Guarantors on the Effective Date pursuant to Section 4.1 hereof and those guarantee agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 6.16 hereof or otherwise, as amended, restated, supplemented or otherwise modified from time to time.

(100)                   “Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

(101)                   “Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any Governmental Authority or quasi-governmental authority or body pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States or Canadian federal, provincial, territorial, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

(102)                   “Hedging Agreement” shall mean any agreement relating to a Hedging Transaction entered into between the Borrower and any Lender or an Affiliate of a Lender.

(103)                   “Hedging Obligations” shall mean the mark to market amount determined by multiplying (i) the aggregate amount, in Dollars, of Hedging Agreements remaining outstanding as of any date of determination, by (ii) the applicable Foreign Exchange Reserve Percentage as of such date, which “Foreign Exchange Reserve Percentage” shall be a percentage as determined by the Agent, in its sole discretion from time to time.

(104)                   “Hedging Participation” shall have the meaning set out in Section 2.7(3).

(105)                   “Hedging Transaction” means each foreign exchange transaction and foreign exchange forward rate transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

(106)                   “Hedging Transaction Notional Amount” shall mean the notional amount of up to Fifty Million Dollars (US$50,000,000).

(107)                   “Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

(108)                   “Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of the Borrower and its respective Subsidiaries (including, without limitation, all corporate franchise, capital stock, net worth and value-added taxes assessed by federal, provincial, territorial, state and local governments) determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

(109)                   “Indebtedness” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to any of the Lenders or Affiliates thereof, or to the Agent, in any manner and at any time, whether arising under this Agreement, the Guarantee or any of the other Loan Documents (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements), due or hereafter to become due, now owing or that may hereafter be incurred by any other Credit Party to any of the Lenders or Affiliates thereof, or to the Agent, and which shall be deemed to include protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of any Loan Document and any liabilities of any Credit Party to the Agent or any Lender arising in connection with any Lender Products, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication.

(110)                       “Insolvency Event” means, with respect to any Person, (a) the commencement of a voluntary case by such Person seeking relief under the Bankruptcy Code or any Insolvency Laws or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States or Canada; (b) the commencement of an involuntary case or proceeding against such Person under the Bankruptcy Code, any Insolvency Laws or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States or Canada and the petition is not dismissed within 60 days after commencement of the case or proceeding or any order of relief or other order approving any such case or proceeding is entered;

(c) such Person applies for or consents to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; (d) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, interim receiver, receiver and manager, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship, compromise or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (e) any such proceeding of the type set forth in clause (d) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (f) such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt; (g) such Person suffers any appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; (h) such Person makes a general assignment for the benefit of creditors or generally does not pay or admits in writing its inability to pay its debts as such debts become due; or (i) any corporate (or similar organizational) action is taken by such Person under any applicable corporate or other organizational law to initiate any of the foregoing.

(111)                   “Insolvency Laws” shall mean each of the BIA, the CCAA and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

(112)                   “Insurance Proceeds” shall mean the cash proceeds received by any Credit Party from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation reasonable attorneys fees and expenses) incurred solely in connection with the recovery thereof.

(113)                   “Intellectual Property” shall mean all copyrights, patents, industrial designs, trademarks, trade secrets, tradenames, know-how, environmental technology, biotechnology, confidential information, trade-names, goodwill, copyrights, integrated circuit topographies, software and any and all other forms of intellectual and industrial property now owned or licensed or hereafter owned, acquired or licensed by the Credit Parties, including trade secrets, software, source code, object code and any and all software documentation, whether owned or licensed, and all benefits, options and rights to use any of the foregoing, including all User Licences, securities, instruments and, when the context permits, all registrations and applications that have been made or shall be made or filed in any office in any jurisdiction in respect of the foregoing, and all reissues, extensions and renewals thereof.

(114)                   “Intercompany Note” shall mean any promissory note issued or to be issued by any Credit Party to evidence an intercompany loan in form and substance satisfactory to the Agent.

(115)                   “Interest Period” shall mean (a) with respect to a Eurodollar-based Advance, a Euro-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.4 hereof, and (b) with respect to a BBA LIBOR-based Advance, a Euro-Interest Period, commencing on the day a BBA LIBOR-based Advance is made, or on the effective date of an election of the BBA LIBOR-based Rate made under Section 2.4 hereof; and (c) with respect to a CDOR-based Advance, a Contract Period, commencing on the day a CDOR-based Advance is made, or on the effective date of an election of the CDOR-based Rate made under Section 2.4 hereof; provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance or BBA LIBOR-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurodollar-based Advance or BBA LIBOR-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date.

(116)                   “Internal Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.

(117)                   “Inventory” shall mean any inventory as defined under the PPSA.

(118)                   “Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.

(119)                   “Issuing Lender” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by the Borrower and the Revolving Credit Lenders.

(120)                   “Issuing Office” shall mean such office as Issuing Lender shall designate as its Issuing Office.

(121)                   “ITA” shall mean the Income Tax Act (Canada), as amended, and any successor thereto and any regulations promulgated thereunder.

(122)                       “LC Hedging Aggregate Obligations” shall mean the Letter of Credit Obligations and the Hedging Obligations.”

(123)                   “LC Hedging Aggregate Sublimit” shall mean Five Million Dollars (US$5,000,000), subject to reduction or termination under Section 2.13, Section 2.14 or Section 8.2 hereof.

(124)                   “Lender Products” shall mean any one or more of the following types of services or facilities extended to the Credit Parties by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

(125)                   “Lenders” shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Swing Line Lenders and any assignee which becomes a Lender pursuant to Section 12.8 hereof.

(126)                   “Letter of Credit Agreement” shall mean, collectively, the letter of credit application and related documentation executed and/or delivered by the Borrower in respect of each Letter of Credit, in each case satisfactory to the Issuing Lender, as amended, restated, supplemented or otherwise modified from time to time.

(127)                   “Letter of Credit Documents” shall have the meaning ascribed to such term in Section 3.8(a) hereof.

(128)                   “Letter of Credit Fees” shall mean the fees payable in connection with Letters of Credit pursuant to Section 3.4(1) and (2) hereof.

(129)                       “Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

(130)                   “Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

(131)                   “Letter(s) of Credit” shall mean any standby letters of credit issued by Issuing Lender at the request of or for the account of the Borrower pursuant to Article 3 hereof.

(132)                   “LIBOR Floor” shall mean one percent (1.00%).

(133)                   “LIBOR Rate” shall mean,

(a)                                                            with respect to the principal amount of any Eurodollar-based Advance outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Euro-Interest Period, commencing on the first day of such Euro-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Toronto time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Euro-Interest Period. In the event that such rate does not appear on

Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Agent and the Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which the Agent is offered dollar deposits at or about 11:00 a.m. (Toronto time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Euro-Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Euro-Interest Period; and

(b)                                                            with respect to the principal amount of any Advance carried at the Daily Adjusting LIBOR Rate outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Toronto time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Agent and the Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate at which the Agent is offered dollar deposits at or about 11:00 a.m. (Toronto time) (or soon thereafter as practical) on such day in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at such “LIBOR Rate” and for a period equal to one (1) month.

(134)                       “Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property that has the practical effect of creating a security interest (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

(135)                   “Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guarantees, the Collateral Documents, each Hedging Agreement, and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.

(136)                   “MAA” shall mean the Master Acquisition Agreement dated as of November 4, 2011 between the Borrower, NSN and DW Luxembourg, together with all schedules and exhibits attached and annexed thereto, as the same may be amended, modified or supplemented from time to time.

(137)                   “Majority Lenders” shall mean at any time, Lenders holding more than 66 2/3% of the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit); provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations, the Hedging Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders. The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”.

(138)                   “Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, properties or prospects of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its obligations under this Agreement, the Notes (if issued) or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

(139)                   “Material Contract” shall mean (i) each agreement or contract to which any Credit Party is a party or in respect of which any Credit Party has any liability, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future guaranteed payments in respect of any such individual agreement or contract of at least $5,000,000 and (ii) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect, and shall, for greater certainty, include the MAA; provided that Material Contracts shall not be deemed to include any Pension Plans, collective bargaining agreements, or casualty or liability or other insurance policies maintained in the ordinary course of business.

(140)                   “Material Subsidiary” means any Subsidiary of the Borrower that (a) accounts for at least 5% of the Consolidated EBITDA of the Borrower, or (b) has assets (including cash balances) of greater than $1,000,000; provided that (i)”Material Subsidiary” shall not include any Subsidiary of a US Subsidiary that is a “controlled foreign corporation” as defined in the Internal Revenue Code, however such exclusion is permitted only as it relates to the granting of security by the “controlled foreign corporation”, not as it relates to the ability of the US Subsidiary to pledge 65% of its ownership interests in the “controlled foreign corporation”, and (ii) the Subsidiaries of the Borrower (other than the Guarantors) referred to in Section 7.14 hereof shall not be Material Subsidiaries as of the Effective Date regardless of any non-compliance with the provisions of this definition, however, if such Subsidiaries breach any threshold set out in Section 7.14 hereof, they shall be treated as Material Subsidiaries and shall be immediately subject to compliance with the provisions of Section 6.16 hereof.

(141)                   “Minimum Cash Balance” means, as of the Effective Date, US$25,000,000, and on and after December 1, 2012, US$30,000,000, which amount shall be maintained by the Borrower in the Borrower’s Agent Account.

(142)                       “Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

(143)                   “Net Revolving Credit Aggregate Commitment” shall mean Thirty-Five Million Dollars (US$35,000,000), subject to reduction or termination under Section 2.13, Section 2.14 or Section 8.2 hereof and subject to increase pursuant to Section 2.2.

(144)                       “Non-Defaulting Lender” shall mean any Lender that is not, as of the date of relevance, a Defaulting Lender

(145)                   “Notes” shall mean the Revolving Credit Notes and the Swing Line Note.

(146)                   “NSN” shall mean Nokia Siemens Networks B.V., a Dutch company.

(147)                   “NSN Transaction” shall mean the acquisition by DW Luxembourg of the microwave transport business from NSN and/or its Subsidiaries pursuant to the MAA.

(148)                   “Off Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.

(149)                   “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

(150)                   “Pension Plan” shall mean any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

(151)                   “Percentage” shall mean, as applicable, the Revolving Credit Percentage or the Weighted Percentage.

(152)                   “Permitted Investments” shall mean with respect to any Person:

(a)                                 Governmental Obligations;

(b)                                 Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code, or Obligations of Canada or any province or territory thereof, and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c)                                  Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Canada Deposit Insurance Corporation or the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;

(d)                                 Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e)                                  Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States or Canadian government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f)                                   Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

(153)                   “Permitted Liens” shall mean with respect to any Person:

(a)                                 Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(c)                                  (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with any Governmental Agency entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (g) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d)                                 any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e)                                  minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(f)                                   Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP;

(g)                                  continuations of Liens that are permitted under subsections (a)-(g) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of any Credit Party or secure any additional obligations of any Credit Party;

(h)                                 leases, licenses or subleases (to the extent that such leases, licenses or subleases create a lien, security interest or charge) granted to others not interfering in any material respect with the business of any Credit Party;

(i)                                     any interest or title of a lessor (including interest of a lessor of goods located in Canada under an operating lease for a term of more than one year, to the extent that applicable personal property security law provides that such interest shall constitute a security interest in such goods) or sublessor, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest, leases permitted by this Agreement;

(j)                                    normal and customary rights of setoff upon deposits of cash in favour of banks or other depository institutions holding such deposits;

(k)                                 Prior Claims; and

(l)                                     Liens in favour of the Agent for the benefit of the Lenders created pursuant to the Loan Documents.

(154)                       “Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.

(155)                   “Pledge Agreement(s)” shall mean, collectively, those certain local law pledge agreements executed and delivered by the Borrower and the Guarantors on the Effective Date pursuant to Section 4.1 hereof, if any, and executed and delivered from time to time after the Effective Date by any Credit Party pursuant to Section 6.16 hereof or otherwise (whether by execution of a joinder agreement to any existing security agreement or otherwise), and any agreements, instruments or documents related thereto, in each case as shall be advisable or necessary under applicable law to create and perfect (subject to applicable local law limitations as advised by counsel to the Agent or other counsel reasonably acceptable to Agent) liens on the assets of any Credit Party and securing the Advances to the Borrower and otherwise in form and substance reasonably satisfactory to Agent, as amended, restated, supplemented, replaced or otherwise modified from time to time.

(156)                       “Pledged Cash Amount” means the amount of the unrestricted cash required to be pledged by the Borrower in favour of the Agent in order to maintain, from the Effective Date until November 30, 2012, a Collateral Coverage Ratio of 1.10: 1:00, and after November 30, 2012, a Collateral Coverage Ratio of 1.25: 1:00.

(157)                   “Pledged Collateral” shall have the meaning set forth in Section 6.12(4).

(158)                   “PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto and related Minister’s orders.

(159)                   “Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” for Dollar denominated commercial loans (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

(160)                   “Prior Claims” shall mean all Liens created by the applicable Canadian federal, provincial, territorial or local law (in contrast with Liens voluntarily granted or other Liens not created under Canadian law) which rank or are capable of ranking prior or pari passu with the Agent’s or the Lenders’ security interests or other Liens against all or part of the Collateral, including for amounts owing for employee source deductions (such as Canada pension plan, Quebec pension plan and employment insurance), goods and services taxes, sales taxes, municipal taxes, workers’ compensation, pension fund obligations and overdue rents, in each case which are unregistered and which secure obligations and amounts that are not overdue, or as to which the period of grace, if any, related thereto has not expired, or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such Liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP.

(161)                   “Pro Forma Balance Sheet” shall mean the pro forma consolidated balance sheet of the Borrower which has been certified by a Responsible Officer of the Borrower that it fairly presents in all material respects the pro forma adjustments reflecting the transactions (including payment of all fees and expenses in connection therewith) contemplated by this Agreement, the NSN Transaction and the other Loan Documents, including the statement of the operations of the Borrower.

(162)                   “Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition, a statement executed by the Borrower (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Credit Parties and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition and as of the end of at least the next succeeding three (3) Fiscal Years following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the ratios described in Section 6.10 hereof, as projected as of the effective date of the acquisition and as of the ends of those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratio so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Agent or the Lenders shall reasonably request.

(163)                   “Purchasing Lender” shall have the meaning set forth in Section 12.12.

(164)                   “Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, Fitch Ratings Ltd., DBRS Limited, their respective successors or any other internationally recognized statistical rating organization which is acceptable to the Agent.

(165)                   “Register” is defined in Section 12.8(7) hereof.

(166)                   “Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.7(3)).

(167)                   “Request for Advance” shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance, as the context may indicate or otherwise require.

(168)                       “Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by the Borrower under Section 2.4 of this Agreement in the form attached hereto as Exhibit A .

(169)                   “Request for Swing Line Advance” shall mean a request for a Swing Line Advance issued by the Borrower under Section 2.6(2) of this Agreement in the form attached hereto as Exhibit D.

(170)                       “Requirement of Law” shall mean as to any Person, the certificate and articles of incorporation, amalgamation or continuance and bylaws, the partnership agreement, joint venture agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(171)                   “Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.

(172)                   “Revolving Credit” shall mean the revolving credit loans to be advanced to the Borrower by the applicable Revolving Credit Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

(173)                   “Revolving Credit Advance” shall mean a borrowing requested by the Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.4 hereof and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.7(3) hereof, and may include, subject to the terms hereof, US Base Rate Advances, Eurodollar-based Advances, Canadian Prime Rate Advances, CDOR-based Advances and BBA LIBOR-based Advances.

(174)                   “Revolving Credit Aggregate Commitment” shall mean Forty Million Dollars (US$40,000,000), subject to reduction or termination under Section 2.13, Section 2.14 or Section 8.2 hereof and subject to increase pursuant to Section 2.2.

(175)                   “Revolving Credit Commitment Amount” shall mean with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations, the Hedging Obligations and any outstanding Swing Line Advances).

(176)                   “Revolving Credit Facility Fee” shall mean the fee payable to the Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.12 hereof.

(177)                   “Revolving Credit Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

(178)                   “Revolving Credit Maturity Date” shall mean the earlier to occur of (i) June 1, 2014, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

(179)                   “Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.3 hereof, made by the Borrower to each of the Revolving Credit Lenders in the form attached hereto as Exhibit B , as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

(180)                   “Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled

“Revolving Credit Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

(181)                   “Security Agreements” shall mean, collectively, those certain local law security agreement(s), executed and delivered by the Borrower and the Guarantors on the Effective Date pursuant to Section 4.1 hereof, if any, and executed and delivered from time to time after the Effective Date by any Credit Party pursuant to Section 6.16 hereof or otherwise (whether by execution of a joinder agreement to any existing security agreement or otherwise), as amended, restated, supplemented, replaced or otherwise modified from time to time and including any joinders agreements executed in connection therewith pursuant to Section 6.16 hereof or otherwise, in each case as shall be advisable or necessary under applicable law to create and perfect (subject to applicable local law limitations as advised by counsel to the Agent or counsel reasonably acceptable to Agent) liens on the assets of the Borrower and the Guarantors and securing the Advances to the Borrower and otherwise in form and substance reasonably satisfactory to Agent.

(182)                   “Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership, joint venture or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of the Borrower.

(183)                       “Swing Line” shall mean the revolving credit loans to be advanced to the Borrower by the Swing Line Lender pursuant to Section 2.6 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

(184)                   “Swing Line Advance” shall mean a borrowing requested by the Borrower and made by Swing Line Lender pursuant to Section 2.6 hereof, subject to the terms hereof, as a US Base Rate Advance or a Canadian Prime Rate Advance.

(185)                   “Swing Line Lender” shall mean Comerica Bank in its capacity as lender of the Swing Line under Section 2.6 of this Agreement, or its successor as subsequently designated hereunder.

(186)                   “Swing Line Maximum Amount” shall mean Three Million Dollars (US$3,000,000).

(187)                   “Swing Line Note” shall mean the swing line note which may be issued by the Borrower to Swing Line Lender pursuant to Section 2.6(2)(b) hereof in the form attached hereto as Exhibit C , as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

(188)                   “Swing Line Participation Certificate” shall mean the Swing Line Participation Certificate delivered by the Agent to each Revolving Credit Lender pursuant to Section 2.6(5)(b) hereof in the form attached hereto as Exhibit F.

(189)                   “Tangible Net Worth” shall mean, for any period, with respect to any Person (without duplication), the aggregate sum of (a) Equity, and (b) Indebtedness which is subordinate to the

Obligations, less the aggregate of (i) goodwill and (ii) all other assets normally regarded as intangible under GAAP in each case, net of amortization.

(190)                   “Transition Costs” shall mean amounts incurred by any Credit Party for costs and expenses in connection with the integration of the assets and business acquired as part of the NSN Transaction under the MAA.

(191)                   “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of California.

(192)                   “USA Patriot Act” is defined in Section 5.8.

(193)                   “US Base Rate” shall mean for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%), and (c) the Daily Adjusting LIBOR Rate plus one percent (1.0%); provided, however, for purposes of determining the US Base Rate during any period that LIBOR Rate is unavailable as determined under Sections 10.2 or 10.3 hereof, the US Base Rate shall be determined using, for clause (c) hereof, the Daily Adjusting LIBOR Rate in effect immediately prior to the LIBOR Rate becoming unavailable pursuant to Sections 10.2 or 10.3.

(194)                   “US Base Rate Advance” shall mean an Advance which bears interest at the US Base Rate.

(195)                   “US Subsidiary” shall mean any Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by the Borrower or a Subsidiary of the Borrower, and “US Subsidiaries” shall mean any or all of them.

(196)                       “User Licences” means all agreements pursuant to which a Credit Party has obtained rights or an option to acquire rights to use any Intellectual Property.

(197)                   “Weighted Percentage” shall mean with respect to any Lender, its weighted percentage calculated by dividing (i) its Revolving Credit Commitment Amount, by (ii) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit, including any outstanding Letter of Credit Obligations, Hedging Obligations and outstanding Swing Line Advances). Schedule 1.2 reflects each Lender’s Weighted Percentage and may be revised by the Agent from time to time to reflect changes in the Weighted Percentages of the Lenders.

(198)                   “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Interest Act (Canada)

For the purposes of disclosure under the Interest Act (Canada), if and to the extent applicable, whenever interest is to be paid hereunder and such interest is to be calculated on the basis of a period of less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in such period.

Section 1.3 Limitation on Interest.

If any provision of this Agreement or of any of the other Loan Documents would obligate any Credit Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Credit Parties shall be entitled, by notice in writing to the Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrower. Any amount or rate of interest referred to in this Section 1.3 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Credit remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the applicable maturity date, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive absent manifest error for the purposes of such determination.

Section 1.4 Currency Calculations

For purposes of preparing the Collateral Coverage Certificate, financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Canadian Dollars or Euros shall be converted to Dollars on a weighted average in accordance with GAAP.

Section 1.5 Accounting Terms and Determinations

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to Agent and each of the Lenders. If at any time any change in GAAP , including the adoption into GAAP or otherwise of the International Financial Reporting Standards, or in the application thereof, would affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and the Borrower or the Majority Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein.

ARTICLE 2 — REVOLVING CREDIT.

Section 2.1 Commitment

Subject to the terms and conditions of this Agreement (including without limitation Section 2.4 hereof), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

Section 2.2 Commitment Increase

(1) Commitment Increase. The Borrower may, at any time and from time to time, but not more frequently than twice annually, add additional financial institutions as Lenders under this Agreement and/or, by agreement with any existing Lender, increase the Revolving Credit Commitment Amount of such existing Lender, and the Revolving Credit Aggregate Commitment shall thereby be increased by the amounts of the Revolving Credit Commitment Amount of any such additional Lenders and/or the amounts of the increases in the Revolving Credit Commitment Amount of any such existing Lenders, provided that:

(a)                                 No Default or Event of Default shall have occurred and be continuing at the time of any such addition of a new Lender and/or increase in the Revolving Credit Commitment Amount of an existing Lender;

(b)                                 After giving effect to any such addition of a new Lender and/or increase in the Revolving Credit Commitment Amount of an existing Lender, the Revolving Credit Aggregate Commitment shall not be greater than US$60,000,000;

(c)                                  The Agent, Issuing Lender and Swing Line Lender shall have consented, acting reasonably, to the identity and allocation of any such new Lender or to the allocation to any existing Lender resulting in an increased Revolving Credit Commitment Amount to such Lender;

(d)                                 Any fees or other compensation payable to a new Lender (including facility or upfront fees) shall not be greater (in absolute terms or as a percentage) than the equivalent fees or other compensation paid to the existing Lenders in connection with their Commitments;

(e)                                  The Borrower shall have delivered to the Agent:

(i)                                     A certificate signed by a Responsible Person on behalf of the Borrower, effective as of the date of the increase in the Revolving Credit Aggregate Commitment as contemplated herein, confirming and certifying (A) the accuracy of the statement in (a) above, (B) the resolutions of the Credit Parties and all other authorizations necessary to authorize the increase in the Revolving Credit Aggregate Commitment in the manner contemplated herein and the execution, delivery and performance by the Credit Parties of all Loan Documents required to give effect to same and the transactions contemplated thereby, and (C) no Governmental Approvals or other consents, approvals or authorizations of any other Person are required for such increase in the Revolving Credit Aggregate Commitment (except as have been obtained and are in full force and effect); and

(ii)                                  Such Loan Documents as the Agent may reasonably require to give effect to the increase in the Revolving Credit Aggregate Commitment, together with a legal opinion of counsel for the Credit Parties satisfactory to the Agent with respect to any Loan Document executed in connection with the increase in the Revolving Credit Aggregate Commitment and any Loan Documents executed in connection therewith.

For greater certainty, any Lender that becomes a party to this Agreement in accordance with this Section 2.2 shall be a “Lender” under this Agreement and shall have all of the rights and obligations of a “Lender” under this Agreement and the other Loan Documents.

(2)                                 Adjustments Between Lenders.  Subject to the following sentence of this Section 2.2(2), concurrent with the addition of any financial institution as a new Lender or the increase in the Revolving Credit Commitment Amount of any existing Lender, such new Lender or existing Lender shall purchase from each other Lender such portion of the outstanding Indebtedness owed to each such other Lender as may be determined by the Agent, acting reasonably, as is necessary, to ensure that the outstanding Indebtedness owed to all Lenders (including any such new Lender) are in accordance with the Revolving Credit Percentage of the Lenders and any such new Lender shall execute such documentation as is required by the Agent, acting reasonably, to incorporate such new Lender as a Lender under, and upon and subject to all the terms and conditions of, this Agreement. Notwithstanding the foregoing, (a) there shall not be any purchases made or indemnifications given in respect of any Eurodollar-based Advance, BBA LIBOR-Advance or CDOR-based Advance outstanding at the time of the increase in the Revolving Credit Aggregate Commitment, however if any Advance or repayment is made prior to the end of the applicable Interest Period or Contract Period of any such any Eurodollar-based Advance, BBA LIBOR-Advance or CDOR-based Advance, the Agent will make adjustments between the Lenders so as to ensure that the outstanding Indebtedness owed to all Lenders (including any such new Lender) are as near as practicable in accordance with the Revolving Credit Percentages of the Lenders (given that such Eurodollar-based Advances, BBA LIBOR-Advances or CDOR-based Advances remain outstanding), and (b) provided that any request for an additional financial institution as a Lender or an increase in the Revolving Credit Agreement Commitment may not be made after the first anniversary of the Effective Date. Nothing in this Section 2.2(2) shall obligate any Lender to make available borrowings in excess of its Revolving Credit Commitment Amount at any time.

Section 2.3 Accrual of Interest and Maturity; Evidence of Indebtedness.

(1)                                 The Borrower hereby unconditionally promises to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to the Borrower on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(2)                                 Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(3)                                 The Agent shall maintain the Register pursuant to Section 12.8(6), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Euro-Interest Period applicable to any Eurodollar-based Advance or BBA LIBOR-based Advance or Contract Period applicable to any CDOR-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from the Borrower in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(4)                                 The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.3 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to the Borrower by the Revolving Credit Lenders in accordance with the terms of this Agreement.

(5) The Borrower agrees that, upon written request to the Agent by any Revolving Credit Lender, the Borrower will execute and deliver, to such Revolving Credit Lender, at the Borrower’s own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender.

Section 2.4 Requests for and Refundings and Conversions of Advances

The Borrower may request an Advance of the Revolving Credit, a refund of any Revolving Credit Advance in the same type of Advance or to convert any Revolving Credit Advance to any other type of Revolving Credit Advance only by delivery to the Agent of a Request for Revolving Credit Advance executed by an Authorized Signer for the Borrower, subject to the following:

(1)                                 each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:

(a)                                 the proposed date of such Revolving Credit Advance (or the refunding or conversion of an outstanding Revolving Credit Advance), which must be a Business Day;

(b)                                 whether such Advance is a new Revolving Credit Advance or a refunding or conversion of an outstanding Revolving Credit Advance; and

(c)                                  whether such Revolving Credit Advance is to be a US Base Rate Advance, a Eurodollar-based Advance, Canadian Prime Rate Advance, CDOR-based Advance or a BBA LIBOR-based Advance, and, with respect to a Eurodollar-based Advance or BBA LIBOR-based Advance, the first Euro-Interest Period applicable thereto; and with respect to the CDOR-based Advance, the first Contract Period applicable thereto, provided, however, that the initial Revolving Credit Advance made under this Agreement shall be a US Base Rate Advance or Canadian Prime Rate Advance, which may then be converted into a Eurodollar-based Advance or CDOR-based Advance, respectively, in compliance with this Agreement;

(2)                                 each such Request for Revolving Credit Advance shall be delivered to the Agent by 12:00 p.m. (Toronto time) three (3) Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a US Base Rate Advance or a Canadian Prime Rate Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Toronto time) on the proposed date for such Revolving Credit Advance;

(3)                                 on the proposed date of such Revolving Credit Advance, the sum of (x) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances, shall not exceed the Net Revolving Credit Aggregate Commitment;

(4)                                 in the case of a US Base Rate Advance or Canadian Prime Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least US$ or CAN$300,000 or the remainder available under the Revolving Credit Aggregate Commitment if less than US$ or CAN$300,000;

(5)                                 in the case of a Eurodollar-based Advance, BBA LIBOR-based Advance or CDOR-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Euro-Interest Period or Contract Period, respectively, if any, shall be at least US$ or CAN$ or € 500,000 (or a larger integral multiple of US$ or CAN$ or € 100,000) or the remainder available under the Net Revolving Credit Aggregate Commitment if less than US$ or CAN$ or € 500,000 and at any one time there shall not be in effect more than four (4) different Euro-Interest Periods or Contract Periods, respectively; and

(6)                                 a Request for Revolving Credit Advance, once delivered to the Agent, shall not be revocable by the Borrower and shall constitute a certification by the Borrower as of the date thereof that:

(a)                                 all conditions to the making of Revolving Credit Advances set forth in this Agreement have been satisfied, and shall remain satisfied to the date of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance);

(b)                                 there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance); and

(c)                                  the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date.

The Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 2.4 upon the telephone or email request of an Authorized Signer of the Borrower to make such requests and, in the event the Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to the Agent, on the same day as such telephone or email request, an executed Request for Revolving Credit Advance. The Borrower hereby authorizes the Agent to disburse Advances under this Section 2.4 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, the Borrower acknowledges that the Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the Borrower shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

Section 2.5 Disbursement of Advances.

(1)                                 Upon receiving any Request for Revolving Credit Advance from the Borrower under Section 2.4 hereof, the Agent shall promptly notify each Revolving Credit Lender by electronic mail, facsimile, wire, telex or telephone (confirmed by electronic mail, facsimile, wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Revolving Credit Advance in immediately available funds to the Agent, as follows:

(a)                                 for US Base Rate Advances, at the office of the Agent located at the office of the Agent located in Toronto, Ontario, not later than 3:00 p.m. (Toronto time) on the date of such Advance;

(b)                                 for Canadian Prime Rate Advances or CDOR-based Advances, at the office of the Agent located in Toronto, Ontario, not later than 3:00 p.m. (Toronto time) on the date of such Advance; and

(c)                                  for Eurodollar-based Advances or BBA LIBOR-based Advances, at the office of the Agent located in Toronto, Ontario, not later than 3:00 p.m. (Toronto time) on the date of such Advance.

(2)                                 Subject to submission of an executed Request for Revolving Credit Advance by the Borrower without exceptions noted in the compliance certification therein, the Agent shall make available to the Borrower the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies:

(a)                                 for US Base Rate Advances, not later than 4:00 p.m. (Toronto time) on the date of such Revolving Credit Advance, by credit to an account of the Borrower maintained with the Agent or to such other account or third party as the Borrower may reasonably direct in writing, provided such direction is timely given;

(b)                                 for Canadian Prime Rate Advances or CDOR-based Advances, not later than 4:00 p.m. (Toronto time) on the date of such Revolving Credit Advance, by credit to an account of the Borrower maintained with the Agent or to such other account or third party as the Borrower may direct, provided such direction is timely given; and

(c)                                  for Eurodollar-based Advances or BBA LIBOR-based Advances, not later than 4:00 p.m. (London time) on the date of such Revolving Credit Advance, by credit to an account of the Borrower maintained with the Agent or to such other account or third party as the Borrower may direct, provided such direction is timely given.

(3)                                 The Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender. Unless the Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit

Advance that such Revolving Credit Lender does not intend to make available to the Agent such Revolving Credit Lender’s Percentage of such Advance, the Agent may assume that such Revolving Credit Lender has made such amount available to the Agent on such date, as aforesaid. The Agent may, but shall not be obligated to, make available to the Borrower the amount of such payment in reliance on such assumption. If such amount is not in fact made available to the Agent by such Revolving Credit Lender, as aforesaid, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon the Agent’s demand therefor and the Agent has in fact made a corresponding amount available to the Borrower, the Agent shall promptly notify the Borrower and the Borrower shall pay such amount to the Agent, if such notice is delivered to the Borrower prior to 3:00 p.m. (Toronto time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by the Borrower shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing the Agent for having funded said amounts on behalf of such Revolving Credit Lender. The Borrower shall retain its claim against such Revolving Credit Lender with respect to the amounts repaid by it to the Agent and, if such Revolving Credit Lender subsequently makes such amounts available to the Agent, the Agent shall promptly make such amounts available to the Borrower as a Revolving Credit Advance. The Agent shall also be entitled to recover from such Revolving Credit Lender or the Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by the Agent to the Borrower, to the date such amount is recovered by the Agent, at a rate per annum equal to:

(a)                                 in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(b)                                 in the case of the Borrower, the rate of interest then applicable to such Advance of the Revolving Credit.

Until such Revolving Credit Lender has paid the Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to the Borrower or any of its Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.

Section 2.6 Swing Line

(1) Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth, but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.

(2)                                 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a)                                 Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(b)                                 The Borrower agrees that, upon the written request of Swing Line Lender, the Borrower will execute and deliver to Swing Line Lender a Swing Line Note.

(c)                                  The Borrower unconditionally promises to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(3)                                 Requests for Swing Line Advances. The Borrower may request a Swing Line Advance by the delivery to the Swing Line Lender of a Request for Swing Line Advance executed by an Authorized Signer for the Borrower, subject to the following:

(a)                                 each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation the proposed date of such Swing Line Advance, which must be a Business Day;

(b)                                 on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by the Borrower as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

(c)                                  on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances requested by the Borrower on such date of determination, the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date on such date shall not exceed the Net Revolving Credit Aggregate Commitment;

(d)                                 the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred and Fifty

Thousand Dollars (US$250,000) or such lesser amount as may be agreed to by the Swing Line Lender;

(e)                                  each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 3:00 p.m. (Toronto time) on the proposed date of the Swing Line Advance;

(f)                                   each Request for Swing Line Advance, once delivered to Swing Line Lender, shall not be revocable by the Borrower, and shall constitute and include a certification by the Borrower as of the date thereof that:

(i)                                     all conditions to the making of Swing Line Advances set forth in this Agreement shall have been satisfied and shall remain satisfied to the date of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance);

(ii)                                  there is no Default or Event of Default in existence, and none will exist upon the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance); and

(iii)                               the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;

(4)                                 Disbursement of Swing Line Advances. Upon receiving any executed Request for Swing Line Advance from the Borrower and the satisfaction of the conditions set forth in Section 2.6(4) hereof, Swing Line Lender shall, at its option, make available to the Borrower the amount so requested in Dollars not later than 4:00 p.m. (Toronto time) on the date of such Advance, by credit to an account of the Borrower maintained with the Agent or to such other account or third party as the Borrower may reasonably direct in writing, subject to applicable law, provided such direction is timely given. Swing Line Lender shall promptly notify the Agent of any Swing Line Advance by electronic mail, facsimile, telephone, telex or telecopier.

(5)                                 Refunding of or Participation Interest in Swing Line Advances.

(a)                                 The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Borrower (which hereby irrevocably directs the Agent to act on their behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to the Borrower, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”). The applicable Revolving Credit Advances used to refund any Swing Line Advances shall be US Base Rate Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.6(5)(b) hereof, the Swing Line Lender shall retain its claim against the Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 8.1(i) hereof shall have occurred (in which event the procedures of Section 2.6(5)(b) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.6(5)(b)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.5(1) hereof prior to 11:00 a.m. (Toronto time) on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances, subject to Section 10.1 hereof.

(b)                                 If, prior to the making of an Advance of the Revolving Credit pursuant to Section 2.6(5)(a) hereof, one of the events described in Section 8.1(i) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.6(5)(a) hereof, as applicable, shall immediately transfer to the Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.

(c)                                  Each Revolving Credit Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.6(5)(a) and Section 2.6(5)(b), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by the Borrower or any other Person; (E) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to Section 2.6(5)(a) and Section 2.6(5)(b) hereof, as the case may be, the Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.6(5)(a) and Section 2.6(5)(b) hereof shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any Credit Party, the Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.6(5)(a) and Section 2.6(5)(b) hereof.

(d)                                 Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the Revolving Credit Lenders to make or refund such Swing Line Advance or purchase a participation in such Swing Line Advance) shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.

Section 2.7 Hedging Transactions

(1)                                 The Borrower may incur Hedging Obligations under the Revolving Credit Facility pursuant to Hedging Agreements in connection with Hedging Transactions up to the Hedging Transaction Notional Amount.

(2)                                 Neither the Agent or any Revolving Credit Lender (or their Affiliates) shall be obligated to enter into any Hedging Agreement. Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Hedging Agreement, it being recognized that the Agent shall be the sole counterparty to any Hedging Agreement entered into under this Agreement.

(3)                                 Upon the entering into by the Agent of each Hedging Agreement hereunder, and except as otherwise agreed to by the Revolving Credit Lenders, each Revolving Credit Lender shall automatically acquire a pro rata participation interest in any amount to be paid to the Agent in its capacity as the sole counterparty to a Hedging Agreement as a result of an early termination of such Hedging Agreement for which the Borrower is the defaulting party, in each case based on its respective Revolving Credit Percentage (the “Hedging Participation”), provided that EDC shall at no time acquire a Hedging Participation in excess of its pro rata participation interest of the LC Hedging Aggregate Sublimit after deducting EDC’s pro rata participation interest of the Letter of Credit Obligations from such LC Hedging Aggregate Sublimit.

(4) To the extent that the LC Hedging Aggregate Obligations exceed the LC Hedging Aggregate Sublimit, the Borrower shall provide cash collateral in support of any such excess in an amount equal to the lesser of (i) 105% of the amount by which the LC Hedging Aggregate Obligations exceeds the LC Hedging Aggregate Sublimit, and (ii) the amount of such remaining excess, with such cash collateral to be provided on the basis set forth in Section 8.2 hereof. EDC hereby agrees that any cash collateral delivered by the Borrower as security for any LC Hedging Aggregate Obligations shall be first applied to repay any outstanding LC Hedging Aggregate Obligations in excess of LC Hedging Aggregate Sublimit.

Section 2.8 Interest Payments; Default Interest

(1)                                 Interest on the unpaid balance of all US Base Rate Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the US Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on September 1, 2012, and on the first day of each March, June, September and December thereafter. Whenever any payment under this Section 2.8(1) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the US Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the US Base Rate on the date of such change in the US Base Rate.

(2)                                 Interest on the unpaid balance of all Canadian Prime Rate Advances of the Revolving Credit from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Canadian Prime Rate, and shall be payable in immediately available funds quarterly in arrears commencing on September 1, 2012, and on the first day of each March, June, September and December thereafter. Whenever any payment under this Section 2.8(1) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Canadian Prime Rate shall be computed on the basis of a 365 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Canadian Prime Rate on the date of such change in the Canadian Prime Rate.

(3)                                 Interest on each Eurodollar-based Advance of the Revolving Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Euro-Interest Period applicable thereto (and, if any Euro-Interest Period shall exceed three months, then on the last Business Day of the third month of such Euro-Interest Period, and at three month intervals thereafter). Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Euro-Interest Period applicable thereto to but not including the last day thereof.

(4)                                 Interest on each BBA LIBOR-based Advance of the Revolving Credit shall accrue at its BBA LIBOR -based Rate and shall be payable in immediately available funds on the last day of the Euro-Interest Period applicable thereto (and, if any Euro-Interest Period shall exceed three months, then on the last Business Day of the third month of such Euro-Interest Period, and at three month intervals thereafter). Interest accruing at the BBA LIBOR -based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Euro-Interest Period applicable thereto to but not including the last day thereof.

(5)                                 Interest on each CDOR-based Advance of the Revolving Credit shall accrue at its CDOR-based Rate and shall be payable in immediately available funds on the last day of the Contract Period applicable thereto (and, if any Contract Period shall exceed three months, then on the last Business Day of the third month of such Contract Period, and at three month intervals thereafter). Interest accruing at the CDOR —based Rate shall be computed on the basis of a 365 day year and assessed for the actual number of days elapsed from the first day of the Contract Period applicable thereto to but not including the last day thereof.

(6)                                 Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.4 hereof and any Swing Line Advance refunded pursuant to Section 2.6(5) hereof, shall be due and payable in full on the date such Advance is refunded or converted.

(7)                                 In the case of any Event of Default under Section 8.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default and in each case until the Event of Default is cured or waived in accordance with this Agreement, immediately upon receipt by the Agent of notice from the Majority Lenders, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances, BBA LIBOR —based Advances and CDOR-based Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times, and for all US Base Rate Advances and Canadian Prime Rate Advances from time to time outstanding, at a per annum rate equal to the US Base Rate or Canadian Prime Rate Advances, as applicable, plus two percent (2%).

Section 2.9 Optional Prepayments.

(1) (i) The Borrower may prepay all or part of the outstanding principal of any US Base Rate Advance(s) of the Revolving Credit at any time, provided that, after giving effect to any partial prepayment, the aggregate balance of US Base Rate Advance(s) of the Revolving Credit remaining outstanding shall be at least two hundred and fifty thousand (US$250,000), (ii) the Borrower may prepay all or part of the outstanding principal of any Canadian Prime Rate Advance(s) of the Revolving Credit at any time, provided that, after giving effect to any partial prepayment, the aggregate balance of Canadian Prime Rate Advance(s) of the Revolving Credit remaining outstanding shall be at least two hundred and fifty thousand (Cdn.$250,000), (iii) subject to Section 2.12 hereof, the Borrower may prepay all or part of the outstanding principal of any Eurodollar-based Advance of the Revolving Credit at any time (subject to not less than five (5) Business Day’s notice to Agent), provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.4 hereof shall be at least three hundred thousand (US$300,000), (iv) subject to Section 2.12 hereof, the Borrower may prepay all or part of the outstanding principal of any CDOR-based Advance of the Revolving Credit at any time (subject to not less than five (5) Business Day’s notice to Agent) provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.4 hereof shall be at least three hundred thousand (Cdn.$300,000), and (v) subject to Section 2.12 hereof, the Borrower may prepay all or part of the outstanding principal of any BBA LIBOR-based Advance of the Revolving Credit at any time (subject to not less than five (5) Business Day’s notice to Agent), provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.4 hereof shall be at least three hundred thousand (US$300,000).

(2)                                 (i) The Borrower may prepay all or part of the outstanding principal of any Swing Line Advance carried at the US Base Rate at any time, provided that, after giving effect to any partial prepayment, the aggregate balance of US Base Rate Advance(s) remaining outstanding shall be at least one hundred thousand (US$100,000), and (i) the Borrower may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Canadian Prime Rate at any time, provided that, after giving effect to any partial prepayment, the aggregate balance of Canadian Prime Rate Advance(s) remaining outstanding shall be at least one hundred thousand (Cdn.$100,000).

(3)                                 Any prepayment of a US Base Rate Advance or Canadian Prime Rate Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 10.1 hereof, but otherwise without premium or penalty.

Section 2.10 US Base Rate Advance in Absence of Election or Upon Default

If, (a) as to any outstanding Eurodollar-based Advance or BBA LIBOR-based Advance of the Revolving Credit, the Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.4 hereof with respect to the refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurodollar-based Advance or BBA LIBOR-based Advance, as the case may be, which has not been prepaid shall be converted automatically to a US Base Rate Advance and the Agent shall thereafter promptly notify the Borrower of said action. All accrued and unpaid interest on any Advance converted to a US Base Rate Advance under this Section 2.10 shall be due and payable in full on the date such Advance is converted.

Section 2.11 Canadian Prime Rate Advance in Absence of Election or Upon Default

If, (a) as to any outstanding CDOR-based Advance of the Revolving Credit, the Agent has not received payment of all outstanding principal and accrued interest on the last day of the Contract Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.4 hereof with respect to the refunding or conversion of such Advance, or (b) if on the last day of the applicable Contract Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Contract Period the principal amount of any CDOR-based Advance or which has not been prepaid shall be converted automatically to a Canadian Prime Rate Advance and the Agent shall thereafter promptly notify the Borrower of said action. All accrued and unpaid interest on any Advance converted to a Canadian Prime Rate Advance under this Section 2.10 shall be due and payable in full on the date such Advance is converted.

Section 2.12 Revolving Credit Facility Fee

From the Effective Date to the Revolving Credit Maturity Date, the Borrower shall pay to the Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Revolving Credit Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing September 1, 2012, and on the first day of March, June, September and December thereafter (in respect of the prior three months or any portion thereof). The Revolving Credit Facility Fee payable to each Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, the Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Facility Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable.

Section 2.13 Mandatory Repayment of Revolving Credit Advances.

(1)                                 If at any time and for any reason other than as a result of currency fluctuations the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the LC Hedging Aggregate Obligations shall exceed the Revolving Credit Aggregate Commitment, the Borrower shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any LC Hedging Aggregate Obligations in an amount equal to the lesser of (x) 105% of the amount of such LC Hedging Aggregate Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on the basis set forth in Section 8.2 hereof. The Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 10.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding US Base Rate Advances under the Revolving Credit, second to outstanding Canadian Prime Rate Advances under the Revolving Credit, third to Swing Line Advances carried at the US Base Rate, fourth to Eurodollar-based Advances of the Revolving Credit to, fifth to CDOR-based Advances of the Revolving Credit, and sixth to BBA LIBOR-based Advances of the Revolving Credit.

(2)                                 If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the LC Hedging Aggregate Obligations shall exceed 105% of the Revolving Credit Aggregate Commitment due to currency fluctuations only, the Borrower shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any LC Hedging Aggregate Obligations in an amount equal to the lesser of (x) 105% of the amount of such LC Hedging Aggregate Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on the basis set forth in Section 8.2 hereof. The Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 10.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding US Base Rate Advances under the Revolving Credit, second to outstanding Canadian Prime Rate Advances under the Revolving Credit, third to Swing Line Advances carried at the US Base Rate, fourth to Eurodollar-based Advances of the Revolving Credit to, fifth to CDOR-based Advances of the Revolving Credit, and sixth to BBA LIBOR-based Advances of the Revolving Credit.

(3) To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.13 or payment pursuant to the terms of any of the Loan Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate, BBA LIBOR-based Advance or CDOR-based Rate and no Default or Event of Default has occurred and is continuing, the Borrower may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to the Agent and upon such deposit the obligation of the Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Euro-Interest Period or Contract Period attributable to the Eurodollar-based Advances, BBA LIBOR-based Advance or CDOR-based Advances, as applicable, of such Revolving Advance, thereby avoiding breakage costs under Section 10.1 hereof; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, the Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurodollar-based Advances, BBA LIBOR-based Advance or CDOR-based Advance prior to the last day of the applicable Euro-Interest Period or Contract Period, and the Borrower will be obligated to pay any resulting breakage costs under Section 10.1.

Section 2.14 Optional Reduction or Termination of Revolving Credit Aggregate Commitment

The Borrower may, upon at least five (5) Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to or greater than Five Million Dollars (US$5,000,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) the Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line

Advances (including, without duplication, any deemed Advances made under Section 3.7 hereof) outstanding hereunder, plus the LC Hedging Aggregate Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any LC Hedging Aggregate Obligations outstanding at such time; and (v) no such reduction shall reduce the Swing Line Maximum Amount unless the Borrower so elects, provided that the Swing Line Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance, BBA LIBOR-based Advance or CDOR-based Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance, BBA LIBOR-based Advance or such CDOR-based Advance, then, pursuant to Section 10.1, the Borrower shall compensate the Revolving Credit Lenders and/or the Swing Line Lender for any losses or, so long as no Default or Event of Default has occurred and is continuing, the Borrower may deposit the amount of such prepayment in a collateral account as provided in Section 2.13(3). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by the Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Percentage thereof, and will not be available for reinstatement by or readvance to the Borrower, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to the Borrower. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding US Base Rate Advances under the Revolving Credit, second to outstanding Canadian Prime Rate Advances under the Revolving Credit, third to Swing Line Advances carried at the US Base Rate, fourth to Eurodollar-based Advances of the Revolving Credit to, fifth to CDOR-based Advances of the Revolving Credit, and sixth to BBA LIBOR-based Advances of the Revolving Credit.

Section 2.15 Use of Proceeds of Advances

Advances of the Revolving Credit shall be used to finance the completion of the NSN Transaction (including any earn-out or other post-acquisition payments provided for in the MAA) and to finance the Credit Parties’ working capital requirements.

ARTICLE 3 — LETTERS OF CREDIT.

Section 3.1 Letters of Credit

Subject to the terms and conditions of this Agreement, Issuing Lender may through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of the Borrower accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars, Canadian Dollars or EUR for the account of the Borrower, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the LC Hedging

Aggregate Sublimit. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars (US$100,000) (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) thirteen (13) months after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to such industry rules and governing law as are acceptable to the Issuing Lender. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

Section 3.2 Conditions to Issuance

No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) at the request and for the account of the Borrower unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:

(a)                                 (i) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of the Hedging Obligations on such date does not exceed the LC Hedging Aggregate Sublimit, and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the Hedging Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by the Agent under Section 3.7(3) hereof in respect of the Borrower Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the Revolving Credit Aggregate Commitment;

(b)                                 the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;

(c)                                  there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;

(d)                                 the Borrower shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender;

(e)                                  no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 3.7 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the Issuing Lender from issuing, or any Revolving

Credit Lender from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;

(f)                                   there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in Canada, Ontario, the United States, Texas or the respective jurisdictions in which the Revolving Credit Lenders, the Borrower and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (e), would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit or letters of credit generally;

(g)                                  if any Revolving Credit Lender is a Defaulting Lender, the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Letter of Credit Obligations; and

(h)                                 Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by the Borrower of the matters set forth in Section 4.2 hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

Section 3.3 Notice

The Issuing Lender shall deliver to the Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, the Agent shall give notice, substantially in the form attached as Exhibit E , to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof, whether it is in Dollars, Canadian Dollars or EUR and the amount of such Revolving Credit Lender’s Percentage thereof.

Section 3.4 Letter of Credit Fees

(1)                                 The Borrower shall pay letter of credit fees as follows:

(a)                                 A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1(11) to this Agreement) shall be paid to the Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.

(b)                                 A letter of credit facing fee on the face amount of each Letter of Credit shall be paid to the Agent for distribution to the Issuing Lender for its own account based upon the Applicable Margin.

(2)                                 All payments by the Borrower to the Agent for distribution to the Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in US Dollars, Canadian Dollars or EUR in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Borrower by the Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be non-refundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable quarterly in advance on the first day of March, June, September and December) and (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of such Letter of Credit and quarterly in advance thereafter. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that, unless the Issuing Lender otherwise agrees, any increase to the face amount or extension of a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

Section 3.5  Increased Costs

(1) If any Change in Law shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, the Issuing Lender or any Revolving Credit Lender or (ii) impose on the Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to the Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Revolving Credit Lender, as the case may be, subject to Section 3.5(2) below, the Borrower shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Revolving Credit Lender for such increased cost and expense (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the US Base Rate), provided that if the Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.5 shall be accompanied by a certificate of Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by the Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest er ror, as to the amount thereof.

(2) Failure or delay on the part of the Issuing Lender or any Revolving Credit Lender to demand compensation pursuant to this Section 3.5 shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate the Issuing Lender or any Revolving Credit Lender pursuant to this Section 3.5 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.6 Other Fees

In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Borrower shall pay, for the sole account of the Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.

Section 3.7 Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.

(1)                                 Upon issuance by the Issuing Lender of each Letter of Credit hereunder (and on the Effective Date with respect to each Existing Letter of Credit), each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage.

(2)                                 If the Issuing Lender shall honour a draft or other demand for payment presented or made under any Letter of Credit, the Borrower agrees to pay to the Issuing Lender an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Toronto time), in Dollars, on (i) the Business Day that the Borrower received notice of such presentment and honour, if such notice is received prior to 11:00 a.m. (Toronto time) or (ii) the Business Day immediately following the day that the Borrower received such notice, if such notice is received after 11:00 a.m. (Toronto time).

(3)                                 If the Issuing Lender shall honour a draft or other demand for payment presented or made under any Letter of Credit, but the Borrower does not reimburse the Issuing Lender as required under Section 3.7(2) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the Borrower shall be deemed to have immediately requested that the Revolving Credit Lenders make a US Base Rate Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.4 hereof) in the principal amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto. The Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to the Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the amount of such Advance.

(4)                                 If the Issuing Lender shall honour a draft or other demand for payment presented or made under any Letter of Credit, but the Borrower does not reimburse the Issuing Lender as required under Section 3.7(2) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by the Issuing Lender from the Borrower is or must be returned or rescinded upon or during any bankruptcy, reorganization or similar process of any Credit Party or otherwise, then the Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay the Agent for the account of the Issuing Lender its pro rata share (based on its Revolving Credit Percentage) of the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto (but no such payment shall diminish the obligations of the Borrower hereunder). Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses. To the extent that a Revolving Credit Lender fails to make such amount available to the Agent by 11:00 a.m. (Toronto time) on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to the Agent, at a rate per annum equal to the Federal Funds Effective Rate. The failure of any Revolving Credit Lender to make its pro rata portion of any such amount available to the Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Agent.

(5)                                 In the case of any Advance made under Section 3.7(3), each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof or Article 4 hereof, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of the Borrower to the Agent under Section 3.7(3) shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Revolving Credit and the Swing Line, plus the Letter of Credit Obligations (other than the Reimbursement Obligations to be reimbursed by this Advance), plus the Hedging Obligations on such date exceed the then applicable Revolving Credit Aggregate Commitment).

(6)                                 If the Issuing Lender shall honour a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to the Borrower on the date such draft or demand is honoured, and to each Revolving Credit Lender on such date unless the Borrower shall have satisfied its reimbursement obligations by payment to the Agent (for the benefit of the Issuing Lender) as required under this Section 3.7. The Issuing Lender shall further use reasonable efforts to provide notice to the Borrower prior to honouring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Borrower under this Section 3.7.

(7)                                 Notwithstanding the foregoing however no Revolving Credit Lender shall be deemed to have acquired a participation in a Letter of Credit if the officers of the Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Agent or any Lender at least two (2) Business Days prior to the date of the issuance or extension of such Letter of Credit or, with respect to any Letter of Credit subject to automatic extension, at least five (5) Business Days prior to the date that the beneficiary under such Letter of Credit must be notified that such Letter of Credit will not be renewed, that the issuance or extension of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Revolving Credit Lenders, as applicable. In the event that the Issuing Lender receives such a notice, the Issuing Lender shall have no obligation to issue any Letter of Credit until such notice is withdrawn by the Agent or such Lender or until the requisite Lenders have waived such Default or Event of Default in accordance with the terms of this Agreement.

(8)                                 Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.

(9)                                 In the event that any Revolving Credit Lender becomes a Defaulting Lender, the Issuing Lender may, at its option, require that the Borrower enter into arrangements satisfactory to Issuing Lender to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Letter of Credit Obligations.

Section 3.8 Obligations Irrevocable

The obligations of Borrower to make payments to the Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.7 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a)                                 Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

(b)                                 Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;

(c)                                  The existence of any claim, setoff, defense or other right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Lender or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of

Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d)                                 Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, other than in respect of the gross negligence or wilful misconduct of the Issuing Lender;

(e)                                  Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit, other than in respect of the gross negligence or wilful misconduct of the Issuing Lender;

(f)                                   Any failure, omission, delay or lack on the part of the Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Lender, any Revolving Credit Lender or any such party; or

(g)                                  Any other event or circumstance that would, in the absence of this Section 3.8, result in the release or discharge by operation of law or otherwise of the Borrower from the performance or observance of any obligation, covenant or agreement contained in Section 3.7 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Borrower has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Borrower against the Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.8 shall be deemed to prevent the Borrower, after satisfaction in full of the absolute and unconditional obligations of the Borrower hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against the Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.

Section 3.9 Risk Under Letters of Credit.

(1)                                 In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(2)                                 Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, app raisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from the Borrower, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

(3)                                 In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of the Borrower or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of the Borrower or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or wilful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of the Borrower’s creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.

(4)                                 If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, the Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to the Agent, for redistribution in accordance with this Agreement.

Section 3.10 Indemnification

The Borrower hereby indemnifies and agrees to hold harmless the Revolving Credit Lenders, the Issuing Lender and the Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lender or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Lender, any Revolving Credit Lender or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

(a)                                 the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b)                                 the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c)                                  payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or wilful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d)                                 any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e)                                  any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

No Borrower shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or wilful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person and the Agent and the Issuing Lender shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Borrower which were caused by the gross negligence or wilful misconduct of the Issuing Lender or any officer, director, employee or agent of the Issuing Lender or by the Issuing Lender’s wrongful dishonour of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

Section 3.11 Right of Reimbursement

Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Lender to be reimbursed by the Borrower pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Borrower or any other Credit Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement (including Section 3.7(3) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the Borrower, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

ARTICLE 4 — CONDITIONS.

The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:

Section 4.1 Conditions of Initial Advances

The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:

(1)                                 Notes, this Agreement and the other Loan Documents. The Borrower shall have executed and delivered to the Agent for the account of each Lender requesting Notes, the Revolving Credit Notes or the Swing Line Notes, as applicable; the Borrower shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.

(2)                                 Corporate Authority. The Agent shall have received, with a counterpart thereof for each Lender, from each Credit Party and such other parties requested by the Agent in its reasonable discretion , a certificate of its Secretary, Assistant Secretary or other officers of such Credit Party dated as of the Effective Date as to:

(a)                                 corporate resolutions (or the equivalent) of each Credit Party (or other party) authorizing the transactions contemplated by this Agreement and the other Loan Documents approval of this Agreement and the other Loan Documents, in each case to which such Credit Party (or other party) is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of the Borrower, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder,

(b)                                 the incumbency and signature of the officers or other authorized persons of such Credit Party (or other party) executing any Loan Document and in the case of the Borrower, the officers who are authorized to execute any Requests for Advance, or requests for the issuance of Letters of Credit,

(c)                                  a certificate of good standing or continued existence (or the equivalent thereof) from the jurisdiction of its formation or incorporation, and from every state, province or other jurisdiction of the Credit Party (or other party) where the Agent is taking security from such Credit Party, which jurisdictions are listed on Schedule 4.2 attached hereto, and

(d)                                 copies of the certificate or articles of incorporation, amalgamation, continuance (or similar document) and bylaws or other constitutional documents of each Credit Party (or other party), as in effect on the Effective Date.

(3)                                 Collateral Documents, Guaranties and other Loan Documents. The Agent shall have received the following documents, each in form and substance satisfactory to the Agent and fully executed by each party thereto:

(a)                                 The following Collateral Documents, each in form and substance acceptable to the Agent and fully executed by each party thereto and dated as of the Effective Date:

(i)                                     the Security Agreements, executed and delivered by the applicable Credit Parties, together with, to the extent applicable, any notices, acknowledgments or other certifications necessary to perfect the security interests or pledges created therein;

(ii)                                  the Pledge Agreements, executed and delivered by the applicable Credit Parties, together with, to the extent applicable, originals of all certificated pledged Equity Interests or intercompany notes and executed, undated endorsements or powers of attorney in relation thereto;

(iii)                               the Guarantees, executed and delivered by the Guarantors;

(iv)                              the Cash Collateral Pledge Agreement, executed and delivered by the Borrower; and

(v)                                 the Account Control Agreements, executed and delivered by the applicable Credit Parties and the applicable deposit banks;

(b)                                 For each real property location (including each warehouse or other storage location) leased by any Credit Party as a lessee (such locations being disclosed and identified as such on Schedule 5.4(2) hereto), (i) a true, complete and accurate copy of the fully executed applicable lease bailment or warehouse agreement, as the case may be; and (ii) a Collateral Access Agreement with respect to each location, as may be required by the Agent in its reasonable discretion.

(4)                                 Lien Searches.  The Agent shall have received

(a)                                 certified copies of uniform commercial code search reports certified by a party acceptable to the Agent, and certified searches under the PPSA, Bank Act (Canada), BIA and other applicable Canadian federal and provincial laws, each dated a date reasonably prior to the Effective Date, listing all effective financing statements or security registrations in all appropriate jurisdictions which name any Credit Party (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements or registrations (where applicable), and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, financing change statements for discharge or equivalent in any other jurisdiction, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 7.2 of this Agreement),

(b)                                 intellectual property search reports results from the Canadian Intellectual Property Office, the United States Patent and Trademark Office and the United States Copyright Office for the Credit Parties (or other party) dated a date reasonably prior to the Effective Date, and

(c)                                  any documents (including, without limitation, financing statements, amendments to financing statements, financing change statements and assignments of financing statements, stock powers executed in blank and any endorsements, extracts of shareholder registers and copies of existing pledge agreement, pledge notices and acknowledgements) requested by the Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favour of the Agent (for and on behalf of the Lenders), a first priority perfected security interest in the Collateral thereunder, subject to the Liens permitted under Section 7.2 hereof, shall have been filed, registered or recorded, or shall have been delivered to the Agent in proper form for filing, registration or recordation.

(5)                                 Insurance. The Agent shall have received evidence reasonably satisfactory to it that the Credit Parties (or other parties) have obtained the insurance policies required by Section 6.5 hereof and that such insurance policies are in full force and effect.

(6)                                 Compliance with Certain Documents and Agreements. Each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person (other than the Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of, in each case to which such Person is a party.

(7)                                 Opinions of Counsel. The Credit Parties shall furnish the Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of counsel to the Credit Parties, including opinions of local counsel to the extent deemed necessary by the Agent acting reasonably, in each case dated on or about the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.

(8)                                 Payment of Fees. The Borrower shall have paid to Comerica Bank any Fees due under the terms of the Fee Letter or otherwise, along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Effective Date (including reasonable fees, disbursements and other charges of counsel to the Agent in all applicable jurisdictions).

(9)                                 Pro Forma Balance Sheet and Financial Statements. The Borrower shall have delivered to the Lenders and the Agent, in form and substance satisfactory to the Agent: (a) the Pro Forma Balance Sheet, (b) audited financial statements of the Borrower for the Fiscal Year ending February 28, 2011, and presented in accordance with GAAP, and the monthly financial statements prepared by the Borrower for December 1, 2011 and January 1, 2012 (if available) and (c) monthly projections of the Borrower through January 1, 2013, in form acceptable to the Agent.

(10)                          Appraisals; Audits; Due Diligence. The Agent and Lenders shall have received, in each case in form and substance satisfactory to the Agent, (a) an audit of all accounts receivable and inventory of the Borrower and its respective Subsidiaries, and (b) such other reports or due diligence materials as the Agent and the Majority Lenders may reasonably request.

(11)                          Material Contracts. The Agent shall have received copies of all Material Contracts described on 5.18 hereof, as well as all material agreements and certificates delivered under the MAA in consummation of the NSN Transaction. The Agent shall have received a certified copy of the MAA.

(12)                          NSN Transaction. The Agent shall have received a certificate of a Responsible Officer of the Borrower dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that all conditions precedent to the closing of the NSN Transaction have been met, the purchase price payable on the closing of the NSN Transaction is less than US$35,000,000 and the Advances made on the date hereof will be used by the Corporation in connection with the funding of the purchase price for the NSN Transaction and for working capital purposes.

(13)                          Minimum Cash Balance. The Agent shall have confirmed that the Minimum Cash Balance is deposited in the Borrower’s Agent Account.

(14)                          Pledged Cash Amount. The Agent shall have confirmed that the Pledged Cash Amount is in place (which Pledged Cash Amount may include the Minimum Cash Balance) or has made satisfactory arrangements for the Pledged Cash Amount to be in place on the date of the initial Advance, in accordance with the requirements of this Agreement and the Cash Collateral Pledge Agreement.

(15)                          EDC Insurance. The Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the accounts receivable insurance policies from EDC in connection with the Eligible Insured Accounts required by Section 6.6 and that such insurance policies are in full force and effect.

(16)                          Governmental and Other Approvals. The Agent shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Credit Party in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date, except where failure to have obtained such authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect.

(17)                          No Litigation. No action, suit or other proceeding shall be pending or threatened before any Governmental Authority which could result in a Material Adverse Effect on any Credit Party or any of their respective businesses, assets, financial condition or results of operations.

(18)                          No Material Adverse Change. There shall have been no material adverse change in the financial condition, properties, business, results or operations of the Borrower from that shown in the financial statements delivered to the Agent prior to the Effective Date.

(19)                          Closing Certificate. The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of the Borrower dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Article 4 have been satisfied to the extent required to be satisfied by any Credit Party; (b) the representations and warranties made by the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since October 21, 2011, nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect; and (e) there shall have been no material adverse change to the Pro Forma Balance Sheet.

(20) Customer Identification Forms. The Agent shall have received completed customer identification forms (forms to be provided by the Agent to the Borrower) from the Borrower and each Guarantor.

Section 4.2 Continuing Conditions

The obligations of each Lender to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:

(1)                                 No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be; and

(2)                                 Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

ARTICLE 5 — REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent, the Lenders, the Swing Line Lender and the Issuing Lender as follows:

Section 5.1 Corporate Existence and Authority

Each Credit Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the province, territory, state, country or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary, except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.

Section 5.2 Due Authorization

Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by the Borrower (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s organizational documents and, except as have been previously obtained or as referred to in Section 5.11, below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.

Section 5.3 Corporate Documents and Corporate Existence

As to each Credit Party, (a) it is an organization as described on Schedule 1.3 hereto and has provided the Agent and the Lenders with complete and correct copies of its certificate and articles of incorporation, amalgamation or continuance, by-laws or operating agreement and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate or certificate of existence or status and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.3 hereto.

Section 5.4 Good Title; Leases; Assets; No Liens

(1)                                     Each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title or fee simple title) to all assets owned by it, subject only to the Liens permitted under Section 7.2 hereof, and each Credit Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property or assets leased (as lessee), in each case to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date;

(2)                                 Schedule 5.4(2) hereof identifies all of the real property owned or leased, as lessee thereunder, by the Credit Parties on the Effective Date, including all warehouse or bailee locations;

(3)                                 To the best knowledge of the Borrower, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and

(4)                                 There are no Liens on and no financing statements on file with respect to any of the assets owned by the Credit Parties, except for the Liens permitted under Section 7.2 hereof.

Section 5.5 Taxes

Except as set forth on Schedule 5.5 hereof, each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all federal, provincial, territorial, state, municipal, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.

Section 5.6 No Defaults

No Credit Party is in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.

Section 5.7 Enforceability of Agreement and Loan Documents

This Agreement and each of the other Loan Documents to which any Credit Party is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

Section 5.8 Compliance with Laws

(a) Except as disclosed on Schedule 5.8, each Credit Party has complied with all applicable federal, provincial, territorial, state, municipal and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Credit Parties will violate any AML Laws, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

Section 5.9 Non-contravention

The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.

Section 5.10 Litigation

Except as set forth on Schedule 5.10 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of the Borrower, threatened against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

Section 5.11 Consents, Approvals and Filings, Etc

Except as set forth on Schedule 5.11 hereof, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, Governmental Authority or any securities exchange or any other Person (whether or not governmental) is required in connection with (a) the execution, delivery and performance: (i) by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party or (ii) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, and (b) otherwise necessary to the operation of its business, except in each case for (x) such matters which have been previously obtained, and (y) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favour of the Agent. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of the Borrower, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.

Section 5.12 Agreements Affecting Financial Condition

No Credit Party is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

Section 5.13 No Investment Company or Margin Stock

No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

Section 5.14 ERISA; Canadian Pension Plans

(1) As of the Effective Date, no Credit Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 5.14(1) hereto or otherwise disclosed to the Agent in writing. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Credit Parties has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Credit Parties to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. No Credit Party has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to the Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).

(2) As of the Effective Date, Schedule 5.14(2) sets forth all Canadian Benefit Plans (other than, for greater certainty, universal plans created by and to which any Credit Party is obligated to contribute by statute), Canadian Pension Plans and Canadian Union Plans adopted by the Borrower and each Subsidiary. Each of the Canadian Pension Plans and the Canadian Union Plans are duly registered under the ITA and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations of Borrower and each Subsidiary (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and Canadian Union Plans and the funding agreements therefor and all applicable laws have been performed in a timely fashion. All employer and employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan, Canadian Union Plan or Canadian Benefit Plan by Borrower or any Subsidiary have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. There are no outstanding disputes concerning the assets of the Canadian Pension Plans, Canadian Union Plans or the Canadian Benefit Plans. The pension fund under each Canadian Pension Plan or Canadian Union Plan is exempt from the payment of any income tax and there are no taxes, penalties or interest owing in respect of any pension fund. All material reports and disclosures relating to the Canadian Pension Plans and Canadian Union Plans required by those plans and any applicable laws to be filed or distributed have been filed or distributed in a timely manner. No Canadian Pension Event has occurred.

Section 5.15 Conditions Affecting Business or Properties

Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.

Section 5.16 Environmental and Safety Matters

Except as set forth in Schedule 5.10, Schedule 5.11 and Schedule 5.16:

(1) all facilities and property owned or leased by the Credit Parties are in compliance in all material respects with all Hazardous Material Laws;

(2)                                 to the best knowledge of the Borrower, there have been no unresolved and outstanding past, and there are no pending or threatened:

(a)                                 claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law, or

(b)                                 written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law; and

(3)                                 to the best knowledge of the Borrower, no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

Section 5.17 Subsidiaries

Except as disclosed on Schedule 5.17 hereto as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, no Credit Party has any Subsidiaries.

Section 5.18 Material Contracts

Schedule 5.18 attached hereto is an accurate and complete list of all Material Contracts in effect on or as of the Effective Date to which any Credit Party is a party or is bound, including, for greater certainty, the MAA.

Section 5.19 Intellectual Property

Schedule 5.19 contains a true and accurate list of all Intellectual Property (except for unregistered Intellectual Property) and Grantor Licenses owned, used or licensed by any Credit Party during the five-year period ending as of the Effective Date. The Credit Parties possess all Intellectual Property, Grantor Licenses, franchises, licenses permits and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. To the best knowledge of the Borrower, none of the Borrower and its Subsidiaries is infringing in any material respect on the rights of any person with respect to any Intellectual Property or Grantor Licenses and none of the Borrower and its Subsidiaries knows of any fact which is likely to result in the successful assertion against the Borrower or any Subsidiary of a claim for such an infringement. The Credit Parties taken as a whole do not derive in any given month more than 5% of their aggregate gross revenue from the sale, licensing, rendering or disposition of any specific item of Intellectual Property licensed from an arm’s length third party.

Section 5.20 Inbound Licences

Except as disclosed on Schedule 5.20, no Credit Party is a party to, or is bound by, any inbound license or other agreement, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement or any other property.

Section 5.21 Tradenames

Schedule 5.21 contains a true and accurate list of all trade names and any and all other names used by any Credit Party during the five-year period ending as of the Effective Date.

Section 5.22 Capital Structure

Schedule 5.22 attached hereto sets forth all issued and outstanding Equity Interests of each Credit Party, including the number of authorized, issued and outstanding Equity Interests of each Credit Party, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Credit Party are duly authorized and validly issued, fully paid, nonassessable (if applicable), free and clear of all Liens (except for Permitted Liens) and such Equity Interests were issued in compliance with all applicable federal, provincial, territorial, state and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 5.22, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party, of any Equity Interests of any Credit Party.

Section 5.23 Accuracy of Information

(1)                                 The consolidated audited financial statements for the Fiscal Year ended February 28, 2011, furnished to the Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of the Borrower and its respective Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The projections, the Pro Forma Balance Sheet and the other pro forma financial information delivered to the Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of the Borrower to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

(2)                                 Since October 21, 2011, there has been no material adverse change in the business, operations, condition, property or prospects (financial or otherwise) of the Credit Parties, taken as a whole.

(3)                                 To the best knowledge of the Credit Parties, as of the Effective Date, (i) the Credit Parties do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder, and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.24 Solvency

After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, each Credit Party will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrower to the Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code, any Debtor Relief Law or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.

Section 5.25 Employee Matters

Except as could not reasonably be expected to have a Material Adverse Effect, there are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrower, threatened against any Credit Party by any employees of any Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business. Set forth on Schedule 5.25 are all union contracts or agreements to which any Credit Party is party as of the Effective Date and the related expiration dates of each such contract.

Section 5.26 No Misrepresentation

Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party to the Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to any Credit Party after diligent inquiry, that could reasonably be expect to have a Material Adverse Effect that has not expressly been disclosed to the Agent in writing.

ARTICLE 6 — AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness (other than indemnification obligations for which no claim has been asserted) remains outstanding and unpaid, that it will, and, as applicable, it will cause each of the Guarantors to:

Section 6.1 Financial Statements

Furnish to the Agent, in form and detail satisfactory to the Agent, with sufficient copies for each Lender, the following documents:

(1) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a copy of the audited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated statements of income, stockholders equity, and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by an independent, nationally recognized chartered accountant or certified public accounting firm reasonably satisfactory to the Agent; and

(2) as soon as available, but in any event within thirty (30) days after the end of each month (including the last month of each fiscal quarter and each Fiscal Year, which, for such months, shall be a Borrower-prepared draft) subject to standard audit adjustments, commencing with the first full month after the Effective Date, the Borrower prepared unaudited Consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such month and the related unaudited statements of income, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such fiscal month, setting forth in each case in comparative form (i) the figures for the corresponding periods in the previous year and (ii) the figures for the relevant period set forth in the projections delivered for such year pursuant to Section 6.2(4), and certified by a Responsible Officer of the Borrower as being fairly stated in all material respects; and

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (2) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.

Section 6.2 Certificates; Other Information

Furnish to the Agent, in form and detail acceptable to the Agent, with sufficient copies for each Lender, the following documents:

(1)                                 Within ten (10) Business Days after and as of the most recent month-end or more frequently as reasonably requested by the Agent or the Majority Lenders, a Collateral Coverage Certificate, duly executed by a Responsible Officer of the Borrower;

(2)                                 Within thirty (30) days after and as of the most recent month-end or more frequently as reasonably requested by the Agent or the Majority Lenders, a Covenant Compliance Report, duly executed by a Responsible Officer of the Borrower;

(3)                                 Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of chartered accountants or certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(4)                                 Within thirty (30) days after the end of each Fiscal Year, projections for the Credit Parties for the next succeeding Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Borrower as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party) by a Responsible Officer of the Borrower;

(5)                                 Within thirty (30) days after and as of the end of each month, including the last month of each Fiscal Year, or more frequently as requested by the Agent or the Majority Lenders, the monthly aging of the accounts receivable and accounts payable of the Credit Parties;

(6)                                 Within thirty (30) days after and as of the end of each fiscal quarter, or more frequently as requested by the Agent or the Majority Lenders, a report signed by a Responsible Officer of the Borrower, in form reasonably acceptable to the Agent, listing any applications or registrations that any Credit Party has made or filed in respect of any patents, copyrights, trademarks, industrial designs, tradenames or any other intellectual property and the status of any outstanding applications or registrations, as well as any material change in the Credit Parties’ intellectual property from the prior-delivered report;

(7)                                 Within five (5) days after such information is released, all material public filings including but not limited to management discussion and analysis and quarterly financial statement reporting; provided the Borrower does not need to provide copies of such public filing material to the extent that it is published on SEDAR;

(8)                                 Any additional information as required by any Loan Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Credit Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by the Credit Parties, all to such extent as the Agent may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of the applicable Credit Party and shall be in such form and detail as the Agent may reasonably specify; and

(9)                                 Such additional financial and/or other information as the Agent, any Lender or EDC may from time to time reasonably request, promptly following such request.

Section 6.3 Payment of Obligations

Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

Section 6.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(1)                                 Continue to engage in their respective business and operations substantially as conducted by the Borrower and its Subsidiaries (including but not limited to the business and operations acquired pursuant to the NSN Transaction) on and prior to the Effective Date, except as otherwise permitted pursuant to Section 7.4 or as may be agreed to by the Agent from time to time in its reasonable discretion;

(2)                                 Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 7.4 or where the failure to do so would not constitute a Material Adverse Effect;

(3)                                 Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(4)                                 Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(5)                                 (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.

Section 6.5 Maintenance of Property; Insurance

(a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted); (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; (c) in the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear; (d) in the case of all public liability insurance policies, such policies shall list the Agent as an additional insured, as the Agent may reasonably request; and (e) if requested by the Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with the Agent, such certificates being in form and substance reasonably acceptable to the Agent.

Section 6.6 EDC Insurance

(a) Maintain accounts receivable insurance coverage with EDC (or other financially sound and reputable insurance companies, to be determined by the Agent in its sole discretion) in such amounts and with such conditions as are customarily carried by companies similar in size and nature; (b) such accounts receivable insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the Agent (as lender loss payee) as their respective interests may appear; and (c) if requested by the Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with the Agent, such certificates being in form and substance reasonably acceptable to the Agent.

Section 6.7 Inspection of Property; Books and Records, Discussions

Permit the Agent and each Lender, through their authorized attorneys, accountants and representatives, upon reasonable notice, (a) at all reasonable times during normal business hours, upon the request of the Agent or such Lender, to examine each Credit Party’s books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours, upon the request of the Agent, to conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties, such audits and appraisals to be completed by an appraiser as may be selected by the Agent and consented to by the Borrower (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties, provided that so long as no Event of Default or Default exists, no Credit Party shall be required to reimburse the Agent for such audits or appraisals more frequently than twice each Fiscal Year; (c) during normal business hours and at their own risk, to enter onto the real property owned or leased by any Credit Party to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours and at reasonable intervals, to visit all of the Credit Parties’ offices, discuss each Credit Party’s respective financial matters with their respective officers, as applicable, and, by this provision, the Borrower authorizes, and will cause each of their respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party and examine any of such Credit Party’s books, reports or records held by such accountants, except that at any such discussions, such Credit Party shall be present, unless such discussions relate to confirmations of loan balances and account balances by Agent and/or the Lenders .

Section 6.8 Notices

Promptly give written notice to the Agent of:

(1)                                 the occurrence of any Default or Event of Default of which any Credit Party has knowledge;

(2)                                 any (a) litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect or (b) any material adverse change in the financial condition of any Credit Party since the date of the last audited financial statements delivered pursuant to

Section 6.1(1) hereof;

(3)                                 the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(4)                                 promptly after becoming aware thereof, the taking by the CRA, the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party in a filing with the CRA, the Internal Revenue Service or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof; and

(5) (a) all jurisdictions in which any Credit Party proposes to become qualified after the Effective Date to transact business, (b) the acquisition or creation of any new Subsidiaries or Material Subsidiaries, (c) any material change after the Effective Date in the authorized and issued Equity Interests of any Credit Party or any other material amendment to any Credit Party’s constating documents, charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which the Agent may consent).

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (1), (2), (3) and (4) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.

Section 6.9 Hazardous Material Laws

(1)                                 Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

(2)                                 (i) Promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Agent and the Majority Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;

(3)                                 To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect; and

(4)                                 Provide such information and certifications which the Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 6.9.

Section 6.10 Registration of Intellectual Property Rights

Permit the Agent to audit the Intellectual Property Collateral to confirm compliance with the covenants under the Security Agreements and the Credit Parties shall reimburse and indemnify the Agent for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights hereunder, provided that so long as no Event of Default exists, no Credit

Party shall be required to reimburse the Agent for such audit more frequently than once per year. Borrower shall promptly give the Agent written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office and United States Copyright Office, including the date of such filing and the registration or application numbers, if any.

Section 6.11 Consent of Inbound Licensors

Prior to entering into or becoming bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public or the inbound licenses or agreements with NSN, Nokia or Siemens in existence at the Effective Date), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, (i) provide written notice to the Agent of the material terms of such license or agreement with a description of its likely impact on the applicable Credit Party’s business or financial condition; and (ii) in good faith take such actions as the Agent may reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) such Credit Party’s interest in such licenses or contract rights to be deemed Collateral and for the Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) the Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Agent’s rights and remedies under this Agreement and the other Loan Documents, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

Section 6.12 Financial Covenants.

(1)                                         Minimum Cash Balance Covenant. The Borrower shall maintain at all times the Minimum Cash Balance which shall include any amounts held by the Agent as Pledged Cash Collateral.

(2)                                         Minimum Tangible Net Worth. The Borrower shall maintain the following minimum Tangible Net Worth as set forth below:

Period	Minimum Tangible Net Worth

Effective Date to July 31, 2012	$70,000,000

August 1, 2012 to December 31, 2012	$65,000,000

January 1, 2013 to November 30, 2013	$60,000,000

December 1, 2013 to April 30, 2014	$65,000,000

May 1, 2014 to the Revolving Credit Maturity Date	$70,000,000

provided that (i) Tangible Net Worth for any quarter shall increase by the aggregate of 50% of the previous quarter’s positive Consolidated Net Income, and (ii) Tangible Net Worth for any quarter shall increase by the aggregate of 50% of the amount of all of the Borrower’s Equity raises by way of public offering during such quarter. For greater certainty, any Equity issued by the Borrower to NSN as part of the NSN Transaction shall not be included for the purposes of (ii) above.

(3)                                 Collateral Coverage Ratio. The Borrower shall maintain from the Effective Date until August 31, 2012, a minimum Collateral Coverage Ratio of 1.10: 1:00, and on and after September 1, 2012, a minimum Collateral Coverage Ratio of 1.25: 1:00.

(4)                                 Pledged Cash Amount Covenant. The Borrower shall deliver and pledge to the Agent the Pledged Cash Amount. The Pledged Cash Amount shall be determined on the Effective Date and a monthly basis upon the delivery of the Collateral Coverage Certificate and Covenant Compliance Report. If the amount maintained as unrestricted cash pledged in favour of the Agent (the “Pledged Collateral”) at the end of a month is less than the Pledged Cash Amount as required to maintain the Collateral Coverage Ratio as evidenced by the Covenant Compliance Report corresponding to such month, the Borrower shall deliver to the Agent concurrently with delivery of the Collateral Coverage Certificate, an amount equal to the difference between the Pledged Cash Amount and the current Pledged Collateral (the “Deficiency Amount”). Upon delivery of the Deficiency Amount to the Agent, such Deficiency Amount shall form part of the Pledged Collateral. If the amount maintained as Pledged Collateral at the end of a month exceeds the Pledged Cash Amount as calculated in the Covenant Compliance Report corresponding to such month, the Agent shall release to the Borrower a portion of the Pledged Collateral equal to the difference between the current Pledged Collateral and the Pledged Cash Amount.

Section 6.13 Governmental and Other Approvals

Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by the Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

Section 6.14 Compliance with ERISA and Canadian Pension Plans; ERISA Notices

(a)                                 Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except to the extent any non-compliance could not reasonably be expected to have a Material Adverse Effect, for each existing Canadian Pension Plan or Canadian Union Plan, ensure that such plan retains its registered status under and is administered in a timely manner in all material respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other applicable laws. Except to the extent any non-compliance could not reasonably be expected to have a Material Adverse Effect, for each Canadian Pension Plan or Canadian Union Plan hereafter adopted or contributed to by any Credit Party which is required to be registered under the ITA or any other applicable laws, each Credit Party shall use its commercially reasonable efforts to seek and receive confirmation in writing from the applicable regulatory authorities to the effect that such plan is unconditionally registered under the ITA and such other applicable laws. Except to the extent any non-compliance could not reasonably be expected to have a Material Adverse Effect, for each existing Canadian Pension Plan, Canadian Union Plan and Canadian Benefit Plan hereafter adopted or contributed to by any Credit Party, each Credit Party shall in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed by any Credit Party in connection with such plan and the funding therefor. For each Canadian Pension Plan or Canadian Union Plan of the Credit Parties and any of their Subsidiaries, each Credit Party shall ensure that amounts required to be paid it are paid when due pursuant to applicable laws, except to the extent any non-compliance could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Promptly notify the Agent upon the occurrence of any of the following events in writing: (i) any Canadian Pension Event, (ii) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Credit Party; (iii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iv) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (v) in respect of any Pension Plan, the failure of any Credit Party to make any payment required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (vi) the withdrawal of any Credit Party from any Multiemployer Plan if any Credit Party reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vii) the occurrence of (x) a “reportable event” which is required to be reported by a Credit Party under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which an exemption has been obtained.

Section 6.15 Defense of Collateral

Defend the Collateral from any Liens other than Liens permitted by Section 7.2 hereof.

Section 6.16 Future Subsidiaries; Additional Collateral.

(1) With respect to each Person which becomes a Material Subsidiary, subsequent to the Effective Date (including any existing Subsidiary that becomes a Material Subsidiary), cause such new Material Subsidiary to execute and deliver to the Agent, for and on behalf of each of the Lenders (unless waived by Agent):

(a)                                 within thirty (30) days after the date such Person becomes a Material Subsidiary (or such longer time period as the Agent may determine), a Guarantee, or in the event that a Guarantee already exists, a joinder agreement to the Guarantee whereby such Material Subsidiary becomes obligated as a Guarantor under the Guarantee; and

(b)                                 within thirty (30) days after the date such Person becomes a Material Subsidiary (or such longer time period as the Agent may determine), a Security Agreement or a joinder agreement to the Security Agreement, whereby such Material Subsidiary grants a Lien over its assets (other than Equity Interests which should be governed by this Section 6.16(2)) as set forth in the Security Agreement, and such Material Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Material Subsidiary is granted to the Agent, subject only to the other Liens permitted pursuant to Section 7.2 of this Agreement; and

(c)                                  not later than thirty (30) days or such later time period as may be agreed upon with the Agent, execute or use its commercially reasonable efforts to cause to be executed, at the Agent’s option, unless otherwise waived by the Agent, a Collateral Access Agreement with respect to any leasehold interests and/or other documents required to be delivered in connection therewith, each in form and substance reasonably acceptable to the Agent together with such other documentation as may be reasonably required by the Agent;

(2)                                 With respect to the Equity Interests of each Person which becomes a Material Subsidiary subsequent to the Effective Date (including any existing Subsidiary that becomes a Material Subsidiary), cause the Credit Party that holds such Equity Interests to execute and deliver an amendment to the Security Agreement or Pledge Agreement, as applicable, and take such actions as may be necessary to ensure a valid first priority perfected Lien is granted to the Agent over one hundred percent (100%) of the Equity Interests (or 65% of the Equity Interests with respect to any Subsidiary that is a non-US Subsidiary, the Equity Interests of which are held by a US Subsidiary) of such Material Subsidiary held by a Credit Party (subject only to Permitted Liens), such amendment to Security Agreement or Pledge Agreement to be executed and delivered (unless waived by Agent) within thirty (30) days after the date such Person becomes a Subsidiary, as the case may be (or such longer time period as Agent may determine; and

(3)                                 With respect to the acquisition of any material leasehold interest in real property by any Credit Party after the Effective Date, not later than thirty (30) days after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Subsidiary (or such longer time period as the Agent may determine), the applicable Credit Party shall deliver to the Agent a copy of the applicable lease agreement and shall execute or shall use its commercially reasonable efforts to cause to be executed, at the Agent’s option, unless otherwise waived by the Agent, a Collateral Access Agreement in form and substance reasonably acceptable to the Agent together with such other documentation as may be reasonably required by the Agent;

in each case in form reasonably satisfactory to the Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent. Upon the Agent’s request, the Credit Parties and the Material Subsidiary shall take, or cause to be taken, such additional reasonable steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 6.16.

Section 6.17 Accounts

Maintain all deposit accounts and securities accounts of any Credit Party (a) located in Canada or the United States, with the Agent, and (b) located outside of Canada or the United States, with a financial institution approved by the Agent, provided that, with respect to any such accounts maintained with any financial institution (other than the Agent), such Credit Party (i) shall cause to be executed and delivered an Account Control Agreement (or other agreement necessary to provide the Agent with the right to direct the manner in which the account is administered after the occurrence of an Event of Default) in form and substance satisfactory to the Agent and (ii) has taken all other reasonable steps (y) necessary, or (z) in the opinion of the Agent, desirable to ensure that the Agent has control or a perfected security interest in such account.

Section 6.18 Use of Proceeds

Use all Advances of the Revolving Credit as set forth in Section 2.15 hereof. The Borrower shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

Section 6.19 Further Assurances and Information

(1)                                 Take such actions as the Agent or Majority Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 7.2 hereof, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Credit Parties’ assets as the Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to the Agent, and prepared at the expense of the Borrower.

(2)                                 Execute and deliver or cause to be executed and delivered to the Agent within a reasonable time following the Agent’s request, and at the expense of the Borrower, such other documents or instruments as the Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

(3)                                 Provide the Agent and the Lenders with any other information required by any AML Laws, Section 326 of the USA Patriot Act or necessary for the Agent and the Lenders to verify the identity of any Credit Party as required by Section 326 of the USA Patriot Act.

ARTICLE 7 — NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness (other than indemnification obligations for which no claim has been asserted) remains outstanding and unpaid, it will not, and, as applicable, it will not permit any of its Guarantors to:

Section 7.1 Limitation on Debt

Create, incur, assume or suffer to exist any Debt, except:

(1)                                 Indebtedness of any Credit Party to the Agent and the Lenders under this Agreement and/or the other Loan Documents;

(2)                                 Indebtedness pursuant to the MAA;

(3)                                 any Debt existing on the Effective Date and set forth in Schedule 7.1(3) attached hereto and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Effective Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing)), (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms as in effect with respect to such Debt on the Effective Date, and shall otherwise be in compliance with this Agreement, and (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt;

(4)                                 Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(5)                                 Debt arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (g) of Section 8.1; and

(6)                                 Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 7.7 hereof.

Section 7.2 Limitation on Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(1)                                 Permitted Liens;

(2)                                 Liens securing Debt permitted by Section 7.1(3), provided that (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired; and

(3) other Liens, existing on the Effective Date, set forth on Schedule 7.2(3) and renewals and extensions thereof on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement.

Regardless of the provisions of this Section 7.2, nothing in this Section 7.2 or in any provision of this Agreement is intended to, and shall not be construed as, subordinating or postponing, or as an agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any such Permitted Liens or other Liens permitted by this Section 7.2.

Section 7.3 Acquisitions

Except for acquisitions permitted under Section 7.7 and the NSN Transaction, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.

Section 7.4 Limitation on Mergers, Dissolution, Sale of Assets, etc,

Enter into any merger, amalgamation or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

(1)                                 Inventory leased or sold in the ordinary course of business;

(2)                                 obsolete, damaged, uneconomic or worn out machinery or equipment, or machinery or equipment no longer used or useful in the conduct of the applicable Credit Party’s business;

(3)                                 mergers, amalgamations or consolidations of any Subsidiary of the Borrower with or into the Borrower or any Guarantor so long as the Borrower or one of the Guarantors shall be the continuing or surviving entity; provided that at the time of each such merger, amalgamation or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger, amalgamation or consolidation;

(4)                                 any Subsidiary of the Borrower may liquidate or dissolve into the Borrower or a Guarantor if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(5)                                 sales or transfers, including without limitation upon voluntary liquidation from any Credit Party to the Borrower or a Guarantor, provided that the Borrower or Guarantor takes such actions as the Agent may reasonably request to ensure the perfection and priority of the Liens in favour of the Lenders over such transferred assets;

(6)                                 the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business;

(7)                                 dispositions of owned or leased vehicles in the ordinary course of business;

(8)                                         licences of any non-material intellectual property rights by any Credit Party in the ordinary course of business; and

(9)                                         the abandonment or other disposition of non-material intellectual property rights that is, in the reasonable judgement of the Credit Party, no longer economically practical to maintain or useful in the conduct of the business of the Credit Parties taken as a whole.

The Lenders hereby consent and agree to the release by the Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 7.4.

Section 7.5 Restricted Payments

Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:

(1)                                 each Credit Party may pay cash Distributions to the Borrower; and

(2)                                 each Credit Party may declare and make Distributions payable in the Equity Interests of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution; and

(3)                                 the Borrower may purchase, redeem or otherwise acquire for value any of its Equity Interest upon the termination of the employment of any holder of Equity Interests in the Borrower or any of its Subsidiaries on the terms set forth in any equity compensation plan of the Borrower so long as no Default or Event of Default exists immediately before such purchase or redemption or would not exist after giving effect to such purchase or redemption.

Section 7.6 Limitation on Capital Expenditures

Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for Capital Expenditures, the amount of which in any period shall not exceed the amounts set out below:

Period	Capital Expenditures

December 1, 2012 to February 28, 2013	$5,500,000

March 1, 2013 to May 31, 2013	$4,500,000

June 1, 2013 to Revolving Credit Maturity Date	$3,500,000

Section 7.7 Limitation on Investments, Loans and Advances

Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

(1)                                 Permitted Investments;

(2)                                 Investments existing on the Effective Date and listed on Schedule 7.7(2) hereof;

(3)                                 sales on open account in the ordinary course of business;

(4)                                 intercompany loans or intercompany Investments made by any Credit Party to or in any Guarantor or the Borrower; provided that, in the case of any intercompany loans or intercompany Investments made by the Borrower in any Guarantor, the aggregate amount from time to time outstanding in respect thereof shall not exceed $1,000,000, except that the Borrower shall be permitted to make intercompany loans or intercompany Investments in DW Luxembourg and (upon DW Italy becoming a Guarantor) DW Italy in an aggregate amount from time to time not to exceed $5,000,000; and provided, further, that in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made and that, if required by the Agent, any intercompany loans shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents;

(5)                                 intercompany loans or intercompany Investments made by any Credit Party directly or indirectly to or in any Subsidiary which are not Credit Parties which so not violate the thresholds provided for in Section 7.14; provided that, in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made; and that, if required by the Agent, any intercompany loans shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents;

(6)                                 Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 7.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

Section 7.8 Transactions with Affiliates

Except as set forth in Schedule 7.8, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except: (a) subject to the restrictions and thresholds set out in Section 7.14 hereof, transactions with Affiliates that are the Borrower or Guarantors; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favourable to such

Credit Party than it would obtain in a comparable arms length transaction from unrelated third parties.

Section 7.9 Sale-Leaseback Transactions

Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be, provided that if, at the time that a Credit Party acquires fixed or capital assets, such Credit Party intends to sell to and then lease such assets from another Person pursuant to a financing arrangement that would be permitted under Section 7.1(3), such transaction will not constitute a violation of this Section 7.9 so long as such transaction is consummated within sixty (60) days following the acquisition of such assets.

Section 7.10 Limitations on Other Restrictions

Except for this Agreement or any other Loan Document, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower or any Guarantor, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (ii) restrict or prevent any Credit Party from granting the Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 7.2(2) hereunder.

Section 7.11 Modification of Certain Agreements

Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party, any Material Contract except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditors and/or secured parties under any Loan Document and (iii) could not reasonably be expected to have a Material Adverse Effect.

Section 7.12 Earn-outs

Pay or otherwise advance, directly or indirectly, any fees, amounts, distributions, payment or other distribution of assets, properties, cash, rights, earn-outs or obligations to NSN or its Subsidiaries in connection with the MAA when the Borrower is not compliant with Section 6.12 or an Event of Default exists and is continuing or would or could result from the making of such payment.

Section 7.13 Fiscal Year

Permit the Fiscal Year of any Credit Party to end on a day other than the last day of February.

Section 7.14 Negative Covenants regarding Certain Subsidiaries

(1)                                 The Borrower shall not own any assets located in Malaysia, other than capital assets which shall not have a fair market value at any time exceeding US$3,000,000.

(2)                                 The Borrower shall not own any assets located in the United Kingdom, through a branch, sales office or otherwise, which have a fair market value exceeding £150,000, other than deposit accounts which shall not have a balance at any time exceeding £150,000 and shall not have any liabilities arising from its activities in the United Kingdom other than leases with respect to leased premises with obligations thereunder not to exceed £150,000.

(3)                                 The Borrower shall not own any assets located in the United Arab Emirates, through a branch, sales office or otherwise, which have a fair market value exceeding US$250,000, other than deposit accounts which shall not have a balance at any time exceeding US$100,000 and shall not have any liabilities arising from its activities in the United Arab Emirates other than leases with respect to leased premises with obligations thereunder not to exceed US$250,000.

(4)                                 The Borrower shall not own any assets located in France, through a branch, sales office or otherwise, which have a fair market value exceeding € 150,000 and shall not have any liabilities arising from its activities in France other than leases with respect to leased premises with obligations thereunder not to exceed € 150,000.

(5)                                 DW Luxembourg shall not own capital assets located in Germany with a fair market value exceeding € 2,000,000.

(6)                                 DW Luxembourg shall not own any assets located in the Netherlands, other than Inventory.

(7)                                 DW Luxembourg shall not own Inventory located in the United Arab Emirates with a fair market value exceeding US$250,000.

(8)                                 DW Luxembourg shall not own capital assets located in the People’s Republic of China with a fair market value exceeding € 2,000,000.

(9)                                 DW Luxembourg shall not own any assets located in India other than (a) capital assets located in India with a fair market value not exceeding US$3,500,000 or (b) inventory with a fair market value not exceeding US$13,000,000.

(10)                          DragonWave Ltd. shall not own any assets located in Israel other than (a) capital assets with a fair market value not exceeding US$1,000,000, (b) inventory with a fair market value not exceeding US$4,000,000, and it shall not have any liabilities arising from its activities in Israel other than leases with respect to leased premises and vehicles with obligations thereunder not to exceed US$5,000,000.

(11)                          Axerra Networks Asia Pacific Limited shall not own any assets located in Hong Kong, through a branch, sales office or otherwise, and shall not have any liabilities other than leases with respect to leased premises with obligations thereunder not to exceed US$100,000.

(12)                          DragonWave Pte. Ltd. shall not own any assets located in Singapore other than (a) deposit accounts which shall not have a balance at any time exceeding US$2,000,000, and (b) 100% of the issued and outstanding shares of DragonWave Telecommunication Technology (Shanghai) Co., Ltd. and 50.1% interest in the joint venture known as DragonWave HFCL India Private Ltd., and it shall not have any liabilities other than leases with respect to leased premises with obligations thereunder not to exceed US$500,000.

(13)                          DragonWave Telecommunication Technology (Shanghai) Co., Ltd. shall not own any assets located in the People`s Republic of China other than (a) capital assets with a fair market value not exceeding €2,000,000 and (b) deposit accounts which shall not have a balance at any time exceeding US$3,000,000, and it shall not have any liabilities other than leases with respect to leased premises with obligations thereunder not to exceed US$1,500,000.

(14)                          DragonWave HFCL India Private Ltd. shall not own any assets located in India other than (a) capital assets with a fair market value not exceeding US$3,500,000, (b) deposit accounts which shall not have a balance at any time exceeding US$3,000,000, and it shall not have any liabilities other than leases with respect to leased premises with obligations thereunder not to exceed US$3,000,000.

(15)                          DragonWave — Comercio de Equipamentos de Telecomunicacao Ltda shall not own any assets located in Brazil other than (a) capital assets with a fair market value not exceeding US$200,000, and (b) deposit accounts which shall not have a balance at any time exceeding US$500,000, and it shall not have any liabilities other than leases with respect to leased premises with obligations thereunder not to exceed US$500,000.

(16)                          DW Corp. shall not own any Subsidiaries other than those existing on the Effective Date.

(17)                          The Borrower shall not permit DW Italy to acquire any assets, property or undertaking, or to receive the benefit of any intercompany loans from DW Luxembourg, until DW Italy has executed and delivered to the Agent, for and on behalf of each of the Lenders (a) a Guarantee whereby DW Italy becomes obligated as a Guarantor under the Guarantee; and (b) certain Security Agreements whereby DW Italy grants a Lien over its assets as set forth in the applicable Security Agreements (subject only to Permitted Liens), and DW Italy shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of DW Italy is granted to the Agent, subject only to Permitted Liens. Further, the Borrower shall cause DW Luxembourg to execute and deliver a Pledge Agreement and take such actions as may be necessary to ensure a valid first priority perfected Lien is granted to the Agent over one hundred percent (100%) of the Equity Interests of DW Italy (subject only to Permitted Liens). The Guarantee, the Security Agreements and the Pledge Agreement shall be, in each case, in form reasonably satisfactory to the Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent. Upon the Agent’s request, the Borrower, DW Luxembourg and DW Italy shall take, or cause to be taken, such additional reasonable steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.14.

ARTICLE 8 — DEFAULTS.

Section 8.1 Events of Default

The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)                                 non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line) or (ii) any Reimbursement Obligation or (iii) any Fees, provided in the case of interest on the Indebtedness under the Revolving Credit, within three (3) Business Days after the same is due and payable;

(b)                                 non-payment of any other amounts due and owing by the Borrower under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within three (3) Business Days after the same is due and payable;

(c)                                  default in the observance or performance of any of the conditions, covenants or agreements of the Borrower set forth in Sections 6.1, 6.2, 6.4(1) and (5), 6.5, 6.7, 6.8, 6.10, 6.16, 6.17, 6.18, 6.19 or Article 7 in its entirety, provided that an Event of Default arising from a breach of Sections 6.1 or 6.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 6.8(1) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 6.8(1) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

(d)                                 default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party and continuance thereof for a period of thirty (30) consecutive days;

(e)                                  any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(f)                                   (i) default by any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guarantee (other than Indebtedness hereunder) of any Credit Party in excess of US$ 5,000,000 (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of any Credit Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of US$ 100,000 (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness;

(g)                                  the rendering of any final judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of US$ 5,000,000 (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party, and such judgments shall remain unpaid, unvacated, dishonoured or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

(h)                                 the occurrence of (i) any Canadian Pension Event, or (ii) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of the Agent’s or any Lender’s other rights or remedies hereunder), or (iii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iv) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (v) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

(i)                                     except as expressly permitted under this Agreement, any Credit Party shall be dissolved (other than a dissolution of a Subsidiary of the Borrower which is not a Guarantor or the Borrower) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed or stayed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party ) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed, dismissed or stayed within sixty (60) days;

(j)                                    a Change of Control;

(k)                                 any event or action occurs that has a Material Adverse Effect; or

(l)                                     any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender, the Agent, Issuing Lender or Swing Line Lender), or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document.

Section 8.2 Exercise of Remedies

If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrower; (c) upon the occurrence of any Event of Default specified in Section 8.1(i) and notwithstanding the lack of any declaration by the Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Lenders, demand immediate delivery of cash collateral, and the Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by the Agent; (e) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify the Borrower or any Credit Party that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances with respect to which Section 2.6 hereof shall govern) owing from time to time to the Agent or any Lender, at a per annum rate equal to the then applicable US Base Rate or Canadian Prime Rate plus three percent (3%); and (f) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

Section 8.3 Rights Cumulative

No delay or failure of the Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of the Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

Section 8.4 Waiver by the Borrower of Certain Laws

To the extent permitted by applicable law, the Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

Section 8.5 Waiver of Defaults

No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 12.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by the Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. The Borrower expressly agrees that this Section may not be waived or modified by the Lenders or the Agent by course of performance, estoppel or otherwise.

Section 8.6 Set Off

Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to the Borrower but subject to the provisions of Section 9.3 hereof (any requirement for such notice being expressly waived by the Borrower), setoff and apply against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower and any property of the Borrower from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by the Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to the Agent and the Borrower of the occurrence thereof. The Borrower hereby grants to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Borrower under this Agreement. The rights of each Lender under this Section 8.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

Section 8.7 Receiver

Upon the occurrence of an Event of Default, the Agent may, without notice or consent and without regard to the adequacy of any security for the Indebtedness, obtain appointment of a receiver, interim receiver or receiver manager for the business of the Borrower, the Collateral

(including, without limitation, the rents and profits derived from any Collateral), and the Borrower hereby consents to such appointment. This appointment will be in addition to any other rights, relief or remedies afforded the Agent and the Lenders. Such receiver, in addition to any other rights to which he is entitled, may sell any and all property of the Borrower for the benefit of the Agent and the Lenders pursuant to provisions of applicable law. The Agent may initiate receivership proceedings in any forum selected by Agent.

ARTICLE 9 — PAYMENTS, RECOVERIES AND COLLECTIONS.

Section 9.1 Payment Procedure

(1)                                 All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by the Agent not later than 1:00 p.m. (Toronto time) on the date such payment is required or intended to be made in the applicable currency of such Advance being Dollars, CAD Dollars or EUR, as applicable, in immediately available funds to the Agent at the Agent’s office located at Suite 2210, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario M5J 2J2 for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit, any Letter of Credit Obligations and Hedging Obligations. Any payment received by the Agent after 1:00 p.m. (Toronto time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender in like funds and currencies, of all amounts received by it for the account of such Lender.

(2)                                 Unless the Agent shall have been notified in writing by the Borrower at least two (2) Business Days prior to the date on which any payment to be made by the Borrower is due that the Borrower does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Borrower has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender, on such payment date an amount equal to such Lender’s share of such assumed payment. If the Borrower has not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.

(3)                                 Subject to the definition of “Interest Period” in Article 1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(4)                                 All payments to be made by the Borrower under this Agreement or any of the Notes (including without limitation payments under the Swing Line and/or Swing Line Note) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 12.8) with Section 12.13, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any Governmental Authority or of any political subdivision thereof or any federation or organization of which such Governmental Authority may at the time of payment be a member (other than any taxes on the overall income, net income, net profits or net receipts or similar taxes (or any franchise taxes imposed in lieu of such taxes) on the Agent or any Lender (or any branch maintained by the Agent or a Lender) as a result of a present or former connection between the Agent or such Lender and the Governmental Authority, political subdivision, federation or organization imposing such taxes), unless the Borrower is compelled by law to make payment subject to such tax. In such event, the Borrower shall:

(a)                                 pay to the Agent for the Agent’s own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders (including the Swing Line Lender) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(b)                                 remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender or Lenders (including the Swing Line Lender), as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by the Borrower of any such taxes payable by the Borrower.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, fees, deductions and withholdings or similar charges together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 9.1) thereon. The Borrower shall be reimbursed by the applicable Lender for any payment made by the Borrower under this Section 9.1 if the applicable Lender is not in compliance with its obligations under Section 12.13 at the time of the Borrower’s payment.

Section 9.2 Application of Proceeds of Collateral

Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 8.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default: (a) upon the termination of the Revolving Credit Aggregate Commitment, (b) the acceleration of any Indebtedness arising under this Agreement, (c) at the Agent’s option, or (d) upon the request of the Majority Lenders after the commencement of any remedies hereunder, the Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Agent under the Loan Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lender hereunder, next, to the Indebtedness under the Revolving Credit (including any Reimbursement Obligations), on a pro rata basis, next to any obligations owing by any Credit Party under any Hedging Agreements on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.

Section 9.3 Pro-rata Recovery

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations, Hedging Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, the Letter of Credit Obligations and/or Hedging Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 9.4 Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.

(1)                                 The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to the Borrower or any of their Subsidiaries, the Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.

(2)                                 If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be subject to the restrictions set forth in Section 12.10.

(3)                                 To the extent and for so long as a Lender remains a Defaulting Lender and notwithstanding the provisions of Section 9.3 hereof, the Agent shall be entitled, without limitation, (i) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Lender shall be delinquent or otherwise in default to the Agent or any Lender (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, (ii) if the amount of Advances made by such Defaulting Lender is less than its Percentage requires, apply payments of principal made by the Borrower amongst the Non-Defaulting Lenders on a pro rata basis until all outstanding Advances are held by all Lenders according to their respective Percentages and (iii) to bring an action or other proceeding, in law or equity, against such Defaulting Lender in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Performance by the Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section, except to the extent expressly set forth herein. Furthermore, the rights and remedies of the Borrower, the Agent, the Issuing Lender, the Swing Line Lender and the other Lenders against a Defaulting Lender under this section shall be in addition to any other rights and remedies such parties may have against the Defaulting Lender under this Agreement or any of the other Loan Documents, applicable law or otherwise, and the Borrower does not waive any rights or remedies against any Defaulting Lender.

(4) If any Lender shall become a Defaulting Lender, then, for so long as such Lender remains a Defaulting Lender, any Fronting Exposure shall be reallocated by the Agent at the request of the Swing Line Lender and/or the Issuing Lender among the Non-Defaulting Lenders in accordance with their respective Percentages of the Revolving Credit, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each Non-Defaulting Lender, plus such Non-Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances, Letter of Credit Obligations and Hedging Obligations prior to giving effect to such reallocation plus such Non-Defaulting Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Non- Defaulting Lender’s Percentage of the Revolving Credit Aggregate Commitment, and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation.

Section 9.5 Currency Matters

Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to the Agent and the Lenders shall be payable in the currency in which such Indebtedness is denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the Dollar Amount on the date of calculation, comparison, measurement or determination.

ARTICLE 10 — CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.

Section 10.1 Reimbursement of Prepayment Costs

If (i) the Borrower makes any payment of principal with respect to any Eurodollar-based Advance or CDOR-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) the Borrower converts or refunds (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.6(5)); (iii) the Borrower fails to borrow, refund or convert any Eurodollar-based Advance or CDOR-based Advance after notice has been given by the Borrower to the Agent in accordance with the terms hereof requesting such Advance; or (iv) or if the Borrower fails to make any payment of principal in respect of a Eurodollar-based Advance or CDOR-based Advance when due, the Borrower shall reimburse the Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by the Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not the Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by the Borrower to the Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by the

Agent and Lenders, as the case may be) which would have accrued to the Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period or Contract Period, as applicable, provided, however, that any Lender may fund any Eurodollar-based Advance or CDOR-based Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of the Borrower, the Agent and Lenders shall deliver to the Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

Section 10.2 Circumstances Affecting LIBOR Rate, BBA LIBOR Rate or CDOR Rate Availability

If the Agent or the Majority Lenders (after consultation with the Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Lenders at the applicable LIBOR Rate, BBA LIBOR Rate or CDOR Rate, then the Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, (i) the obligation of Lenders to make Advances which bear interest at or by reference to the LIBOR Rate or CDOR Rate, and the right of the Borrower to convert an Advance to or refund an Advance as an Advance which bear interest at or by reference to the LIBOR Rate, BBA LIBOR Rate or CDOR Rate shall be suspended, (ii) effective upon the last day of each Euro-Interest Period or Contract Period, as applicable, related to any existing Eurodollar-based Advance, BBA LIBOR-based Advance or CDOR-Based Advance, each such Eurodollar-based Advance, BBA LIBOR-based Advance or CDOR-Based Advance shall automatically be converted into an Advance which bears interest at or by reference to the US Base Rate or Canadian Prime Rate, respectively (without regard to the satisfaction of any conditions to conversion contained elsewhere herein), and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate, BBA LIBOR Rate or CDOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the US Base Rate or Canadian Prime Rate, respectively (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).

Section 10.3 Laws Affecting LIBOR Rate, BBA LIBOR Rate or CDOR Rate Availability

If any Change in Law shall make it unlawful or impossible for any of the Lenders to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, BBA LIBOR Rate or CDOR Rate, such Lender shall forthwith give notice thereof to the Borrower and to the Agent. Thereafter, (a) the obligations of the applicable Lenders to make Advances which bear interest at or by reference to the LIBOR Rate, BBA LIBOR Rate or CDOR Rate and the right of the Borrower to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate, BBA LIBOR Rate or CDOR Rate shall be suspended and thereafter only the US Base Rate or

Canadian Prime Rate, as applicable, shall be available, and (b) if any of the Lenders may not lawfully continue to maintain an Advance which bears interest at or by reference to the LIBOR Rat, BBA LIBOR Rate e or CDOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the US Base Rate or Canadian Prime Rate, as applicable.

Section 10.4 Increased Cost of Advances Carried at the LIBOR Rate, BBA LIBOR Rate or CDOR Rate

If any Change in Law shall:

(1)                                 subject any of the Lenders to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Lenders of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders); or

(2)                                 impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders or shall impose on any of the Lenders or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate, BBA LIBOR Rate or CDOR Rate or to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the LIBOR Rate, BBA LIBOR Rate or CDOR Rate, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, the Borrower agrees to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. The Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause the Borrower to incur additional liability under Section 10.1 hereof, provided that the Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. A certificate of the Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.

Section 10.5 Capital Adequacy and Other Increased Costs

(1) If any Change in Law affects or would affect the amount of capital required to be maintained by a Lender or the Agent (or any corporation controlling such Lender or the Agent) and such Lender or the Agent, as the case may be, determines that the amount of such capital is increased by, or based upon the existence of such Lender’s or the Agent’s obligations or

Advances hereunder, the effect of such Change in Law is to result in such an increase, and such increase has the effect of reducing the rate of return on such Lender’s or the Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or the Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or the Agent to be material (collectively, “Increased Costs”), then the Agent or such Lender shall notify the Borrower, and thereafter the Borrower shall pay to such Lender or the Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or the Agent, additional amounts sufficient to compensate such Lender or the Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or the Agent reasonably determines to be allocable to the existence of such Lender’s or the Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or the Agent, as the case may be, shall be submitted by such Lender or by the Agent to the Borrower, reasonably promptly after becoming aware of any event described in this Section 10.5 and shall be conclusively presumed to be correct, absent manifest error. No amounts shall be due under this Section 10.5 to the extent such amounts are due and payable under Section 10.4.

(2) Failure or delay on the part of the Lender to demand compensation pursuant to Sections 10.4 or 10.5 shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Credit Parties shall not be required to compensate the Lenders pursuant to Sections 10.4 or 10.5 for any increased costs incurred or reductions suffered more than 180 days prior to the making of a Lender’s initial request for such additional amounts, unless the event giving rise to such increased costs or reductions is retroactive, in which case the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 10.6 Right of Lenders to Fund through Branches and Affiliates

Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Borrower.

Section 10.7 Margin Adjustment

Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1(11), shall be implemented on a quarterly basis as follows:

(1) Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder, the Applicable Fee Percentage and the Letter of Credit Fee, upon the date of delivery of the financial statements under Sections 7.1(a) and 7.1(b) hereunder and the Covenant Compliance Report under Section 7.2(a) hereof, in each case establishing applicability of the appropriate adjustment and in each case with no retroactivity or claw-back. In the event the Borrower shall fail timely to deliver such financial statements or the Covenant Compliance Report and such failure continues for three (3) Business Days, then (but without affecting any Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the Applicable Margins and Applicable Fee Percentages shall be at the highest level on the Pricing Matrix attached to this Agreement as Schedule 1.1(11).

(2) Notwithstanding the foregoing, however, if, prior to the payment and discharge in full (in cash) of the Indebtedness (other than indemnification obligations for which no claim has been asserted) and the termination of any and all commitments hereunder, as a result of any restatement of or adjustment to the financial statements of the Borrower and any of its Subsidiaries (relating to the current or any prior fiscal period) or for any other reason, the Agent determines that the Applicable Margin and/or the Applicable Fee Percentages as calculated by the Borrower as of any applicable date of determination were inaccurate in any respect and a proper calculation thereof would have resulted in different pricing for any fiscal period, then (x) if the proper calculation thereof would have resulted in higher pricing for any such period, the Borrower shall automatically and retroactively be obligated to pay to the Agent, promptly upon demand by the Agent or the Majority Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and, if the current fiscal period is affected thereby, the Applicable Margin and/or the Applicable Fee Percentages for the current period shall be adjusted based on such recalculation; and (y) if the proper calculation thereof would have resulted in lower pricing for such period, the Agent and Lenders shall have no obligation to recalculate such interest or fees or to repay any interest or fees to the Borrower.

Section 10.8 Illegality

If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Advance (or to maintain its obligation to make any Advance), to the Borrower or to receive the benefit of a Guarantee from a Guarantor, or receive the benefit of security over the assets or shares of such Borrower or Guarantor, or do business with such Borrower or Guarantor, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), either, at the direction of the Lender, (i) agree that the Borrower or such Guarantor shall not become the Borrower or such Guarantor with respect to the Lender and /or agree that the Lender shall not make or maintain any Advance (or maintain its obligation to make any Advance) to the Borrower or receive the benefit of a Guarantee from a Guarantor, or receive the benefit of security over the assets or shares of such Borrower or Guarantor, or do business with such Borrower or Guarantor or (ii) prepay (without prepayment penalty) or, if conversion would avoid the activity that is unlawful, convert any Advances in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 11.1 Appointment of the Agent

Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.

Section 11.2 Deposit Account with the Agent or any Lender

The Borrower authorizes the Agent and each Lender, in the Agent’s or such Lender’s sole discretion, upon notice to the Borrower to charge its general deposit account(s), if any, maintained with the Agent or such Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

Section 11.3 Scope of the Agent’s Duties

The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of the Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. The Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Agent may treat the payee of any Note as the holder thereof. The Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.4 Successor Agent

The Agent may resign as such at any time upon at least thirty (30) days prior notice to the Borrower and each of the Lenders. If the Agent at any time shall resign or if the office of the Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to the Borrower (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States or Canada, or a commercial bank organized under the laws of the United States, Canada or any state or province thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and the Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, the Borrower, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, the Borrower, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as the Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 11 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

Section 11.5 Credit Decisions

Each Lender acknowledges that it has, independently of the Agent and each other Lender and based on the financial statements of the Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of the Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

Section 11.6 Authority of the Agent to Enforce This Agreement

Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which the Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

Section 11.7 Indemnification of the Agent

The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Borrower, but without limiting any obligation of the Borrower to make such reimbursement), ratably according to their respective Weighted Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by the Borrower, but without limiting the obligation of the Borrower to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by the Borrower for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or the Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), the Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

Section 11.8 Knowledge of Default

It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business

Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by the Borrower hereunder.

Section 11.9 The Agent’s Authorization; Action by Lenders

Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that the Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

Section 11.10 Enforcement Actions by the Agent

Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, the Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which the Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

Section 11.11 Collateral Matters.

(1)                                 The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(2)                                 The Lenders irrevocably authorize the Agent, in its reasonable discretion, to the full extent set forth in Section 12.10(4) hereof, (1) to release or terminate any Lien granted to or held by the Agent upon any Collateral (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness (other than indemnification obligations for which no claim has been asserted) payable under this Agreement and under any other Loan Document; (b) constituting property (including, without limitation, Equity Interests in any

Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) constituting property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 12.10; (2) to subordinate the Lien granted to or held by the Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 7.2(2) hereof; and (3) if all of the Equity Interests held by the Credit Parties in any Person are sold or otherwise transferred to any transferee other than the Borrower or a Subsidiary of the Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guarantee). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.11(2).

Section 11.12 The Agents in their Individual Capacities

Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

Section 11.13 The Agent’s Fees

Until the Indebtedness (other than indemnification obligations for which no claim has been asserted) has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, the Borrower shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the Fee Letter on the terms set forth therein. The agency fees referred to in this Section 11.13 shall not be refundable under any circumstances.

Section 11.14 Documentation Agent or other Titles

Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 11.15 Patriot Act, AML Laws, and Customer Identification Program

(1)                                 Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other AML Laws, including any programs involving any of the following items relating to or in connection with the Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(2)                                 Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both

(i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall, upon request by the Agent, deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations in such form as is no less than the Agent reasonably believes is necessary for compliance therewith: (x) within 10 days after the Effective Date, and (y) upon request by the Agent, at such other times as are required under the USA Patriot Act.

(3)                                 If the Agent has ascertained the identity of the Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Laws, then the Agent (i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of the applicable AML Laws; and (ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness. Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Agent has no obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.

ARTICLE 12 — MISCELLANEOUS.

Section 12.1 Accounting Principles

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.

Section 12.2 Consent to Jurisdiction

The Borrower, the Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any federal or Ontario court sitting in Toronto, Ontario in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrower, the Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such federal or Ontario court. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the Province of Ontario by the delivery of copies of such process to it at the applicable addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 12.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against any Credit Party or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. The Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

Section 12.3 Law of Ontario

This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12.4 Interest

Subject to Section 1.3, in the event the obligation of the Borrower to pay interest on the principal balance of the Notes or on any other amounts outstanding hereunder or under the other Loan Documents is or becomes in excess of the maximum interest rate which the Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable thereto with respect to such Lender’s applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

Section 12.5 Closing Costs and Other Costs; Indemnification.

(1) The Borrower shall pay or reimburse (a) the Agent and its Affiliates and their respective employees, agents, officers and directors for payment of, on demand, all reasonable costs and expenses, including, by way of description and not limitation, reasonable in-house and outside attorney fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by the Agent and its Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by the Borrower, and (b) the Agent and its Affiliates and each of the Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by the Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against the Borrower or any other Credit Party, or otherwise incurred by the Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against the Agent, its Affiliates, or any Lender which would not have been asserted were it not for the Agent’s or such Affiliate’s or Lender’s relationship with the Borrower hereunder or otherwise, shall also be paid by the Borrower. All of said amounts required to be paid by the Borrower hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by the Agent, at the US Base Rate, plus three percent (3%).

(2)                                 The Borrower agrees to indemnify and hold the Agent and each of the Lenders (and their respective Affiliates and their respective employees, agents, officers and directors) harmless from all loss, cost, damage, liability or expenses, including reasonable in-house and outside attorneys’ fees and disbursements (but without duplication of such fees and disbursements for the same services), incurred by the Agent and each of the Lenders by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses to the extent arising as a result of the gross negligence or wilful misconduct of the party seeking to be indemnified under this Section 12.5(2).

(3)                                 The Borrower agrees to defend, indemnify and hold harmless the Agent and each Lender (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by the Agent or any Lender in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/or (iv) complying or coming into compliance with all Hazardous

Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Borrower shall have no obligations under this Section 12.5(3) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or wilful misconduct of the Agent or such Lender, as the case may be. The obligations of the Borrower under this Section 12.5(3) shall be in addition to any and all other obligations and liabilities the Borrower may have to the Agent or any of the Lenders at common law or pursuant to any other agreement.

Section 12.6 Notices.

(1)                                 Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 12.6(1) or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 12.6(1) or posted to an E-System set up by or at the direction of the Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Lender to the Borrower shall be deemed to be a notice to all of the Credit Parties.

(2)                                 Notices and other communications provided to the Agent and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

Section 12.7 Further Action

The Borrower, from time to time, upon written request of the Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

Section 12.8 Successors and Assigns; Participations; Assignments.

(1)                                 This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Lenders and their respective successors and assigns.

(2)                                 The foregoing shall not authorize any assignment by the Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.

(3)                                 No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (4) of this Section, (ii) by way of a participation in accordance with the provisions of clause (5) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (6) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).

(4)                                 Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(a)                                 each such assignment shall be made on a pro rata basis and shall be in a minimum amount of the lesser of (x) Five Million Dollars (US$5,000,000) or such lesser amount as the Agent and the Borrower (unless there is an Event of Default that has occurred and is continuing, in which case the Agent alone may determine such assignment), shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit); provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) be less than US$5,000,000; and

(b)                                 the parties to any assignment shall execute and deliver to the Agent an Assignment Agreement substantially (as determined by the Agent) in the form attached hereto as Exhibit H (with appropriate insertions acceptable to the Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.

Until the Assignment Agreement becomes effective in accordance with its terms, and the Agent has confirmed that the assignment satisfies the requirements of this Section 12.8, the Borrower and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment

Agreement that satisfies the requirements of this Section 12.8, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Upon request, the Borrower shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The Agent, the Lenders and the Borrower acknowledges and agrees that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.

(5) The Borrower and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to the Borrower or any of the Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(a)                                 such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(b)                                 a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof;

(c)                                  such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters requiring the consent of each of the Lenders under Section 12.10(2) (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, the Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not so ld such participation. Each such participant shall be entitled to the benefits of Article 10 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Article 10 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 8.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 9.3 hereof as though it were a Lender; and

(d)                                 each participant shall provide the relevant tax form required under Section 12.11.

(6)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(7)                                 The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but only with respect to any entry relating to such Lender’s Percentages and the principal amounts owing to such Lender) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrower of the making of any entry in the Register or any change in such entry.

(8)                                 The Borrower authorizes each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 12.11 hereof or shall otherwise agree to be bound by the terms thereof.

(9)                                 Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

Section 12.9 Counterparts

This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

Section 12.10 Amendment and Waiver.

(1)                                 No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).

(2)                                 Notwithstanding anything to the contrary herein,

(a)                                 no amendment, waiver or consent shall increase the stated amount of any Lender’s commitment hereunder without such Lender’s consent;

(b)                                 no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders holding Indebtedness directly affected thereby, do any of the following:

(i)            reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder,

(ii)           postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder,

(iii)          change any of the provisions of this Section 12.10 or the definition of “Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that changes to the definition of “Majority Lenders” may be made with the consent of only the Majority Lenders to include the Lenders holding any additional credit facilities that are added to this Agreement with the approval of the appropriate Lenders, and,

(iv)          any modifications to the definitions of “Collateral Coverage Amount”, “Eligible Accounts” and “Eligible Insured Accounts”;

(c)                                  no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following:

(i)            except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither the Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or non-consensual debtor-in-possession or similar financing), or release any material guarantee provided by any Person in favour of the Agent and the Lenders, provided however that the Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guarantee to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise),

(ii)           increase the maximum duration of Interest Periods permitted hereunder; or

(iii)          modify Sections 9.2 or 9.3 hereof;

(d)                                 any amendment, waiver or consent that will (i) reduce the principal of, or interest on, the Swing Line Note, (ii) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note or (iii) otherwise affect the rights and duties of the Swing Line Lender under this Agreement or any other Loan Document, shall require the written concurrence of the Swing Line Lender;

(e)                                  any amendment, waiver or consent that will affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents, shall require the written concurrence of the Issuing Lender; and

(f)                                   any amendment, waiver, or consent that will affect the rights or duties of the Agent under this Agreement or any other Loan Document, shall require the written concurrence of the Agent.

(3)                                 Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, consent, waiver or any other modification to any Loan Document (and all amendments, consents, waivers and other modifications may be effected without the consent of the Defaulting Lenders), except that the foregoing shall not permit, in each case without such Defaulting Lender’s consent, (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness owing to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the Indebtedness or the extension of any commitment to extend credit of such Defaulting Lender, or (iv) any other modification which requires the consent of all Lenders or the Lender(s) affected thereby which affects such Defaulting Lender more adversely than the other affected Lenders (other than a modification which results in a reduction of such Defaulting Lender’s Percentage of any Commitments or repayment of any amounts owing to such Defaulting Lender on a non pro-rata basis).

(4)                                 The Agent shall, upon the written request of the Borrower, execute and deliver to the Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness (other than in respect of contingent indemnification obligations for which no claim has been asserted) payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section 12.10; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guarantee) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than the Borrower or a Subsidiary of the Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) the Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.

(5)                                 Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency

Section 12.11 Confidentiality

(1) Each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, directors or officers, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors, counsel or representatives) any information with respect to the Credit Parties which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to any Credit Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, provincial, territorial, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, Canada Deposit Insurance Corporation or similar organizations (whether in the United States, Canada or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with Section 12.8(6) hereof.

(2) Each Lender acknowledges that the Borrower: (i) is permitted to reference this Agreement including any Schedules or Exhibits hereto (and any amendments hereto or thereto) in any and all public and private filings with applicable securities regulators and (ii) is permitted to publicly file a copy of this Agreement including any Schedules or Exhibits hereto (and any amendments hereto or thereto) with applicable securities regulators (subject to such redactions permitted by securities regulators as may reasonably be requested by the Lenders).

Section 12.12 Substitution or Removal of Lenders

(1)                                 With respect to any Lender (i) whose obligation to make Eurodollar-based Advances or CDOR-based Advances has been suspended pursuant to Section 10.2 or Section 10.3, (ii) that has demanded compensation under Sections 3.5, 10.4 or 10.5, (iii) that has become a Defaulting Lender or (iv) that has failed to consent to a requested amendment, waiver or modification to any Loan Document as to which the Majority Lenders have already consented (in each case, an “Affected Lender”), then the Agent or the Borrower may, at the Borrower’s sole expense, require the Affected Lender to sell and assign all of its interests, rights and obligations under this Agreement, including, without limitation, its Commitments, to an assignee (which may be one or more of the Lenders) (such assignee shall be referred to herein as the “Purchasing Lender” or “Purchasing Lenders”) within two (2) Business Days after receiving notice from the Borrower requiring it to do so, for an aggregate price equal to the sum of the portion of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Lender(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including without limitation, if demanded by the Affected Lender, the amount of any compensation that due to the Affected Lender under Sections 3.5, 10.1, 10.4 or 10.5 to but excluding said date), payable (in immediately available funds) in cash. The Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrower and the Agent, shall enter into an Assignment Agreement pursuant to Section 12.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the Lenders hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver the Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 12.12, the Borrower or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.

(2)                                 If any Lender is an Affected Lender of the type described in Section 12.10(2)(c) and (d) (any such Lender, a “Non-Compliant Lender”), the Borrower may, with the prior written consent of the Agent, and notwithstanding Section 9.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to reduce any Commitments by an amount equal to the Non-Compliant Lender’s Percentage of the Commitment of such Impaired Lender and repay such Non-Compliant Lender an amount equal the principal amount of all Advances owing to it, all interest and fees accrued for its account through but excluding the date of such repayment, and all other amounts payable to it hereunder (including without limitation, if demanded by the Non-Compliant Lender, the amount of any compensation that due to the Non-Compliant Lender under Sections 3.5, 10.1, 10.4 or 10.5 to but excluding said date), payable (in immediately available funds) in cash, so long as, after giving effect to the termination of Commitments and the repayments described in this clause (b), any Fronting Exposure of such Non-Compliant Lender shall be reallocated among the Lenders that are not Non-Compliant Lenders in accordance with their respective Revolving Credit Percentages, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each such Lender, plus such Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances, Letter of Credit Obligations and Hedging Obligations prior to giving effect to such reallocation plus such Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Lender’s Percentage of the Revolving Credit Aggregate Commitment, and with respect to any portion of the Fronting Exposure that may not be reallocated, the Borrower shall deliver to the Agent, for the benefit of the Issuing Lender and/or Swing Line Lender, as applicable, cash collateral or other security satisfactory to the Agent, with respect any such remaining Fronting Exposure.

Section 12.13 Withholding Taxes

(1) If any Lender is not a “united states person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, such Lender shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 12.8 hereof, as applicable) deliver to the Agent two original executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Lender’s domicile which provides for the exemption from withholding on interest payments to such Lender, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Lender is exempt from United States income tax withholding with respect to such income; provided, however, that such Lender shall not be required to deliver to the Agent the aforesaid forms or other evidence with respect to Advances to the Borrower, if such Lender has assigned its entire interest hereunder (including its Revolving Credit Commitment Amount, any outstanding Advances hereunder and participations in Letters of Credit issued hereunder and any Notes issued to it by the Borrower), to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the CRA or the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made, such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and the sole expense of the Borrower, each Lender and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Borrower with such forms, certificates or other documents as may be reasonably necessary to allow the Borrower, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 9.1(4) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the rights and benefits (including without limitation economic benefits) available to such Lender or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

(2) Any Lender (or assignee or participant permitted under Section 12.8 that is a “united states person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 12.8 hereof, as applicable) deliver to the Agent and the Borrower two properly completed and duly executed originals of Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto.

Section 12.14 Taxes and Fees

Should any tax (other than as a result of a Lender’s failure to comply with Section 12.13 or a tax based upon the net income or capitalization of any Lender or the Agent by any jurisdiction where a Lender or the Agent is or has been located), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrower agrees to pay the same, together with any interest or penalties thereon arising from the Borrower’s actions or omissions, and agrees to hold the Agent and the Lenders harmless with respect thereto provided, however, that the Borrower shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit Parties of such tax or fees. Notwithstanding the foregoing, nothing contained in this Section 12.14 shall affect or reduce the rights of any Lender or the Agent under Section 10.4 hereof. Each Credit Party will, and will cause each of its Subsidiaries to, withhold all employee withholdings and make all employer contributions to be withheld and made by it pursuant to applicable Law on account of the Canada Pension Plan and the Quebec Pension Plans, employment insurance and employee income taxes.

Section 12.15 WAIVER OF JURY TRIAL

THE LENDERS, THE AGENT AND THE BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT NOR THE BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR THE BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

Section 12.16 Patriot Act and AML Laws Notice

The Agent and the Lenders that are subject to the AML Laws and USA Patriot Act hereby notify the Credit Parties, pursuant to AML Laws and section 326 of the USA Patriot Act, that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with the Agent or any Lender, the Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Lender to comply with AML Laws and the USA Patriot Act.

Section 12.17 Complete Agreement; Conflicts

This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Requests for Swing Line Advance and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

Section 12.18 Severability

In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

Section 12.19 Table of Contents and Headings; Section References

The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

Section 12.20 Construction of Certain Provisions

If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 12.21 Independence of Covenants

Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

Section 12.22 Electronic Transmissions

(1)                                 Each of the Agent, the Credit Parties, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrower and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(2)                                 All uses of an E-System shall be governed by and subject to, in addition to Section 12.6 and this Section 12.22, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, the Credit Parties and the Lenders in connection with the use of such E-System.

(3)                                 All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agent or any of its Affiliates, nor the Borrower or any of its respective Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates, or the Borrower or any of its respective Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, the Borrower and its Subsidiaries, and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System. The Agent and the Lenders agree that the Borrower has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 12.23 Advertisements

The Agent and the Lenders may disclose the names of the Credit Parties and the existence of the Indebtedness in general advertisements and trade publications.

Section 12.24 Reliance on and Survival of Provisions

All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrower set forth in Section 12.5 hereof (together with any other indemnities of any Credit Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 11.7 hereof shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.

Section 12.25 Judgment Currency

If for the purpose of obtaining judgment in any court it is necessary to convert any amount owing or payable to the Agent or any Lender under this Agreement from the currency in which it is due (for the purposes of this Section the “Agreed Currency”) into a particular currency (for the purposes of this Section the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which the Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of the Borrower and the Guarantors in respect of any amount owing or payable under this Agreement or any other Loan Document to the Agent or any Lender in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that the Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which the Agent could so purchase is less than the amount originally due in the Agreed Currency, each Borrower shall, as a separate obligation and notwithstanding the judgment or payment, indemnify the agent or the applicable Lender against any loss.

[Signatures Follow On Succeeding Page]

The parties have executed this Agreement as of the date first set out above.

DRAGONWAVE INC., as Borrower

By:	/s/ Russell Frederick
Name:
Title:

By:
Name:
Title:

COMERICA BANK, as Administrative Agent and Lender

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Senior Vice President

By:
Name:
Title:

EXPORT DEVELOPMENT CANADA, as Lender

By:	/s/ James Babbitt
Name: James Babbitt
Title: Sr. Project

By:	/s/ Brian Reilly
Name: Brian Reilly
Title: Project Finance Manager

FIRST AMENDMENT TO THE REVOLVING CREDIT

AGREEMENT

This First Amendment to the Revolving Credit Agreement is made as of the 27th day of December, 2012, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”) and DragonWave Inc., as borrower (the “Borrower”).

RECITALS

A. The Borrower, the Agent and the Lenders entered into a revolving credit agreement made as of June 1, 2012 (as further amended, varied, supplemented, restated, renewed, replaced or otherwise modified from time to time, the “Credit Agreement”);

B. The Borrower has requested certain amendments to the Credit Agreement, and the Agent and Lenders have decided to amend certain of the provisions of the Credit Agreement to reflect such requests, but only to the extent and subject to the limitations set forth herein.

NOW THEREFORE in consideration of the promises and the mutual agreements hereinafter contained, the Borrower, the Agent and the Lenders agree as follows:

ARTICLE 1 — INTERPRETATION

Section 1.1  Definitions

Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement. References herein to “this Agreement” shall refer to this First Amendment to Amended and Restated Credit Agreement.

Section 1.2  Incorporation into Credit Agreement

The Credit Agreement and this Agreement shall henceforth be read together and shall have the effect as if all the provisions of such agreements were contained in one instrument. This Agreement shall constitute a Loan Document.

ARTICLE 2 — AMENDMENTS TO THE CREDIT AGREEMENT

Section 2.1 Amendments to Certain Defined Terms

Section 1.1 of the Credit Agreement is amended by amending and restating the following defined terms in the manner described below:

(1) The definition of “Minimum Cash Balance” is deleted in its entirety and replaced by the following:

“Minimum Cash Balance” means (i) US$7,500,000 if the aggregate principal amount of all outstanding Advances is US$15,000,000 or less, and (ii) US$15,000,000 if the aggregate principal amount of all outstanding Advances is greater than US$15,000,000, which amount shall be maintained by the Borrower in the Borrower’s Agent Account.

(2) The definition of “Net Revolving Credit Aggregate Commitment” is deleted in its entirety and replaced by the following:

“Net Revolving Credit Aggregate Commitment” shall mean an amount equal to the then applicable Availability Cap, subject to reduction or termination under Section 2.13, Section 2.14, or Section 8.2 hereof and subject to increase pursuant to Section 2.2.

(3) The definition of “Revolving Credit Aggregate Commitment” is deleted in its entirety and replaced by the following:

“Revolving Credit Aggregate Commitment” shall mean an amount equal to the then applicable Net Revolving Credit Aggregate Commitment plus Five Million Dollars (US$5,000,000), subject to reduction or termination under Section 2.13, Section 2.14 or Section 8.2 hereof and subject to increase pursuant to Section 2.2.

Section 2.2 Amendments to Add New Defined Terms

Section 1.1 of the Credit Agreement is amended by inserting the following new definitions in alphabetical order, and the definition subsections shall be renumbered accordingly (including any applicable cross-references thereto):

“Availability Cap” shall mean (i) until the Availability Cap Increase Date, US$15,000,000 and (ii) after the Availability Cap Increase Date and subject to approval by the Agent and the Lenders in their sole discretion, (x) US$30,000,000 if the Borrower’s Consolidated EBITDA, calculated for a trailing six month period as of the most recent month end, is greater than US$3,000,000 but less than US$5,500,000, and (y) US$35,000,000 if the Borrower’s Consolidated EBITDA, calculated for a trailing six month period as of the most recent month end, is greater than US$5,500,000.

“Availability Cap Increase Date” shall mean the later of (a) June 30, 2013, and (b) the date on which the Borrower demonstrates that it has achieved Consolidated EBITDA, calculated for a trailing six month period as of the most recent month end, of greater than US$3,000,000.

“Borrowing Base” shall mean, as of any date of determination thereof, an amount equal to the sum of (i) eighty percent (80%) of Eligible Accounts that are not Eligible Insured Accounts, plus (ii) ninety percent (90%) of Eligible Insured Accounts; provided that (x) the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required or permitted to be submitted hereunder, and (y) the amount determined as the Borrowing Base shall be subject to, without duplication, any reserves for contras/offsets, drop ship receivables, potential offsets due to customer deposits, discount arrangements, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the Agent (including, without limitation, any reserves established by Bank in respect of Prior Claims), at the direction or with the concurrence of the Majority Lenders from time to

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time, including, without limitation any reserves or other adjustments established by the Agent or the Majority Lenders on the basis of any subsequent collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards of the Lenders, as reasonably determined by the Agent and the Majority Lenders.

“Borrowing Base Certificate” shall mean a borrowing base certificate, in substantially the form of Exhibit G attached hereto, executed by a Responsible Officer of the Borrower.

“Borrowing Base Obligors” shall mean the Borrower, DW Corp. and DW Luxembourg, and “Borrowing Base Obligor” shall mean any of them, as the context shall indicate.

“Liquidity Ratio” shall mean, as of any date of determination thereof for any period, the sum of (i) unrestricted cash maintained in the Borrower’s Agent Account, plus (ii) eighty percent (80%) of Eligible Accounts that are not Eligible Insured Accounts, plus (iii) ninety percent (90%) of Eligible Insured Accounts divided by total Indebtedness of the Borrower owed to the Lenders.

Section 2.3 Amendments to Delete Unused Defined Terms

Section 1.1 of the Credit Agreement is amended by deleting in their entirety the definitions of “Cash Collateral Pledge Agreement”, “Collateral Coverage Certificate”, “Collateral Coverage Obligors”, “Collateral Coverage Amount”, “Collateral Coverage Ratio”, “Deficiency Amount”, “Pledged Cash Amount” and “Pledged Collateral”, and the definition subsections shall be renumbered accordingly (including any applicable cross-references thereto).

Section 2.4 Amendments to the Provision Relating to Requests for and Refundings and Conversions of Advances

Subsection 2.4(3) of the Credit Agreement is deleted in its entirety and replaced with the following:

“on the proposed date of such Revolving Credit Advance, the sum of the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances, shall not exceed the lesser of (i) the then applicable Net Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base;”

Section 2.5  Amendments to the Provision Relating to Requests for Swing Line Advances

Paragraph 2.6(3)(c) of the Credit Agreement is deleted in its entirety and replaced with the following:

“on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances requested by the Borrower on such date of determination, the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date on such date

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shall not exceed the lesser of (i) the then applicable Net Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base;”

Section 2.6 Amendments to the Provision Relating to Mandatory Prepayment of Revolving Credit Advances

(1) Subsection 2.13(1) of the Credit Agreement is deleted in its entirety and replaced with the following:

“If at any time and for any reason other than as a result of currency fluctuations the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances exceed the lesser of (i) the then applicable Net Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base, the Borrower shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent. The Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 10.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding US Base Rate Advances under the Revolving Credit, second to outstanding Canadian Prime Rate Advances under the Revolving Credit, third to Swing Line Advances carried at the US Base Rate, fourth to Eurodollar-based Advances of the Revolving Credit to, fifth to CDOR-based Advances of the Revolving Credit, and sixth to BBA LIBOR-based Advances of the Revolving Credit.”

(2) Subsection 2.13(2) of the Credit Agreement is deleted in its entirety and replaced with the following:

“If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, shall exceed 105% of the lesser of (i) the then applicable Net Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base due to currency fluctuations only, the Borrower shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent. The Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 10.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding US Base Rate Advances under the Revolving Credit, second to outstanding Canadian Prime Rate Advances under the Revolving Credit, third to Swing Line Advances carried at the US Base Rate, fourth to Eurodollar-based Advances of the Revolving Credit to, fifth to

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CDOR-based Advances of the Revolving Credit, and sixth to BBA LIBOR-based Advances of the Revolving Credit.”

Section 2.7 Amendments to the Provision Relating to Conditions to Advances

(1)                                 Section 4.1 of the Credit Agreement is amended by deleting subparagraph 4.1(3)(a)(iv) in its entirety.

(2)                                 Section 4.1 of the Credit Agreement is amended by deleting subsection 4.1(14) in its entirety.

Section 2.8 Amendments Relating to Financial Reporting

Subsection 6.2(1) of the Credit Agreement is amended by (i) deleting the words “Within ten (10) Business Days” and replacing them with the words “Within thirty (30) days” and (ii) deleting the words “Collateral Coverage Certificate” and replacing them with the words “Borrowing Base Certificate”.

Section 2.9 Amendments Relating to Financial Covenants

(1)                                 Subsection 6.12(1) of the Credit Agreement is amended by deleting the words “which shall include any amounts held by the Agent as Pledged Cash Collateral”.

(2)                                 Subsection 6.12(2) of the Credit Agreement is deleted in its entirety and replaced with the following:

“Minimum Tangible Net Worth. The Borrower shall maintain the following minimum Tangible Net Worth as set forth below:

Period	Minimum Tangible Net Worth

September 1, 2012 to February 28, 2013	$55,000,000

March 1, 2013 to May 31, 2014	$50,000,000

June 1, 2014 to the Revolving Credit Maturity Date	$55,000,000

provided that (i) Tangible Net Worth for any quarter shall increase by the aggregate of 50% of the previous quarter’s positive Consolidated Net Income, and (ii) Tangible Net Worth for any quarter shall increase by the aggregate of 50% of the amount of all of the Borrower’s Equity raises by way of public offering during such quarter. For greater certainty, any Equity issued by the Borrower to NSN as part of the NSN Transaction shall not be included for the purposes of (ii) above.”

(3)                                 Subsection 6.12(3) of the Credit Agreement is deleted in its entirety and replaced with the following:

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“Liquidity Ratio. The Borrower shall, at all times, maintain a minimum Liquidity Ratio of 1.50: 1:00.”

(4)                                 Subsection 6.12(4) of the Credit Agreement is deleted in its entirety.

Section 2.10 Amendments Relating to Negative Covenants regarding Certain Subsidiaries

Subsection 7.14(10) of the Credit Agreement is deleted in its entirety and replaced with the following:

“Neither the Borrower nor any of its Subsidiaries shall own any assets located in Israel other than (a) capital assets with a fair market value not exceeding US$1,000,000 in the aggregate or (b) inventory with a fair market value not exceeding US$4,000,000 in the aggregate, and neither the Borrower nor any of its Subsidiaries shall have or incur any liabilities arising from their activities in Israel other than leases with respect to leased premises and vehicles with obligations thereunder not to exceed US$5,000,000 in the aggregate.”

Section 2.11 Amendments to Exhibit “G”

Exhibit “G” (Form of Collateral Coverage Certificate) of the Credit Agreement is deleted in its entirety and replaced with Schedule “A” (Form of Borrowing Base Certificate) attached hereto.

Section 2.12 Amendments to Exhibit “I” — Form of Covenant Compliance Report

Exhibit “I” of the Credit Agreement is amended by:

(1)                                 replacing the term “Collateral Coverage Certificate” with the term “Borrowing Base Certificate” in row 3, column 1 of Table I. Compliance with Reporting Requirements;

(2)                                 replacing the words “Within 10 Business Days” with the words “Within 30 days” in row 3 column 2 of Table I. Compliance with Reporting Requirements; and

(3)                                 replacing the words “Collateral Coverage Ratio” with the words “Liquidity Ratio” in row 3, column 1 of Table II. Compliance with Financial Covenants.

Section 2.13 Universal Amendments

The Credit Agreement (together with all schedules and exhibits thereto) is amended by (i) deleting all instances of the words “Collateral Coverage Certificate” and replacing them with the words “Borrowing Base Certificate”, (ii) deleting all instances of the words “Collateral Coverage Obligor” and replacing them with the words “Borrowing Base Obligor”, and (iii) deleting all instances of the words “Collateral Coverage Amount” and replacing them with the words “Borrowing Base”.

Section 2.14 Termination of Cash Collateral Pledge Agreement

Effective as of the date hereof and pursuant to Section 10(d) of the Cash Collateral Pledge Agreement made as of June 1, 2012 between the Borrower and the Agent, the Cash

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Collateral Pledge Agreement is hereby terminated and is and shall be of no further force and effect.

Section 2.15 Consent to Sale of DragonWave Ltd. (Israel)

Effective as of the date hereof and in reliance on the Borrower’s representations and warranties contained herein, the Lenders and the Agent hereby consent to the proposed sale of DragonWave Corp.’s Equity Interest in DragonWave Ltd. and waive the application of the Credit Agreement or any other Loan Document which would operate to restrict such sale.

Section 2.16 Release of Share Pledge of DragonWave Ltd. (Israel)

(1)                                 Effective as of the date hereof and pursuant to Section 7.15 of the U.S. Pledge and Security Agreement between DragonWave Corp. and the Agent dated June 1, 2012, the Agent hereby releases and discharges the security interest granted by DragonWave Corp. in favour of the Agent solely with respect to 847,573 ordinary shares of DragonWave Ltd. as represented by share certificate number O-2 (the “DW Israel Shares”).

(2)                                 The release contemplated in subsection 2.16(1) hereof shall not constitute a release, discharge or waiver by the Agent of any security interest, lien, hypothec or mortgage granted by DragonWave Corp. in favour of the Agent in or over any property and assets of the Agent other than the DW Israel Shares.

ARTICLE 3 — REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties

The Borrower makes the following representations and warranties to the Agent, the Lenders, the Swing Lender and the Issuing Lenders, which representations and warranties shall be deemed to be continuing representations and warranties during the entire life of the Credit Agreement and this Agreement and which representations and warranties shall be deemed to be repeated on the date of each Request for Advance, mutatis mutandis:

(1)                                 the representations and warranties in the Credit Agreement are true and correct, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case, such representations and warranties are true as of such earlier date;

(2)                                 the execution, delivery and performance by the Borrower of this Agreement and any other document and instrument required under this Agreement is (i) within its corporate powers; (ii) has been duly authorized by all necessary or proper corporate or other action; (iii) is not in contravention of any provision of its articles, by-laws or other organizational documents; (iv) will not violate any law of any Governmental Authority; (v) does not, and will not, conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its properties is bound; (vi) will not result in the creation or imposition of any Lien upon any of its property; and (vii) does not require the consent or approval of any Governmental Authority or any other Person; and

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(3)                                 this Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

ARTICLE 4 — CONDITIONS PRECEDENT

Section 4.1  Conditions to the effectiveness of this Agreement

This Agreement shall not become effective until all of the following conditions have been satisfied or provided for in a manner satisfactory to the Agent in its sole discretion (or such earlier date as determined by the Agent in its sole discretion):

(1)                                 the Agent shall have received two originally executed copies of this Agreement;

(2)                                 the Agent shall have received two originally executed copies of a certificate of an officer of the Borrower dated as of the date hereof as to:

(a)                                 copies of the certificate or articles of incorporation, amalgamation, continuance (or similar document),

(b)                                 copies of bylaws or other constitutional documents,

(c)                                  corporate resolutions (or the equivalent) approving the transactions contemplated by this Agreement, and authorizing the execution and delivery of this Agreement,

(d)                                 the incumbency and signature of the officers or other authorized persons executing this Agreement as signatories for the Borrower, and

(e)                                  a certificate of good standing or continued existence (or the equivalent thereof) from the jurisdiction of its formation or incorporation.

(3)                                 the Agent shall have received an opinion from counsel the Borrower covering such matters as reasonably required by or otherwise reasonably satisfactory in form and substance to the Agent and Lenders;

(4)                                 the Agent shall have received a confirmation of guarantee and security from all Credit Parties;

(5)                                 pursuant to Section 2.14 of the Credit Agreement, the Agent and Lenders shall have received payment of the Revolving Credit Facility Fee, if any, accrued and unpaid as of the date of this Agreement;

(6)                                 the Borrower shall have paid all fees of the Agent and the Lenders stipulated in the amendment fee letter;

(7)                                 the Borrower shall have paid all other reasonable fees and expenses of the Agent and the Lenders incurred in connection with any of this Agreement (including, but not limited to all reasonable fees and expenses of the Agent’s counsel);

(8)                                 the Borrower shall have delivered such other documents that the Agent may reasonably request; and

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(9)                                 no Default or Event of Default shall have occurred and be then continuing.

ARTICLE 5 — MISCELLANEOUS

Section 5.1 No Other Amendments

The Credit Agreement and all of the other documents and agreements to which the Borrower is a party have not been amended or modified in any respect other than as set out in this Agreement.

Section 5.2 Reservation of Rights and Remedies

The Agent and each Lender reserves all of its rights to proceed to enforce its rights and remedies at any time and from time to time in connection with any or all Defaults or Events of Default under the Credit Agreement, the Loan Documents or any other document or agreement now existing or hereafter arising.

Section 5.3 Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect (a) the legality, validity or enforceability of the remaining provisions of this Agreement or (b) the legality, validity or enforceability of that provision in any other jurisdiction.

Section 5.4 Parties

This Agreement shall be binding upon, and inure to the benefit of, the successors of each of the Borrower, the Agent and the Lenders and the assigns, transferees and endorsees of the Agent and the Lenders. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 5.5 Further Assurances

The Borrower shall from time to time, upon every request by the Lender, make, do, execute, or cause to be made, done or executed, all such further and other lawful acts, deeds, things, devices, conveyances and assurances whatsoever in order to give effect to the provisions, purpose and intent of this Agreement and to complete the transactions contemplated by this Agreement.

Section 5.6 Survival

The representations and warranties of the Borrower in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

Section 5.7 Section Titles

The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

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Section 5.8 Governing Law

This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Section 5.9 Counterparts

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered (which may include delivery by facsimile transmission and the reproduction of signatures by facsimile transmission) will be treated as binding as if originals, and which, if taken together, shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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The parties have executed this Agreement as of the date first set out above.

DRAGONWAVE INC., as Borrower

By:	/s/ Russell Frederick
	Name:	Russell Frederick
	Title:	CFO & Director

DRAGONWAVE CORP.

By:	/s/ Russell Frederick
	Name:	Russell Frederick
	Title:	CFO & Director

COMERICA BANK, as Administrative Agent
and Lender

By:	/s/ Robert Rosen
	Name:	Robert Rosen
	Title:	Senior Vice President & Regional Managing Director

EXPORT DEVELOPMENT CANADA, as Lender

By:	/s/ Allan T. Quiz
	Name:	Allan T. Quiz
	Title:	Senior Asset Manager

By:	/s/ Richard Leong
	Name:	Richard Leong
	Title:	Asset Manager

SECOND AMENDMENT TO THE

REVOLVING CREDIT AGREEMENT

This Second Amendment to the Revolving Credit Agreement (this “Agreement”) is made as of the 31st day of May, 2013, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders “), Comerica Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”) and DragonWave Inc., as borrower (the “Borrower”).

RECITALS

(3)                                 The Borrower, the Agent and the Lenders entered into a revolving credit agreement made as of June 1, 2012 as amended by a first amendment to the revolving credit agreement dated December 27, 2012 (as further amended, varied, supplemented, restated, renewed, replaced or otherwise modified from time to time, the “Credit Agreement”);

(4)                                 The Borrower has requested certain further amendments to the Credit Agreement, and the Agent and Lenders have decided to amend certain of the provisions of the Credit Agreement to reflect such requests, but only to the extent and subject to the limitations set forth herein.

NOW THEREFORE in consideration of the promises and the mutual agreements hereinafter contained, the Borrower, the Agent and the Lenders agree as follows:

ARTICLE 1 — INTERPRETATION

Section 1.1 Definitions

Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement. References herein to “this Agreement” shall refer to this Second Amendment to the Revolving Credit Agreement.

Section 1.2 Incorporation into Credit Agreement

The Credit Agreement and this Agreement shall henceforth be read together and shall have the effect as if all the provisions of such agreements were contained in one instrument. This Agreement shall constitute a Loan Document.

ARTICLE 2 — AMENDMENTS TO THE CREDIT AGREEMENT

Section 2.1 Amendments to Certain Defined Terms

Section 1.1 of the Credit Agreement is amended by amending and restating the following defined terms in the manner described below:

(1) The definition of “Borrowing Base” is deleted in its entirety and replaced by the following:

“Borrowing Base” shall mean, as of any date of determination thereof, an amount equal to the sum of (i) eighty percent (80%) of Eligible Accounts that are not

Eligible Insured Accounts up to a maximum of US$5,000,000, plus (ii) ninety percent (90%) of Eligible Insured Accounts, plus (iii) twenty percent (20%) of Eligible Inventory up to a maximum of US$2,000,000; provided that (x) the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required or permitted to be submitted hereunder, and (y) the amount determined as the Borrowing Base shall be subject to, without duplication, any reserves for contras/offsets, drop ship receivables, potential offsets due to customer deposits, discount arrangements, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the Agent (including, without limitation, any reserves established by Bank in respect of Prior Claims), at the direction or with the concurrence of the Majority Lenders from time to time, including, without limitation any reserves or other adjustments established by the Agent or the Majority Lenders on the basis of any subsequent collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards of the Lenders, as reasonably determined by the Agent and the Majority Lenders.

(3) The definition of “LC Hedging Aggregate Sublimit” is deleted in its entirety and replaced by the following:

“LC Hedging Aggregate Sublimit” shall mean US $2,500,000, subject to reduction or termination under Section 2.13, Section 2.14, or Section 8.2 hereof.

(4) The definition of “Minimum Cash Balance” is deleted in its entirety and replaced by the following:

“Minimum Cash Balance” shall mean US$10,000,000, which amount shall be maintained by the Borrower in the Borrower’s Agent Account.

(5) The definition of “Net Revolving Credit Aggregate Commitment” is deleted in its entirety and replaced by the following:

“Net Revolving Credit Aggregate Commitment” shall mean Twenty Million Dollars (US$20,000,000), subject to reduction or termination under Section 2.13, Section 2.14, or Section 8.2 hereof and subject to increase pursuant to Section 2.2.

(6) The definition of “Revolving Credit Aggregate Commitment” is deleted in its entirety and replaced by the following:

“Revolving Credit Aggregate Commitment” shall mean an amount equal to the then applicable Net Revolving Credit Aggregate Commitment plus the LC Hedging Aggregate Sublimit, subject to reduction or termination under Section 2.13, Section 2.14 or Section 8.2 hereof and subject to increase pursuant to Section 2.2.

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Section 2.2 Amendments to Add New Defined Terms

Section 1.1 of the Credit Agreement is amended by inserting the following new definitions in alphabetical order, and the definition subsections shall be renumbered accordingly (including any applicable cross-references thereto):

“Eligible Inventory” shall mean Inventory, valued at the lower of cost or market value, of any Borrowing Base Obligor which meets each of the following requirements on the date that such Inventory is included in the applicable Borrowing Base Certificate:

(a)                                 it (i) is subject to a first priority perfected Lien in favour of the Agent and (ii) is not subject to any Liens other than Permitted Liens;

(b)                                 it is in saleable condition;

(c)                                  it is stored and held in locations owned by a Borrowing Base Obligor or, if such locations are not so owned, the Agent is in possession of a Collateral Access Agreement, Consent and Acknowledgment or other similar waiver or acknowledgment agreements, pursuant to which the applicable lessor, warehouseman, processor or bailee provides satisfactory lien waivers and access rights to the Inventory;

(d)                                 it is located in the United States or Canada or in any province or territory that has a PPSA or similar legislation under the laws of Canada;

(e)                                  it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215 or similar legislation under the applicable laws of the United States or Canada or in any state, province, territory or possession thereof;

(f)                                   (i) it is not “in transit” to any Borrowing Base Obligor and (ii) it is not held by any Borrowing Base Obligor on consignment;

(g)                                  it is not subject to any agreement which would restrict the Agent’s ability to sell or otherwise dispose of such Inventory;

(h)                                 it is not work-in-progress Inventory; and

(i)                                     the Agent shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

“Inventory” shall mean any inventory as defined under the PPSA or the UCC.

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“New Equity” shall mean cash proceeds from the issuance of the Borrower’s equity securities.

“Second Amendment Closing Date” shall mean May 31, 2013.

Section 2.3 Amendments to Delete Unused Defined Terms

Section 1.1 of the Credit Agreement is amended by deleting in their entirety the definitions of

“Availability Cap” and “Availability Cap Increase Date”, and the definition subsections shall be renumbered accordingly (including any applicable cross-references thereto).

Section 2.4 Amendments Relating to Financial Covenants

(1) Subsection 6.12(2) of the Credit Agreement is deleted in its entirety and replaced with the following:

Minimum Tangible Net Worth. The Borrower shall at all times maintain minimum Tangible Net Worth equal to US$30,000,000 provided that (i) Tangible Net Worth for any quarter shall increase by the aggregate of 50% of the previous quarter’s positive Consolidated Net Income, and (ii) Tangible Net Worth for any quarter shall increase by the aggregate of 50% of the amount of all of the Borrower’s Equity raises by way of public offering during such quarter. For greater certainty, any Equity issued by the Borrower to NSN as part of the NSN Transaction shall not be included for the purposes of (ii) above.

(2) Section 6.12 of the Credit Agreement is amended by adding new Subsection 6.12(4) as follows:

Minimum Consolidated EBITDA. Until the Borrower obtains no less than $15,000,000 in New Equity after the Second Amendment Closing Date, the Borrower shall maintain a Consolidated EBITDA calculated on a rolling three month basis during each period specified below of not less than the amount set forth below opposite the applicable period:

Period	Amount

June 30, 2013 through August 31, 2013	Negative $6,000,000

September 1, 2013 through November 30, 2013	Negative $4,000,000

(3) Section 6.12 of the Credit Agreement is amended by adding new Subsection 6.12(5) as follows:

New Equity. After the Second Amendment Closing Date but on or before August 31, 2013, the Borrower shall enter into a commitment letter or term sheet, in form and substance satisfactory to the Administrative Agent, acting reasonably, for the funding of New Equity equal to not less than a gross amount of US$15,000,000 (before deducting expenses of the offering), and the Borrower shall have received such New Equity on or

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before September 30, 2013 (provided that the September 30, 2013 deadline shall be extended to the extent required for the offering to comply with securities regulatory or stock exchange requirements including the expiry of any minimum offering period).

Section 2.5 Amendment Relating to Limitation on Capital Expenditures

Section 7.6 of the Credit Agreement is deleted in its entirety and replaced with the following:

Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for Capital Expenditures, the amount of which in any period shall not exceed the amounts set out below:

Period	Capital Expenditures

December 1, 2012 to February 28, 2013	$5,500,000

March 1, 2013 to May 31, 2013	$4,500,000

June 1, 2013 to February 28, 2014	$2,000,000

March 1, 2014 to Revolving Credit Maturity Date	$1,500,000

Section 2.6 Amendments to Exhibit “G”

Exhibit “G” (Form of Borrowing Base Certificate) of the Credit Agreement is deleted in its entirety and replaced with Schedule “A” (Form of Borrowing Base Certificate) attached hereto.

Section 2.7 Waiver

The Administrative Agent and the Lenders hereby confirm their waiver of the Borrower’s compliance with the minimum Tangible Net Worth requirement set out in Section 6.12(2) of the Credit Agreement for the period commencing February 1, 2013 to and including the date hereof.

ARTICLE 3 — REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties

The Borrower makes the following representations and warranties to the Agent, the Lenders, the Swing Lender and the Issuing Lenders, which representations and warranties shall be deemed to be continuing representations and warranties during the entire life of the Credit Agreement and this Agreement and which representations and warranties shall be deemed to be repeated on the date of each Request for Advance, mutatis mutandis:

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(1)                                 the representations and warranties in the Credit Agreement are true and correct, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case, such representations and warranties are true as of such earlier date;

(2)                                 the execution, delivery and performance by the Borrower of this Agreement and any other document and instrument required under this Agreement is (i) within its corporate powers; (ii) has been duly authorized by all necessary or proper corporate or other action; (iii) is not in contravention of any provision of its articles, by-laws or other organizational documents; (iv) will not violate any law of any Governmental Authority; (v) does not, and will not, conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its properties is bound; (vi) will not result in the creation or imposition of any Lien upon any of its property; and (vii) does not require the consent or approval of any Governmental Authority or any other Person; and

(3)                                 this Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

ARTICLE 4 — CONDITIONS PRECEDENT

Section 4.1 Conditions to the effectiveness of this Agreement

This Agreement shall not become effective until all of the following conditions have been satisfied or provided for in a manner satisfactory to the Agent in its sole discretion (or such earlier date as determined by the Agent in its sole discretion):

(1)                                 the Agent shall have received two originally executed copies of this Agreement;

(2)                                 the Agent shall have received two originally executed copies of a certificate of an officer of the Borrower dated as of the date hereof as to:

(a)                                 copies of the certificate or articles of incorporation, amalgamation, continuance (or similar document),

(b)                                 copies of bylaws or other constitutional documents,

(c)                                  corporate resolutions (or the equivalent) approving the transactions contemplated by this Agreement and authorizing the execution and delivery of this Agreement,

(d)                                 the incumbency and signature of the officers or other authorized persons executing this Agreement as signatories for the Borrower, and

(e)                                  a certificate of good standing or continued existence (or the equivalent thereof) from the jurisdiction of its formation or incorporation.

(3)                                 the Agent shall have received an opinion from counsel the Borrower covering such matters as reasonably required by or otherwise reasonably satisfactory in form and substance to the Agent and Lenders;

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(4)                                 the Agent shall have received a confirmation of guarantee and security from all Credit

Parties;

(5)                                 pursuant to Section 2.14 of the Credit Agreement, the Agent and Lenders shall have received payment of the Revolving Credit Facility Fee, if any, accrued and unpaid as of the date of this Agreement;

(6)                                 the Borrower shall have paid all fees of the Agent and the Lenders stipulated in the amendment fee letter;

(7)                                 the Borrower shall have paid all other reasonable fees and expenses of the Agent and the Lenders incurred in connection with any of this Agreement (including, but not limited to all reasonable fees and expenses of the Agent’s counsel);

(8)                                 the Borrower shall have delivered such other documents that the Agent may reasonably request; and

(9)                                 no Default or Event of Default shall have occurred and be then continuing.

ARTICLE 5 — MISCELLANEOUS

Section 5.1 No Other Amendments

The Credit Agreement and all of the other documents and agreements to which the Borrower is a party have not been amended or modified in any respect other than as set out in this Agreement.

Section 5.2 Reservation of Rights and Remedies

The Agent and each Lender reserves all of its rights to proceed to enforce its rights and remedies at any time and from time to time in connection with any or all Defaults or Events of Default under the Credit Agreement, the Loan Documents or any other document or agreement now existing or hereafter arising.

Section 5.3 Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect (a) the legality, validity or enforceability of the remaining provisions of this Agreement or (b) the legality, validity or enforceability of that provision in any other jurisdiction.

Section 5.4 Parties

This Agreement shall be binding upon, and inure to the benefit of, the successors of each of the Borrower, the Agent and the Lenders and the assigns, transferees and endorsees of the Agent and the Lenders. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

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Section 5.5 Further Assurances

The Borrower shall from time to time, upon every request by the Lender, make, do, execute, or cause to be made, done or executed, all such further and other lawful acts, deeds, things, devices, conveyances and assurances whatsoever in order to give effect to the provisions, purpose and intent of this Agreement and to complete the transactions contemplated by this Agreement.

Section 5.6 Survival

The representations and warranties of the Borrower in this Agreement shall survive the by execution, delivery and acceptance hereof the parties hereto and the closing of the transactions described herein or related hereto.

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Section 5.7 Section Titles

The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 5.8 Governing Law

This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Section 5.9 Counterparts

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered (which may include delivery by facsimile transmission and the reproduction of signatures by facsimile transmission) will be treated as binding as if originals, and which, if taken together, shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The parties have executed this Agreement as of the date first set out above.

DRAGONWAVE INC., as Borrower

By:	/s/ Russell Frederick
Name: Russell Frederick
Title: CFO

COMERICA BANK, as Administrative Agent and Lender

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Senior Vice President & Regional Managing Director

EXPORT DEVELOPMENT CANADA, as Lender

By:
Name:
Title:

By:
Name:
Title:

THIRD AMENDMENT TO THE

REVOLVING CREDIT AGREEMENT

This Third Amendment to the Revolving Credit Agreement (this “Agreement”) is made as of January 6, 2014, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”) and DragonWave Inc., as borrower (the “Borrower”).

RECITALS

(1)           The Borrower, the Agent and the Lenders entered into a revolving credit agreement made as of June 1, 2012 as amended by a first amendment to the revolving credit agreement dated December 27, 2012 and a second amendment to the revolving credit agreement dated May 31, 2013 (as further amended, varied, supplemented, restated, renewed, replaced or otherwise modified from time to time, the “Credit Agreement”);

(2)           The Borrower has requested certain further amendments to the Credit Agreement, and the Agent and Lenders have decided to amend certain of the provisions of the Credit Agreement to reflect such requests, but only to the extent and subject to the limitations set forth herein.

NOW THEREFORE in consideration of the promises and the mutual agreements hereinafter contained, the Borrower, the Agent and the Lenders agree as follows:

ARTICLE 1 — INTERPRETATION

Section 1.1 Definitions

Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement. References herein to “this Agreement” shall refer to this Third Amendment to the Revolving Credit Agreement.

Section 1.2 Incorporation into Credit Agreement

The Credit Agreement and this Agreement shall henceforth be read together and shall have the effect as if all the provisions of such agreements were contained in one instrument. This Agreement shall constitute a Loan Document.

ARTICLE 2 — AMENDMENTS TO THE CREDIT AGREEMENT

Section 2.1 Amendments to Certain Defined Terms

Section 1.1 of the Credit Agreement is amended by amending and restating the following defined terms in the manner described below:

(1)         The definition of “Borrowing Base” is amended and restated as follows:

“Borrowing Base” shall mean, as of any date of determination thereof, an amount equal to the sum of (i) eighty percent (80%) of Eligible Accounts that are not

Eligible Insured Accounts up to a maximum of US$5,000,000, plus (ii) ninety percent (90%) of Eligible Insured Accounts, plus (iii) twenty percent (20%) of Eligible Inventory up to a maximum of US$4,000,000; provided that (x) the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required or permitted to be submitted hereunder, and (y) the amount determined as the Borrowing Base shall be subject to, without duplication, any reserves for contras/offsets, drop ship receivables, potential offsets due to customer deposits, discount arrangements, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the Agent (including, without limitation, any reserves established by Bank in respect of Prior Claims), at the direction or with the concurrence of the Majority Lenders from time to time, including, without limitation any reserves or other adjustments established by the Agent or the Majority Lenders on the basis of any subsequent collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards of the Lenders, as reasonably determined by the Agent and the Majority Lenders.

(2)         Subsection (c) of the definition of “Eligible Account” is amended and restated as follows:

(c) it is evidenced by an invoice dated not later than three (3) Business Days after the date of the delivery or shipment of the related Inventory giving rise to such Account and

a.              for Eligible Insured Accounts from Reliance Jio Infocomm Ltd.: not more than three hundred and sixty (360) days have passed since the invoice corresponding to such Account was issued;

b.              for all other Eligible Insured Accounts: not more than one hundred and eighty (180) days have passed since the invoice corresponding to such Account was issued; or

c.               for all other Accounts: not more than ninety (90) days have passed since the invoice corresponding to such Account was issued;

(3)         The definition of “Eligible Insured Accounts” is amended and restated as follows:

“Eligible Insured Accounts” shall mean, without duplication, any Eligible Account that meets the criteria for an Eligible Account (other than the criterion set forth in subsection (k)(iii) of the definition of Eligible Account) of the applicable Borrowing Base Obligor that is the subject of accounts receivables insurance provided by EDC, provided that (i) the insurance policies relating to such Eligible Accounts are in form and substance acceptable to the Agent, and (ii) the proceeds of any insurance policy relating to such Eligible Accounts are assigned to the Agent; further provided that:

(i)                                     notwithstanding subsection (c) of the definition of “Eligible Accounts”, an Eligible Insured Account shall include an Account that is evidenced by an

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invoice where not more than one hundred and eighty (180) days have passed since the invoice corresponding to such Account was issued,

(ii)                                  notwithstanding subsection (f) of the definition of “Eligible Accounts”, an Eligible Insured Account shall include an Account that remains unpaid until

(A)                               for Accounts from Reliance Jio Infocomm Ltd.: three hundred and sixty (360) days after the date that the original invoice corresponding to such Account was issued or

(B)                               for all other Accounts: one hundred and eighty (180) days after the date that the original invoice corresponding to such Account was issued,

(iii)                               notwithstanding subsection (g) of the definition of “Eligible Accounts”, an Eligible Insured Account shall include Accounts from NSN that comprise an amount equal up to eighty percent (80%) of the Borrowing Base Obligors’ aggregate Eligible Accounts owing from all Account Debtors,

(iv)                              notwithstanding subsection (g) of the definition of “Eligible Accounts”, an Eligible Insured Account shall include Accounts from Sprint Corporation and its Affiliates that comprise an amount equal to up to one hundred percent (100%) of the Borrowing Base Obligors’ aggregate Eligible Accounts owing from all Account Debtors,

(v)                                 notwithstanding subsection (g) of the definition of “Eligible Accounts”, an Eligible Insured Account shall include Accounts from Reliance Jio Infocomm Ltd. that comprise an amount equal up to one hundred percent (100%) of the Borrowing Base Obligors’ aggregate Eligible Accounts owing from all Account Debtors.

(4)                                 The definition of “LC Hedging Aggregate Sublimit” is amended and restated as follows:

“LC Hedging Aggregate Sublimit” shall mean shall mean US $4,000,000, subject to reduction or termination under Section 2.13, Section 2.14 or Section 8.2 hereof.

(5) The definition of “Net Revolving Credit Aggregate Commitment” is amended and restated as follows:

“Net Revolving Credit Aggregate Commitment” shall mean Forty Million Dollars (US$40,000,000), subject to reduction or termination under Section 2.13, Section 2.14 or Section 8.2 hereof and subject to increase pursuant to Section 2.2.

(6)                                 The definition of “Revolving Credit Maturity Date” is amended and restated as follows:

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“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) June 1, 2016, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

Section 2.2 Amendments to Certain Financial Covenants

(1)                                 Subsection 6.12(2) of the Credit Agreement is amended and restated as follows:

Minimum Tangible Net Worth. The Borrower shall maintain the following minimum Tangible Net Worth as set forth below:

Minimum Tangible
Period	Net Worth
Effective Date to July 31, 2012	$70,000,000

August 1, 2012 to August 31, 2012	$65,000,000

September 1, 2012 to February 28, 2013	$55,000,000

March 1, 2013 to May 30, 2013	$50,000,000

May 31, 2013 to January 5, 2014	$30,000,000

January 6, 2014 to May 31, 2014	$36,000,000

June 1, 2014 to the Revolving Credit Maturity Date	$32,500,000

provided that (i) Tangible Net Worth for any quarter shall increase by the aggregate of 50% of the previous quarter’s positive Consolidated Net Income, and (ii) Tangible Net Worth for any quarter shall increase by the aggregate of 75% of the amount of all of the Borrower’s Equity raises by way of public offering during such quarter. For greater certainty, any Equity issued by the Borrower to NSN as part of the NSN Transaction shall not be included for the purposes of (ii) above.

(2)                                 Subsection 6.12(3) of the Credit Agreement is amended and restated as follows:

Liquidity Ratio. The Borrower shall, at all times, maintain a minimum Liquidity Ratio of 1.25: 1:00.

Section 2.3 Amendments to Certain Negative Covenants

(1)                                 Subsection 7.14(14) of the Credit Agreement is amended and restated as follows:

DragonWave HFCL India Private Ltd. shall not:

(i)                                     own any assets located in India other than (a) capital assets with a fair market value not exceeding US$3,500,000, (b) deposit accounts which shall not have a cumulative balance at any time exceeding US$3,000,000,

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and (c) Inventory with a fair market value not exceeding US$5,000,000, and

(ii)                                  have any liabilities other than leases with respect to leased premises or accounts payable to local suppliers with cumulative obligations thereunder not to exceed US$5,000,000 in the aggregate.

(2)                                 Section 7.6 of the Credit Agreement is amended and restated as follows:

Limitation on Capital Expenditures

Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for Capital Expenditures, the aggregate amount of which for any trailing six month period shall not exceed $2,000,000. For purposes of this Section 7.6, “trailing six month period” means a six month period ending with (and including) the month most recently completed.

Section 2.4 Amendment to Exhibit “G”

Exhibit “G” (Form of Borrowing Base Certificate) of the Credit Agreement is deleted in its entirety and replaced with Schedule “A” (Form of Borrowing Base Certificate) attached hereto.

ARTICLE 3 — REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties

The Borrower makes the following representations and warranties to the Agent, the Lenders, the Swing Lender and the Issuing Lenders, which representations and warranties shall be deemed to be continuing representations and warranties during the entire life of the Credit Agreement and this Agreement and which representations and warranties shall be deemed to be repeated on the date of each Request for Advance, mutatis mutandis:

(1)           the representations and warranties in the Credit Agreement are true and correct, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case, such representations and warranties are true as of such earlier date;

(2)           the execution, delivery and performance by the Borrower of this Agreement and any other document and instrument required under this Agreement is (i) within its corporate powers; (ii) has been duly authorized by all necessary or proper corporate or other action; (iii) is not in contravention of any provision of its articles, by-laws or other organizational documents; (iv) will not violate any law of any Governmental Authority; (v) does not, and will not, conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its properties is bound; (vi) will not result in the creation or imposition of any Lien upon any of its property; and (vii) does not require the consent or approval of any Governmental Authority or any other Person; and

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(3) this Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

ARTICLE 4 — CONDITIONS PRECEDENT

Section 4.1 Conditions to the effectiveness of this Agreement

This Agreement shall not become effective until all of the following conditions have been satisfied or provided for in a manner satisfactory to the Agent in its sole discretion (or such earlier date as determined by the Agent in its sole discretion):

(1)                                 the Agent shall have received two originally executed copies of this Agreement;

(2)                                 the Agent shall have received two originally executed copies of a certificate of an officer of the Borrower dated as of the date hereof as to:

(a)                                 copies of the certificate or articles of incorporation, amalgamation, continuance (or similar document),

(b)                                 copies of bylaws or other constitutional documents,

(c)                                  corporate resolutions (or the equivalent) approving the transactions contemplated by this Agreement and authorizing the execution and delivery of this Agreement,

(d)                                 the incumbency and signature of the officers or other authorized persons executing this Agreement as signatories for the Borrower, and

(e)                                  a certificate of good standing or continued existence (or the equivalent thereof) from the jurisdiction of its formation or incorporation.

(3)                                 the Agent shall have received an opinion from counsel the Borrower covering such matters as reasonably required by or otherwise reasonably satisfactory in form and substance to the Agent and Lenders;

(4)                                 the Agent shall have received a confirmation of guarantee and security from all Credit Parties;

(5)                                 pursuant to Section 2.14 of the Credit Agreement, the Agent and Lenders shall have received payment of the Revolving Credit Facility Fee, if any, accrued and unpaid as of the date of this Agreement;

(6)                                 the Borrower shall have paid all fees of the Agent and the Lenders stipulated in the amendment fee letter dated December 10, 2013;

(7)                                 the Borrower shall have paid all other reasonable fees and expenses of the Agent and the Lenders incurred in connection with any of this Agreement (including, but not limited to all reasonable fees and expenses of the Agent’s counsel);

(8)                                 the Borrower shall have delivered such other documents that the Agent may reasonably request; and

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(9)                                 no Default or Event of Default shall have occurred and be then continuing.

ARTICLE 5 — MISCELLANEOUS

Section 5.1 No Other Amendments

The Credit Agreement and all of the other documents and agreements to which the Borrower is a party have not been amended or modified in any respect other than as set out in this Agreement.

Section 5.2 Reservation of Rights and Remedies

The Agent and each Lender reserves all of its rights to proceed to enforce its rights and remedies at any time and from time to time in connection with any or all Defaults or Events of Default under the Credit Agreement, the Loan Documents or any other document or agreement now existing or hereafter arising.

Section 5.3 Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect (a) the legality, validity or enforceability of the remaining provisions of this Agreement or (b) the legality, validity or enforceability of that provision in any other jurisdiction.

Section 5.4 Parties

This Agreement shall be binding upon, and inure to the benefit of, the successors of each of the Borrower, the Agent and the Lenders and the assigns, transferees and endorsees of the Agent and the Lenders. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 5.5 Further Assurances

The Borrower shall from time to time, upon every request by the Lender, make, do, execute, or cause to be made, done or executed, all such further and other lawful acts, deeds, things, devices, conveyances and assurances whatsoever in order to give effect to the provisions, purpose and intent of this Agreement and to complete the transactions contemplated by this Agreement.

Section 5.6 Survival

The representations and warranties of the Borrower in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

Section 5.7 Section Titles

The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

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Section 5.8 Governing Law

This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Section 5.9 Counterparts

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered (which may include delivery by facsimile transmission and the reproduction of signatures by facsimile transmission) will be treated as binding as if originals, and which, if taken together, shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The parties have executed this Agreement as of the date first set out above.

DRAGONWAVE INC., as Borrower

By:	/s/ Russell Frederick
Name: Russell Frederick
Title: Chief Financial Officer

COMERICA BANK, as Administrative Agent and Lender

By:	/s/ Robert Rosen
Name: Robert Rosen
	Title:	Senior Vice President & Regional Managing Director

EXPORT DEVELOPMENT CANADA, as Lender

By:	/s/ Quynh Nguyen
Name: Quynh Nguyen
Title: Financing Manager

By:	/s/ Trevor Kuhn
Name: Trevor Kuhn
Title: Sr. Financing Manager

FOURTH AMENDMENT TO THE

REVOLVING CREDIT AGREEMENT

This Fourth Amendment to the Revolving Credit Agreement (this “Agreement”) is made as of May 13, 2014, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”) and DragonWave Inc., as borrower (the “Borrower”).

RECITALS

(1)           The Borrower, the Agent and the Lenders entered into a revolving credit agreement made as of June 1, 2012, as amended by a first amendment to the revolving credit agreement dated December 27, 2012, a second amendment to the revolving credit agreement dated May 31, 2013 and a third amendment to the revolving credit agreement dated January 6, 2014 (as further amended, varied, supplemented, restated, renewed, replaced or otherwise modified from time to time, the “Credit Agreement”);

(2)           The Borrower has requested certain further amendments to the Credit Agreement, and the Agent and Lenders have decided to amend certain of the provisions of the Credit Agreement to reflect such requests, but only to the extent and subject to the limitations set forth herein.

NOW THEREFORE in consideration of the promises and the mutual agreements hereinafter contained, the Borrower, the Agent and the Lenders agree as follows:

Article 1 — INTERPRETATION

Section 1.1 Definitions

Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement. References herein to “this Agreement” shall refer to this Fourth Amendment to the Revolving Credit Agreement.

Section 1.2 Incorporation into Credit Agreement

The Credit Agreement and this Agreement shall henceforth be read together and shall have the effect as if all the provisions of such agreements were contained in one instrument. This Agreement shall constitute a Loan Document.

Article 2 — AMENDMENTS TO THE CREDIT AGREEMENT

Section 2.1 Amendments to Certain Financial Covenant(s)

Subsection 6.12(2) of the Credit Agreement is deleted in its entirety and replaced with the following:

“Minimum Tangible Net Worth. The Borrower shall maintain the following minimum Tangible Net Worth as set forth below:

	Minimum
Period	Net Worth	Tangible
January 6, 2014 to May 31, 2014	$36,000,000

June 1, 2014 to February 28, 2015	$20,000,000

March 1, 2015 to the Revolving Credit Maturity Date	$24,000,000

provided that (i) Tangible Net Worth for any quarter shall increase by the aggregate of 50% of the previous quarter’s positive Consolidated Net Income, and (ii) Tangible Net Worth for any quarter shall increase by the aggregate of 75% of the amount of all of the Borrower’s Equity raises by way of public offering during such quarter. For greater certainty, any Equity issued by the Borrower to NSN as part of the NSN Transaction shall not be included for the purposes of (ii) above.”

Article 3 — REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties

The Borrower makes the following representations and warranties to the Agent, the Lenders, the Swing Lender and the Issuing Lenders, which representations and warranties shall be deemed to be continuing representations and warranties during the entire life of the Credit Agreement and this Agreement and which representations and warranties shall be deemed to be repeated on the date of each Request for Advance, mutatis mutandis:

(1)           the representations and warranties in the Credit Agreement are true and correct, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case, such representations and warranties are true as of such earlier date;

(2)           the execution, delivery and performance by the Borrower of this Agreement and any other document and instrument required under this Agreement is (i) within its corporate powers; (ii) has been duly authorized by all necessary or proper corporate or other action; (iii) is not in contravention of any provision of its articles, by-laws or other organizational documents; (iv)

will not violate any law of any Governmental Authority; (v) does not, and will not, conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its properties is bound; (vi) will not result in the creation or imposition of any Lien upon any of its property; and (vii) does not require the consent or approval of any Governmental Authority or any other Person; and

(3) this Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

Article 4 — CONDITIONS PRECEDENT

Section 4.1 Conditions to the effectiveness of this Agreement

This Agreement shall not become effective until all of the following conditions have been satisfied or provided for in a manner satisfactory to the Agent in its sole discretion (or such earlier date as determined by the Agent in its sole discretion):

(1)           the Agent shall have received two originally executed copies of this Agreement;

(2)           the Agent shall have received an originally executed Waiver in connection with certain existing Events of Default;

(3)           the Agent shall have received two originally executed copies of a certificate of an officer of the Borrower dated as of the date hereof as to:

a.              copies of the certificate or articles of incorporation, amalgamation, continuance (or similar document),

b.              copies of bylaws or other constitutional documents,

c.               corporate resolutions (or the equivalent) approving the transactions contemplated by this Agreement and authorizing the execution and delivery of this Agreement,

d.              the incumbency and signature of the officers or other authorized persons executing this Agreement as signatories for the Borrower, and

e.               a certificate of good standing or continued existence (or the equivalent thereof) from the jurisdiction of its formation or incorporation.

(4)           the Agent shall have received an opinion from counsel the Borrower covering such matters as reasonably required by or otherwise reasonably satisfactory in form and substance to the Agent and Lenders;

(5)           the Agent shall have received a confirmation of guarantee and security from all Credit Parties;

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(6)           pursuant to Section 2.14 of the Credit Agreement, the Agent and Lenders shall have received payment of the Revolving Credit Facility Fee, if any, accrued and unpaid as of the date of this Agreement;

(7)           the Borrower shall have paid to the Lenders an amendment fee in the amount of US$15,000 (to be divided equally between the Lenders);

(8)           the Borrower shall have paid all other reasonable fees and expenses of the Agent and the Lenders incurred in connection with any of this Agreement (including, but not limited to all reasonable fees and expenses of the Agent’s counsel);

(9)           the Borrower shall have delivered such other documents that the Agent may reasonably request; and

(10)         no Default or Event of Default shall have occurred and be then continuing.

Article 5 — MISCELLANEOUS

Section 5.1 No Other Amendments

The Credit Agreement and all of the other documents and agreements to which the Borrower is a party have not been amended or modified in any respect other than as set out in this Agreement.

Section 5.2 Reservation of Rights and Remedies

The Agent and each Lender reserves all of its rights to proceed to enforce its rights and remedies at any time and from time to time in connection with any or all Defaults or Events of Default under the Credit Agreement, the Loan Documents or any other document or agreement now existing or hereafter arising.

Section 5.3 Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect (a) the legality, validity or enforceability of the remaining provisions of this Agreement or (b) the legality, validity or enforceability of that provision in any other jurisdiction.

Section 5.4 Parties

This Agreement shall be binding upon, and inure to the benefit of, the successors of each of the Borrower, the Agent and the Lenders and the assigns, transferees and endorsees of the Agent and the Lenders. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 5.5 Further Assurances

The Borrower shall from time to time, upon every request by the Lender, make, do, execute, or cause to be made, done or executed, all such further and other lawful acts, deeds, things, devices,

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conveyances and assurances whatsoever in order to give effect to the provisions, purpose and intent of this Agreement and to complete the transactions contemplated by this Agreement.

Section 5.6 Survival

The representations and warranties of the execution, delivery and acceptance hereof transactions described herein or related hereto.

Borrower in this Agreement shall survive the by the parties hereto and the closing of the

Section 5.7 Section Titles

The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 5.8 Governing Law

This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Section 5.9 Counterparts

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered (which may include delivery by facsimile transmission and the reproduction of signatures by facsimile transmission) will be treated as binding as if originals, and which, if taken together, shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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The parties have executed this Agreement as of the date first set out above.

DRAGONWAVE INC., as Borrower

By:	/s/ Russell Frederick
Name: Russell Frederick
Title: CFO

COMERICA BANK, as Administrative Agent and Lender

By:	/s/ Bryce Aikieran
Name: Robert Rosen
Title: Vice President

EXPORT DEVELOPMENT CANADA, as Lender

By:	/s/ Maro Blondin
Name: Maro Blondin
Title: Loan Portfolio Manager

By:	/s/ Allan T. Quiz
Name: Allan T. Quiz
Title: Senior Asset Manager

FIFTH AMENDMENT TO THE

REVOLVING CREDIT AGREEMENT

This Fifth Amendment to the Revolving Credit Agreement (this “Agreement”) is made as of November 25, 2014, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”) and DragonWave Inc., as borrower (the “Borrower”).

RECITALS

(1)                                 The Borrower, the Agent and the Lenders entered into a revolving credit agreement made as of June 1, 2012, as amended by a first amendment to the revolving credit agreement dated December 27, 2012, a second amendment to the revolving credit agreement dated May 31, 2013, a third amendment to the revolving credit agreement dated January 6, 2014 and a fourth amendment to the revolving credit agreement dated May 13, 2014 (as further amended, varied, supplemented, restated, renewed, replaced or otherwise modified from time to time, the “Credit Agreement”);

(2)                                 The Borrower has requested certain further amendments to the Credit Agreement, and the Agent and Lenders have decided to amend certain of the provisions of the Credit Agreement to reflect such requests, but only to the extent and subject to the limitations set forth herein.

NOW THEREFORE in consideration of the promises and the mutual agreements hereinafter contained, the Borrower, the Agent and the Lenders agree as follows:

ARTICLE 1 — INTERPRETATION

Section 1.1  Definitions

Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement. References herein to “this Agreement” shall refer to this Fifth Amendment to the Revolving Credit Agreement.

Section 1.2  Incorporation into Credit Agreement

The Credit Agreement and this Agreement shall henceforth be read together and shall have the effect as if all the provisions of such agreements were contained in one instrument. This Agreement shall constitute a Loan Document.

ARTICLE 2 — AMENDMENTS TO THE CREDIT AGREEMENT

Section 2.1 Amendments to Certain Definition(s)

Effective as July 1, 2014, Section 1.1 of the Credit Agreement is amended by amending and restating the definition of “Tangible Net Worth” as follows:

“Tangible Net Worth” shall mean, for any period, with respect to any Person (without duplication), the aggregate sum of (a) Equity, (b) Indebtedness which is subordinate to the Obligations and (c) warrant liability, less the aggregate of goodwill and acquired intangible assets, in each case, net of amortization.

Section 2.2 Amendments to Certain Financial Covenant(s)

(1) Effective as July 1, 2014, Subsection 6.12(2) of the Credit Agreement is deleted in its entirety and replaced with the following:

Minimum Tangible Net Worth. The Borrower shall maintain at all times a minimum Tangible Net Worth of $25,000,000: provided that (i) Tangible Net Worth for any quarter shall increase by the aggregate of 50% of the previous quarter’s positive Consolidated Net Income, and (ii) Tangible Net Worth for any quarter shall increase by the aggregate of 75% of the amount of all of the Borrower’s Equity raises by way of public offering during such quarter (excluding Borrower’s Equity raise completed in August 2014). For greater certainty, any Equity issued by the Borrower to NSN as part of the NSN Transaction shall not be included for the purposes of (ii) above.

(2) Effective as July 1, 2014, Section 7.6 of the Credit Agreement is deleted in its entirety and replaced with the following:

Limitation on Capital Expenditures

Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for Capital Expenditures, the aggregate amount of which for any trailing six month period shall not exceed the following:

Period	Capital Expenditures

September 1, 2014 to February 28, 2015	$2,500,000

March 1, 2015 to Revolving Credit Maturity Date	$2,000,000

For purposes of this Section 7.6, “trailing six month period” means a six month period ending with (and including) the month most recently completed.

ARTICLE 3 — REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties

The Borrower makes the following representations and warranties to the Agent, the Lenders, the Swing Lender and the Issuing Lenders, which representations and warranties shall be deemed to be continuing representations and warranties during the entire life of the Credit Agreement and

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this Agreement and which representations and warranties shall be deemed to be repeated on the date of each Request for Advance, mutatis mutandis:

(3)                                 the representations and warranties in the Credit Agreement are true and correct, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case, such representations and warranties are true as of such earlier date;

(4)                                 the execution, delivery and performance by the Borrower of this Agreement and any other document and instrument required under this Agreement is (i) within its corporate powers; (ii) has been duly authorized by all necessary or proper corporate or other action; (iii) is not in contravention of any provision of its articles, by-laws or other organizational documents; (iv) will not violate any law of any Governmental Authority; (v) does not, and will not, conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its properties is bound; (vi) will not result in the creation or imposition of any Lien upon any of its property; and (vii) does not require the consent or approval of any Governmental Authority or any other Person; and

(5)                                 this Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

ARTICLE 4 — CONDITIONS PRECEDENT

Section 4.1  Conditions to the effectiveness of this Agreement

This Agreement shall not become effective until all of the following conditions have been satisfied or provided for in a manner satisfactory to the Agent in its sole discretion (or such earlier date as determined by the Agent in its sole discretion):

(1)                                 the Agent shall have received two originally executed copies of this Agreement;

(2)                                 the Agent shall have received two originally executed copies of a certificate of an officer of the Borrower dated as of the date hereof as to:

a.              copies of the certificate or articles of incorporation, amalgamation, continuance (or similar document),

b.              copies of bylaws or other constitutional documents,

c.               corporate resolutions (or the equivalent) approving the transactions contemplated by this Agreement and authorizing the execution and delivery of this Agreement,

d.              the incumbency and signature of the officers or other authorized persons executing this Agreement as signatories for the Borrower, and

e.               a certificate of good standing or continued existence (or the equivalent thereof) from the jurisdiction of its formation or incorporation.

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(4)                                 the Agent shall have received an opinion from counsel the Borrower covering such matters as reasonably required by or otherwise reasonably satisfactory in form and substance to the Agent and Lenders;

(5)                                 the Agent shall have received a confirmation of guarantee and security from all Credit Parties;

(6)                                 the Borrower shall have paid all other reasonable fees and expenses of the Agent and the Lenders incurred in connection with any of this Agreement (including, but not limited to all reasonable fees and expenses of the Agent’s counsel);

(7)                                 the Borrower shall have delivered such other documents that the Agent may reasonably request; and

(8)                                 no Default or Event of Default shall have occurred and be then continuing.

ARTICLE 5 — MISCELLANEOUS

Section 5.1 No Other Amendments

The Credit Agreement and all of the other documents and agreements to which the Borrower is a party have not been amended or modified in any respect other than as set out in this Agreement.

Section 5.2 Reservation of Rights and Remedies

The Agent and each Lender reserves all of its rights to proceed to enforce its rights and remedies at any time and from time to time in connection with any or all Defaults or Events of Default under the Credit Agreement, the Loan Documents or any other document or agreement now existing or hereafter arising.

Section 5.3 Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect (a) the legality, validity or enforceability of the remaining provisions of this Agreement or (b) the legality, validity or enforceability of that provision in any other jurisdiction.

Section 5.4 Parties

This Agreement shall be binding upon, and inure to the benefit of, the successors of each of the Borrower, the Agent and the Lenders and the assigns, transferees and endorsees of the Agent and the Lenders. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 5.5 Further Assurances

The Borrower shall from time to time, upon every request by the Lender, make, do, execute, or cause to be made, done or executed, all such further and other lawful acts, deeds, things, devices,

4

conveyances and assurances whatsoever in order to give effect to the provisions, purpose and intent of this Agreement and to complete the transactions contemplated by this Agreement.

Section 5.6 Survival

The representations and warranties of the execution, delivery and acceptance hereof transactions described herein or related hereto. Borrower in this Agreement shall survive the by the parties hereto and the closing of the

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Section 5.7 Section Titles

The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 5.8 Governing Law

This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Section 5.9 Counterparts

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered (which may include delivery by facsimile transmission and the reproduction of signatures by facsimile transmission) will be treated as binding as if originals, and which, if taken together, shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The parties have executed this Agreement as of the date first set out above.

DRAGONWAVE INC., as Borrower

By:
Name:
Title:

COMERICA BANK, as Administrative Agent and Lender

By:
Name:
	Title:	Senior Vice President & Regional Managing Director

EXPORT DEVELOPMENT CANADA, as Lender

By:	/s/ Richard Leong
Name: Richard Leong
Title: Asset Manager

By:	/s/ Hivda Morissette
Name: Hivda Morissette
Title: Asset Manager

SIXTH AMENDMENT TO THE

REVOLVING CREDIT AGREEMENT

This Sixth Amendment to the Revolving Credit Agreement (this “Agreement”) is made as of May 8, 2015, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”) and DragonWave Inc., as borrower (the “Borrower”).

RECITALS

(1)                                 The Borrower, the Agent and the Lenders entered into a revolving credit agreement made as of June 1, 2012, as amended by a first amendment to the revolving credit agreement dated December 27, 2012, a second amendment to the revolving credit agreement dated May 31, 2013, a third amendment to the revolving credit agreement dated January 6, 2014, a fourth amendment to the revolving credit agreement dated May 13, 2014 and a fifth amendment to the revolving credit agreement dated November 25, 2014 (as further amended, varied, supplemented, restated, renewed, replaced or otherwise modified from time to time, the “Credit Agreement”);

(2)                                 The Borrower has requested certain further amendments to the Credit Agreement, and the Agent and Lenders have decided to amend certain of the provisions of the Credit Agreement to reflect such requests, but only to the extent and subject to the limitations set forth herein.

NOW THEREFORE in consideration of the promises and the mutual agreements hereinafter contained, the Borrower, the Agent and the Lenders agree as follows:

ARTICLE 1 — INTERPRETATION

Section 1.1  Definitions

Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement. References herein to “this Agreement” shall refer to this Sixth Amendment to the Revolving Credit Agreement.

Section 1.2  Incorporation into Credit Agreement

The Credit Agreement and this Agreement shall henceforth be read together and shall have the effect as if all the provisions of such agreements were contained in one instrument. This Agreement shall constitute a Loan Document.

ARTICLE 2 — AMENDMENTS TO THE CREDIT AGREEMENT

Section 2.1 Amendments to Certain Financial Covenant(s)

(1) The definition of “Minimum Cash Balance” is deleted in its entirety and replaced by the following:

“Minimum Cash Balance” shall mean US$10,000,000, and on and after November 1, 2015, US$12,500,000, which amount shall be maintained by the Borrower in the Borrower’s Agent Account.

(2) Subsection 6.12(2) of the Credit Agreement is deleted in its entirety and replaced with the following:

(2) Minimum Tangible Net Worth. The Borrower shall maintain the following minimum Tangible Net Worth as set forth below:

Minimum Tangible
Period	Net Worth
May 8, 2015 to February 28, 2016	$22,500,000

March 1, 2016 to the Revolving Credit Maturity Date	$25,000,000

provided that (i) minimum Tangible Net Worth for any quarter shall increase by the aggregate of 50% of the previous quarter’s positive Consolidated Net Income, and (ii) minimum Tangible Net Worth for any quarter shall increase by the aggregate of 75% of the amount of all of the Borrower’s Equity raises by way of public offering during such quarter. For greater certainty, any Equity issued by the Borrower to NSN as part of the NSN Transaction shall not be included for the purposes of (ii) above.

(3) Section 7.6 of the Credit Agreement is deleted in its entirety and replaced with the following:

Limitation on Capital Expenditures

Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for Capital Expenditures, the aggregate amount of which for any trailing six month period shall not exceed the following:

Period	Capital Expenditures
March 1, 2015 to Revolving Credit Maturity Date	$2,500,000

For purposes of this Section 7.6, “trailing six month period” means a six month period ending with (and including) the month most recently completed.

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ARTICLE 3 — REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties

The Borrower makes the following representations and warranties to the Agent, the Lenders, the Swing Lender and the Issuing Lenders, which representations and warranties shall be deemed to be continuing representations and warranties during the entire life of the Credit Agreement and this Agreement and which representations and warranties shall be deemed to be repeated on the date of each Request for Advance, mutatis mutandis:

(1)                                 the representations and warranties in the Credit Agreement are true and correct, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case, such representations and warranties are true as of such earlier date;

(2)                                 the execution, delivery and performance by the Borrower of this Agreement and any other document and instrument required under this Agreement is (i) within its corporate powers; (ii) has been duly authorized by all necessary or proper corporate or other action; (iii) is not in contravention of any provision of its articles, by-laws or other organizational documents; (iv) will not violate any law of any Governmental Authority; (v) does not, and will not, conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its properties is bound; (vi) will not result in the creation or imposition of any Lien upon any of its property; and (vii) does not require the consent or approval of any Governmental Authority or any other Person; and

(3)                                 this Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

ARTICLE 4 — CONDITIONS PRECEDENT

Section 4.1  Conditions to the effectiveness of this Agreement

This Agreement shall not become effective until all of the following conditions have been satisfied or provided for in a manner satisfactory to the Agent in its sole discretion (or such earlier date as determined by the Agent in its sole discretion):

(1)                                 the Agent shall have received two originally executed copies of this Agreement;

(2)                                 the Agent shall have received two originally executed copies of a certificate of an officer of the Borrower dated as of the date hereof as to:

(a)                                 copies of the certificate or articles of incorporation, amalgamation, continuance (or similar document),

(b)                                 copies of bylaws or other constitutional documents,

(c)                                  corporate resolutions (or the equivalent) approving the transactions contemplated by this Agreement and authorizing the execution and delivery of this Agreement,

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(d)                                 the incumbency and signature of the officers or other authorized persons executing this Agreement as signatories for the Borrower, and

(e)                                  a certificate of good standing or continued existence (or the equivalent thereof) from the jurisdiction of its formation or incorporation.

(3)                                 the Agent shall have received an opinion from counsel the Borrower covering such matters as reasonably required by or otherwise reasonably satisfactory in form and substance to the Agent and Lenders;

(4)                                 the Agent shall have received a confirmation of guarantee and security from all Credit

Parties;

(5)                                 the Borrower shall have paid all other reasonable fees and expenses of the Agent and the Lenders incurred in connection with any of this Agreement (including, but not limited to all reasonable fees and expenses of the Agent’s counsel);

(6)                                 the Borrower shall have paid to each Lender an amendment fee in the amount of $7,500 ($15,000 in the aggregate for all the Lenders);

(7)                                 the Borrower shall have delivered such other documents that the Agent may reasonably request; and

(8)                                 no Default or Event of Default shall have occurred and be then continuing.

ARTICLE 5 — MISCELLANEOUS

Section 5.1 No Other Amendments

The Credit Agreement and all of the other documents and agreements to which the Borrower is a party have not been amended or modified in any respect other than as set out in this Agreement.

Section 5.2 Reservation of Rights and Remedies

The Agent and each Lender reserves all of its rights to proceed to enforce its rights and remedies at any time and from time to time in connection with any or all Defaults or Events of Default under the Credit Agreement, the Loan Documents or any other document or agreement now existing or hereafter arising.

Section 5.3 Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect (a) the legality, validity or enforceability of the remaining provisions of this Agreement or (b) the legality, validity or enforceability of that provision in any other jurisdiction.

Section 5.4 Parties

This Agreement shall be binding upon, and inure to the benefit of, the successors of each of the Borrower, the Agent and the Lenders and the assigns, transferees and endorsees of the Agent and

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the Lenders. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 5.5 Further Assurances

The Borrower shall from time to time, upon every request by the Lender, make, do, execute, or cause to be made, done or executed, all such further and other lawful acts, deeds, things, devices, conveyances and assurances whatsoever in order to give effect to the provisions, purpose and intent of this Agreement and to complete the transactions contemplated by this Agreement.

Section 5.6 Survival

The representations and warranties of the Borrower in this Agreement shall survive the by execution, delivery and acceptance hereof the parties hereto and the closing of the transactions described herein or related hereto.

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Section 5.7 Section Titles

The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 5.8 Governing Law

This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Section 5.9 Counterparts

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered (which may include delivery by facsimile transmission and the reproduction of signatures by facsimile transmission) will be treated as binding as if originals, and which, if taken together, shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The parties have executed this Agreement as of the date first set out above.

DRAGONWAVE INC., as Borrower

By:	/s/ Russell Frederick
	Name:	Russell Frederick
	Title:	CFO

COMERICA BANK, as Administrative Agent
and Lender

By:	/s/ Robert Rosen
	Name:	Robert Rosen
	Title:	Senior Vice President & Regional Managing Director

EXPORT DEVELOPMENT CANADA, as
Lender

By:	/s/ Richard Leong
	Name:	Richard Leong
	Title:	Asset Manager

By:	/s/ Trevor Mulligan
	Name:	Trevor Mulligan
	Title:	Asset Manager